Exhibit 10.1

EXECUTION VERSION

CREDIT AGREEMENT

dated as of December 14, 2020

among

TRAVELCENTERS OF AMERICA INC.,
as the Borrower,

THE LENDERS PARTY HERETO,

CITIBANK, N.A.,
as Administrative Agent

and

DELAWARE TRUST COMPANY,

as Collateral Agent

CITIBANK, N.A.,

BOFA SECURITIES, INC.,

PNC CAPITAL MARKETS LLC,

U.S. BANK NATIONAL ASSOCIATION

and

WELLS FARGO SECURITIES, LLC

as Joint Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS

Page

ARTICLE I Definitions		1

1.01	Defined Terms	1
1.02	Terms Generally	56
1.03	Effectuation of Transactions	57
1.04	Timing of Payment or Performance	57
1.05	Times of Day	57
1.06	Pro Forma and Other Calculations	57
1.07	Concurrent Incurrence of Fixed Amounts and Incurrence-Based Amounts	61
1.08	Divisions	61

ARTICLE II The Credits		61

2.01	Commitments	61
2.02	Loans and Borrowings	61
2.03	Requests for Borrowings	62
2.04	[Reserved].	63
2.05	[Reserved].	63
2.06	Funding of Borrowings	63
2.07	Interest Elections	63
2.08	Termination of Commitments	64
2.09	Repayment of Loans; Evidence of Debt	65
2.10	Repayment of Term Loans	65
2.11	Prepayment of Loans	67
2.12	Fees	69
2.13	Interest	70
2.14	Alternate Rate of Interest	70
2.15	Increased Costs	78
2.16	Break Funding Payments	79
2.17	Taxes	79
2.18	Payments Generally; Pro Rata Treatment; Sharing of Set-offs	83
2.19	Mitigation Obligations; Replacement of Lenders	84
2.20	Illegality	85
2.21	[Reserved].	85
2.22	Increase in Term Facility and New Incremental Term Facility	86
2.23	Incremental Equivalent Debt	91
2.24	Extensions of Term Loans	92
2.25	Specified Refinancing Debt	96

ARTICLE III Representations and Warranties		98

3.01	Organization; Powers	98
3.02	Authorization	98
3.03	Enforceability	98
3.04	Governmental Approvals; Third Party Consents	98
3.05	Financial Statements	99

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3.06	No Material Adverse Effect	99
3.07	Title to Properties; Possession Under Leases	99
3.08	Subsidiaries	99
3.09	Litigation; Compliance with Laws	99
3.10	Federal Reserve Regulations	100
3.11	Investment Company Act	100
3.12	Use of Proceeds	100
3.13	Taxes	100
3.14	No Material Misstatements	100
3.15	Employee Benefit Plans	100
3.16	Environmental Matters	100
3.17	Security Documents	101
3.18	Location of Real Property	101
3.19	Solvency	102
3.20	Labor Matters	102
3.21	Insurance	102
3.22	No Default	102
3.23	Intellectual Property; Licenses, Etc.	102
3.24	[Reserved]	102
3.25	USA PATRIOT Act; OFAC; Sanctions	102
3.26	Foreign Corrupt Practices Act	103

ARTICLE IV Conditions of Lending		103

4.01	Closing Date Borrowing	103
4.02	All Borrowings	106

ARTICLE V Affirmative Covenants		106

5.01	Existence; Business and Properties	106
5.02	Insurance	107
5.03	Taxes	107
5.04	Financial Statements, Reports, etc.	107
5.05	Litigation and Other Notices	109
5.06	Compliance with Laws	109
5.07	Maintaining Records; Access to Properties and Inspections	110
5.08	Use of Proceeds	110
5.09	Compliance with Environmental Laws	110
5.10	Further Assurances; Additional Security	110
5.11	Know Your Customer Requirements	111
5.12	[Reserved]	111
5.13	Post-Closing Actions	111

ARTICLE VI Negative Covenants		111

6.01	Indebtedness	111
6.02	Liens	114
6.03	Investments, Loans and Advances	118
6.04	Mergers, Consolidations and Sales of Assets	122
6.05	Dividends and Distributions	125
6.06	Transactions with Affiliates	127

6.07	Business of the Borrower and the Subsidiaries	130
6.08	Limitation on Voluntary Prepayments and Modifications of Junior Financing.	130
6.09	Fiscal Year	133
6.10	Sale and Lease-Backs	133

ARTICLE VII Events of Default		133

7.01	Events of Default	133
7.02	Treatment of Certain Payments	136

ARTICLE VIII The Agents		136

8.01	Appointment	136
8.02	Delegation of Duties	137
8.03	Exculpatory Provisions	137
8.04	Reliance by Agents	138
8.05	Notice of Default	138
8.06	Non-Reliance on Agents and Other Lenders	138
8.07	Indemnification	139
8.08	Agent in Its Individual Capacity	139
8.09	Successor Administrative Agent	140
8.10	Security Documents and Collateral Agent	140
8.11	Right to Realize on Collateral and Enforce Guarantees	140
8.12	Withholding Tax	141
8.13	Certain ERISA Matters	141

ARTICLE IX Miscellaneous		142

9.01	Notices; Communications	142
9.02	Survival of Agreement	143
9.03	Binding Effect	143
9.04	Successors and Assigns	144
9.05	Expenses; Indemnity	149
9.06	Right of Set-off	150
9.07	Applicable Law	151
9.08	Waivers; Amendment	151
9.09	Interest Rate Limitation	154
9.10	Entire Agreement	154
9.11	WAIVER OF JURY TRIAL	155
9.12	Severability	155
9.13	Counterparts; Electronic Execution of Assignments and Certain Other Documents	155
9.14	Headings	155
9.15	Jurisdiction; Consent to Service of Process	156
9.16	Confidentiality	156
9.17	Platform; Borrower Materials	157
9.18	Release of Liens and Guarantees	157
9.19	USA PATRIOT Act Notice	159
9.20	Secured Cash Management Agreements and Secured Hedging Agreements	159

9.21	Intercreditor Agreements	159
9.22	Acknowledgment and Consent to Bail-In of Affected Financial Institutions	159
9.23	Acknowledgement Regarding Any Supported QFCs	160

Exhibits and Schedules

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Administrative Questionnaire
Exhibit C	Form of Solvency Certificate
Exhibit D	Form of Borrowing Request
Exhibit E	Form of Interest Election Request
Exhibit F	Form of Permitted Loan Purchase Assignment and Acceptance
Exhibit G	Form of Non-Bank Tax Certificate

Schedule 1.01	Excluded Subsidiaries
Schedule 2.01	Commitments
Schedule 3.08	Subsidiaries
Schedule 3.18	Owned and Leased Real Property
Schedule 5.13	Post-Closing Actions
Schedule 6.01	Indebtedness
Schedule 6.02	Liens
Schedule 6.03	Investments
Schedule 9.01	Notice Information

v

CREDIT AGREEMENT, dated as of December 14, 2020 (this “Agreement”), among TRAVELCENTERS OF AMERICA INC., a Maryland corporation (together with its permitted successors and assigns, the “Borrower”), the LENDERS party hereto from time to time, CITIBANK, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) and DELAWARE TRUST COMPANY, as collateral agent for the Secured Parties (in such capacity, the “Collateral Agent”).

WHEREAS, the Borrower has requested that the Lenders extend to the Borrower Term Loans in an aggregate principal amount of $200,000,000 for general corporate purposes.

NOW, THEREFORE, the Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

1.01                 Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“ABL Agent” shall mean Wells Fargo Capital Finance, LLC, in its capacity as administrative agent and collateral agent under the ABL Credit Agreement and the other ABL Documents, together with its successors and assigns in such capacity.

“ABL Credit Agreement” shall mean the Amended and Restated Loan and Security Agreement, dated as of October 25, 2011, by and among the Loan Parties, TA West Greenwich, the ABL Agent and the Lenders (as defined therein), as amended by Amendment No. 1 to Amended and Restated Loan and Security Agreement, dated as of December 9, 2014, Amendment No. 2 to Amended and Restated Loan and Security Agreement, dated as of October 12, 2018, Amendment No. 3 to Amended and Restated Loan and Security Agreement, dated as of July 19, 2019, and Amendment No. 4 to Amended and Restated Loan and Security Agreement, dated as of the Closing Date, as the same may be further amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original administrative agent and lenders or other agents and lenders or otherwise, and whether provided under the original credit agreement or one or more other credit agreements, indentures, financing agreements or otherwise, including any agreement extending the maturity thereof, otherwise restructuring all or any portion of the Indebtedness thereunder, increasing the amount loaned or issued thereunder, altering the maturity thereof or providing for other Indebtedness), in each case as and to the extent not prohibited by the ABL/Term Intercreditor Agreement, unless such agreement, instrument or document expressly provides that it is not intended to be and is not an ABL Credit Agreement.

“ABL Documents” shall mean the ABL Credit Agreement and the other “Financing Agreements” (as defined in the ABL Credit Agreement).

“ABL Loans” has the meaning assigned to the term “Loans” in the ABL Credit Agreement.

“ABL Obligations” has the meaning assigned to the term “Obligations” in the ABL Credit Agreement.

“ABL Priority Collateral” has the meaning assigned to the term “ABL Priority Collateral” in the ABL/Term Intercreditor Agreement.

“ABL/Term Intercreditor Agreement” shall mean the Intercreditor Agreement, dated as of the Closing Date, among the Borrower, the Subsidiary Loan Parties, the Administrative Agent, the Collateral Agent, the ABL Agent and the other persons from time to time party thereto, as amended, restated, renewed, replaced, supplemented or otherwise modified from time to time.

“ABR” shall mean, for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Effective Rate in effect for such day plus 0.50%, (b) the Prime Rate in effect on such day and (c) the Adjusted LIBO Rate for a one-month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%; provided that, for the avoidance of doubt, the LIBO Rate for any day shall be based on the rate determined on such day at approximately 11:00 a.m. (London time) by reference to the ICE Benchmark Administration Interest Settlement Rates (or the successor thereto if the ICE Benchmark Administration is no longer making a LIBO Rate available) for deposits in Dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the ICE Benchmark Administration (or the successor thereto if the ICE Benchmark Administration is no longer making a LIBO Rate available) as an authorized vendor for the purpose of displaying such rates). Any change in such rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, as the case may be. If the ABR is being used as an alternate rate of interest pursuant to Section 2.14 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.14), then the ABR shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.

“ABR Borrowing” shall mean a Borrowing comprised of ABR Term Loans.

“ABR Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the ABR in accordance with the provisions of Article II.

“Additional Lender” shall mean, at any time, any bank, financial institution or other institutional lender or investor that, in any case, is not an existing Lender and to whom an assignment of Term Loans would be permitted at such time pursuant to Section 9.04, and that agrees to provide any portion of any (a) Term Facility Increase in accordance with Section 2.22, (b) Incremental Term Facility in accordance with Section 2.22, or (c) Specified Refinancing Debt in accordance with Section 2.25.

“Adjusted LIBO Rate” shall mean, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum equal to (a) the LIBO Rate in effect for such Interest Period divided by (b) one minus the Statutory Reserves applicable to such Eurocurrency Borrowing, if any; provided that, with respect to the Initial Term Loans, if the Adjusted LIBO Rate shall be less than 1.00%, such interest rate shall be deemed to be 1.00%.

“Administrative Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement, together with its successors and assigns.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit B or such other form supplied by the Administrative Agent.

“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.

“Agents” shall mean the Administrative Agent and the Collateral Agent.

“Agreement” shall have the meaning assigned to such term in the introductory paragraph of this Agreement, as may be amended, restated, supplemented or otherwise modified from time to time.

“All-in Yield” shall mean, as to any Indebtedness, the yield thereon payable to all Lenders (or other lenders, as applicable) providing such Indebtedness in the primary syndication thereof, as reasonably determined by the Administrative Agent in consultation with the Borrower, whether in the form of interest rate, margin, original issue discount, up-front fees, rate floors or otherwise; provided that (x) original issue discount and up-front fees shall be equated to interest rate assuming a 4-year life to maturity (or, if less, the stated life to maturity at the time of incurrence of the applicable Indebtedness) and (y) “All-in Yield” shall not include arrangement, commitment, underwriting, structuring, unused line, advisory, ticking or similar fees (regardless of how such fees are computed and whether shared or paid, in whole or in part, with or to any or all lenders) or consent or amendment fees or and any similar fees (regardless of how such fees are computed and whether shared or paid, in whole or in part, with or to any or all lenders) or any other fees not generally paid ratably to all lenders of such Indebtedness.

“Anti-Corruption Laws” shall have the meaning assigned to such term in Section 3.26.

“Applicable Indebtedness” shall have the meaning assigned to such term in the definition of Weighted Average Life to Maturity.

“Applicable Margin” shall mean, for any day, with respect to the Initial Term Loans, 6.00% per annum in the case of any Eurocurrency Term Loan and 5.00% per annum in the case of any ABR Term Loan (it being understood that (x) the Applicable Margin in respect of any Tranche of Extended Term Loans shall be the applicable percentages per annum set forth in the relevant Extension Amendment, (y) the Applicable Margin in respect of any Tranche of Incremental Term Loans shall be the applicable percentages per annum set forth in the relevant Incremental Amendment and (z) the Applicable Margin in respect of any Tranche of Specified Refinancing Term Loans shall be the applicable percentages per annum set forth in the relevant Refinancing Amendment).

“Applicable Premium” shall mean, with respect to the aggregate principal amount of Initial Term Loans being prepaid pursuant to Section 2.11(a) or Section 2.11(b) (in the case of Section 2.11(b), solely with respect to prepayments made with Net Proceeds described in clause (b) of the definition thereof), on any applicable prepayment date, the excess (to the extent positive) of (a) the present value at such prepayment date of (i) 100.00% of the aggregate principal amount of all such Initial Term Loans so prepaid on such date, plus (ii) all required remaining scheduled interest payments due on such prepaid Initial Term Loans to and excluding the second anniversary of the Closing Date (excluding accrued but unpaid interest to, but excluding, the prepayment date) (assuming that for such period the prepaid Initial Term Loans will bear interest based on the Adjusted LIBO Rate (or the applicable replacement index rate with respect thereto adopted pursuant to this Agreement) in effect for one-month Interest Periods as of the date of the applicable notice of prepayment (for the avoidance of doubt, subject to the interest rate “floor” set forth in the definition of Adjusted LIBO Rate)), computed using a discount rate equal to the Applicable Treasury Rate at such prepayment date plus 50 basis points, over (b) the outstanding aggregate principal amount of such Initial Term Loans so prepaid on such applicable prepayment date, in each case, as calculated in a manner that is reasonably agreed between the Administrative Agent and the Borrower.

“Applicable Treasury Rate” shall mean the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days (but not more than five Business Days) prior to the prepayment date (or, if such statistical release is not so published or available, any publicly available source of similar market data selected by the Borrower in good faith)) most nearly equal to the period from the prepayment date to the second anniversary of the Closing Date; provided, however, that if the period from the prepayment date to the second anniversary of the Closing Date is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Applicable Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to such applicable date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Approved Fund” shall have the meaning assigned to such term in Section 9.04(b)(ii).

“Arrangers” shall mean Citibank, N.A. (or an Affiliate thereof), BofA Securities, Inc., PNC Capital Markets LLC, U.S. Bank National Association and Wells Fargo Securities, LLC in their capacities as joint lead arrangers and joint bookrunners.

“Asset Sale” shall mean any Disposition (whether in a single transaction or a series of related transactions) (including any sale and leaseback of assets, any lease of Real Property and any disposition of property to a Divided LLC or Divided LP pursuant to an LLC Division or LP Division, respectively, or any allocation of assets to any Series LLC or Series LP) to any person of, any asset or assets of the Borrower or any Subsidiary.

“Assignee” shall have the meaning assigned to such term in Section 9.04(b)(i).

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an Assignee, and accepted by the Administrative Agent and the Borrower (if required by Section 9.04), in the form of Exhibit A or such other form (including electronic documentation generated by use of an electronic platform) as shall be approved by the Administrative Agent and reasonably satisfactory to the Borrower.

“Assignor” shall have the meaning assigned to such term in Section 9.04(h).

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” shall mean (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” shall have the meaning assigned to such term in Section 9.23.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” shall mean, as to any person, the board of directors or other governing body of such person.

“Borrower” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Borrower Materials” shall have the meaning assigned to such term in Section 9.17(a).

“Borrowing” shall mean a group of Loans of a single Type and made on a single date and, in the case of Eurocurrency Term Loans, as to which a single Interest Period is in effect.

“Borrowing Minimum” shall mean $5,000,000.

“Borrowing Multiple” shall mean $1,000,000.

“Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit D or another form approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent).

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurocurrency Term Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in Dollars in the London interbank market.

“Capital Expenditures” shall mean, for any person in respect of any period, the aggregate of all expenditures incurred by such person during such period that, in accordance with GAAP, are or should be included in “additions to property, plant or equipment” or similar items reflected in the statement of cash flows of such person.

“Capital Stock” shall mean (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights, or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited), and (iv) any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person (it being understood and agreed, for the avoidance of doubt, that “cash-settled phantom appreciation programs” in connection with employee benefits that do not require a dividend or distribution shall not constitute Capital Stock).

“Capitalized Lease Obligations” shall mean, at the time any determination thereof is to be made, the amount of the liability in respect of a Finance Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP; provided, that Capitalized Lease Obligations shall, for the avoidance of doubt, exclude all Non-Finance Lease Obligations.

“Capitalized Software Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by the Borrower and its Subsidiaries during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of the Borrower and its Subsidiaries.

“Cash Equivalents” shall mean:

(1)       Dollars;

(2)       Euros, Yen, Canadian Dollars, Sterling or any national currency of any participating member state of the EMU;

(3)       readily marketable direct obligations issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 12 months or less from the date of acquisition;

(4)       certificates of deposit, time deposits and eurocurrency or eurodollar time deposits with maturities of three years or less from the date of acquisition, demand deposits, bankers’ acceptances with maturities not exceeding three years and overnight bank deposits, in each case with any domestic or foreign commercial bank having capital and surplus of not less than $500,000,000 in the case of U.S. banks and $100,000,000 (or the Dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(5)       repurchase obligations for underlying securities of the types described in clauses (3) and (4) above or clauses (7) and (8) below entered into with any financial institution or recognized securities dealer meeting the qualifications specified in clause (4) above;

(6)       commercial paper and variable or fixed rate notes rated at least P-1 by Moody’s or at least A-1 by S&P (or, if at any time neither Moody’s nor S&P is rating such obligations, an equivalent rating from another Rating Agency selected by the Borrower) and in each case maturing within 12 months after the date of acquisition thereof;

(7)       marketable short-term money market and similar liquid funds having a rating of at least P-1 or A-1 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P is rating such obligations, an equivalent rating from another Rating Agency selected by the Borrower);

(8)       securities issued or directly and fully and unconditionally guaranteed by any state, commonwealth or territory of the United States or any political subdivision or taxing authority of any such state, commonwealth or territory or any public instrumentality thereof having maturities of not more than 12 months from the date of acquisition thereof;

(9)         readily marketable direct obligations issued or directly and fully and unconditionally guaranteed by any foreign government or any political subdivision or public instrumentality thereof, in each case having an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P is rating such obligations, an equivalent rating from another Rating Agency selected by the Borrower) with maturities of 12 months or less from the date of acquisition;

(10)       Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P is rating such obligations, an equivalent rating from another Rating Agency selected by the Borrower);

(11)       investment funds investing substantially all of their assets in securities of the types described in clauses (1) through (10) above; and

(12)       credit card receivables and debit card receivables so long as same are payable by a financial institution and are considered “cash equivalents” in accordance with GAAP and are so reflected on the applicable Group Member’s balance sheet.

In the case of Investments by any Foreign Subsidiary or Investments made in a country outside the United States of America, Cash Equivalents will also include (i) investments of the type and maturity described in clauses (1) through (12) above of foreign obligors, which investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (ii) other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (1) through (12) and in this paragraph.

Notwithstanding the foregoing, Cash Equivalents will include amounts denominated in currencies other than those set forth in clauses (1) and (2) above, provided that such amounts, except amounts used to pay non-Dollar denominated obligations of the Borrower or any Subsidiary in the ordinary course of business, are expected by the Borrower to be converted into any currency listed in clause (1) or (2) above as promptly as practicable and in any event are so converted within ten (10) Business Days following the receipt of such amounts.

“Cash Management Agreement” shall mean any agreement to provide to the Borrower or any Subsidiary cash management services for collections, treasury management services (including controlled disbursement, overdraft, automated clearing house fund transfer services, return items and interstate depository network services), any demand deposit, payroll, trust or operating account relationships, commercial credit cards, merchant card, purchase or debit cards, credit or debit cards, credit card processing services, non-card e-payables services, and other cash management services, including electronic funds transfer services, lockbox services, stop payment services and wire transfer services.

“Cash Management Bank” shall mean (i) any person that at the time it enters into a Cash Management Agreement, is a Lender or an Agent or an Affiliate or branch of a Lender or an Agent or (ii) any other person from time to time designated in writing by the Borrower and approved in writing by the Administrative Agent (which approval shall not be unreasonably withheld, conditioned or delayed), in each case, in its capacity as a party to such Cash Management Agreement; provided that no such person shall be considered a Cash Management Bank or a Secured Party until such time as it shall have delivered written notice to the Administrative Agent that such person is a Cash Management Bank and a Secured Party.

“CFC” shall mean a “controlled foreign corporation” within the meaning of Section 957(a) of the Code.

“Change in Control” shall mean an event or series of events by which:

(a)          any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding (x) any employee benefit plan of such person or its Subsidiaries and any person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan and (y) any Holding Company) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of fifty percent (50%) or more of the total voting power of the Voting Stock of the Borrower, in each case, other than in connection with any transaction or series of transactions in which the Borrower shall become the Wholly Owned Subsidiary of a Holding Company;

(b)          The RMR Group LLC (or any Affiliate thereof) ceases to provide management services to the Borrower pursuant to the Shared Services Agreement; or

(c)          a “change of control” or similar provision under any agreement or instrument evidencing any Material Indebtedness of the Borrower or any Subsidiary has occurred obligating the Borrower or any Subsidiary to repurchase, redeem, repay or convert into cash all or any part of the Indebtedness provided for therein.

provided that notwithstanding anything to the contrary in this definition or any provision of the Exchange Act, (A) a person or group shall be deemed not to beneficially own securities subject to an equity or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the securities in connection with the transactions contemplated by such agreement, (B) if any group includes any Holding Company, the issued and outstanding Equity Interests of the Borrower, directly or indirectly owned by any Holding Company that is part of such group shall not be treated as being beneficially owned by such group or any other member of such group for purposes of this definition and (C) a person or group will be deemed not to beneficially own the Equity Interests of another person as a result of its ownership of Equity Interests or other securities of such other person’s parent (or related contractual rights) unless it owns 50% or more of the total voting power of the Voting Stock of such person’s parent.

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change in law, treaty, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender (or, for purposes of Section 2.15(b), by any Lending Office of such Lender or by such Lender’s holding company, if any) with any written request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date; provided, however, that notwithstanding anything herein to the contrary, (x) all requests, rules, guidelines or directives under or issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act, all interpretations and applications thereof and any compliance by a Lender with any request or directive relating thereto and (y) all requests, rules, guidelines or directives promulgated under or in connection with, all interpretations and applications of, or any compliance by a Lender with any request or directive relating to International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of America or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case under clauses (x) and (y) be deemed to be a “Change in Law”.

“Charge” shall mean any charge, expense, cost, accrual or reserve of any kind.

“Closing Date” shall mean December 14, 2020.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collateral” shall mean all the “Collateral” as defined in any Security Document and shall also include all other property that is subject to any Lien in favor of the Collateral Agent or any Subagent for the benefit of the Secured Parties pursuant to any Security Document.

“Collateral Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement, together with its successors and permitted assigns.

“Collateral Agent Fee Letter” shall mean that certain letter agreement, dated December 14, 2020, by and between the Borrower and the Collateral Agent.

“Collateral and Guarantee Requirement” shall mean the requirement that (in each case subject to Section 5.10):

(a)                on the Closing Date, (i) the Collateral Agent shall have received from the Borrower and each Subsidiary Loan Party, a counterpart of the Security Agreement and (ii) the Administrative Agent shall have received from each Subsidiary Loan Party, a counterpart of the Subsidiary Guarantee Agreement, in each case duly executed and delivered on behalf of such person;

(b)                on the Closing Date, (i) all outstanding Equity Interests directly owned by the Loan Parties, other than Excluded Securities and other Equity Interests constituting Excluded Assets, shall have been pledged on a first-priority basis (subject to any non-consensual Permitted Liens) to the Collateral Agent pursuant to the Security Agreement, and (ii) the Collateral Agent shall have received certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer (if any) with respect thereto endorsed in blank;

(c)                on the Closing Date, except to the extent otherwise provided hereunder or under any Security Document, the Loan Obligations and the Guarantees under the Subsidiary Guarantee Agreement shall have been secured by a perfected security interest in substantially all tangible and intangible assets of the Borrower and each Subsidiary Loan Party (including, without limitation, accounts receivable, inventory, equipment, investment property, Intellectual Property, intercompany receivables and other general intangibles (including contract rights), and proceeds of the foregoing) other than Excluded Assets, in each case, with the priority required by the ABL/Term Intercreditor Agreement and the Security Documents;

(d)                in the case of any person that becomes a Subsidiary Loan Party after the Closing Date, (i) the Collateral Agent shall have received a supplement to the Security Agreement and (ii) the Administrative Agent shall have received a supplement to the Subsidiary Guarantee Agreement, in each case, duly executed and delivered on behalf of such Subsidiary Loan Party; and

(e)                after the Closing Date, (x) all outstanding Equity Interests of any person that becomes a Subsidiary Loan Party after the Closing Date and (y) all Equity Interests directly acquired by the Borrower or a Subsidiary Loan Party after the Closing Date, in each case, other than Excluded Securities and other Equity Interests constituting Excluded Assets, shall have been pledged pursuant to the Security Agreement, together with stock powers or other instruments of transfer (if any) with respect thereto endorsed in blank; and

(f)                 after the Closing Date, except to the extent otherwise provided hereunder or under any Security Document, the Loan Obligations and the Guarantees under the Subsidiary Guarantee Agreement of any person that becomes a Subsidiary Loan Party after the Closing Date shall have been secured by a perfected security interest in substantially all tangible and intangible assets of such Subsidiary Loan Party (including, without limitation, accounts receivable, inventory, equipment, investment property, Intellectual Property, intercompany receivables and other general intangibles (including contract rights), and proceeds of the foregoing) other than Excluded Assets, in each case, with the priority required by the ABL/Term Intercreditor Agreement and the Security Documents.

Notwithstanding the foregoing and any other provision of the Loan Documents, (a) no actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction shall be required in order to create any security interests in any Collateral or to perfect any security interest in such Collateral, including any intellectual property registered in any non-U.S. jurisdiction (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction or any requirement to make any filings in any foreign jurisdiction, including with respect to foreign intellectual property) and (b) other than in respect of certain material debt owing to the Loan Parties (if applicable) and certificated Equity Interests owned by a Loan Party that are required to be pledged, perfection by “control” shall not be required with respect to any Collateral and there shall be no requirement to enter into any control agreement with respect to any deposit account, securities account or commodities account or contract.

“Commitment” shall mean, with respect to any Lender, such Lender’s Term Loan Commitment.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Debt” at any date shall mean the sum of (without duplication) the aggregate principal amount of all Indebtedness (for the avoidance of doubt, other than obligations under Hedging Agreements and letters of credit or bank guarantees, to the extent undrawn) consisting of Indebtedness for borrowed money of the Borrower and the Subsidiaries determined on a consolidated basis on such date in accordance with GAAP.

“Consolidated Depreciation and Amortization Expense” means, with respect to the Borrower and its Subsidiaries for any period, the total amount of depreciation and amortization expense of the Borrower and its Subsidiaries, including the amortization of intangible assets, deferred financing fees, debt issuance costs, commissions, fees and expenses and the amortization of Capitalized Software Expenditures of the Borrower and its Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated First Lien Secured Debt” at any date shall mean Consolidated Debt as of such date that is secured by a Lien on the Collateral on a first priority basis (but without regard to the control of remedies). For the avoidance of doubt, any Indebtedness under the ABL Credit Agreement shall constitute Consolidated First Lien Secured Debt.

“Consolidated Interest Expense” shall mean, with respect to the Borrower and its Subsidiaries for any period, the sum of (without duplication) (a) consolidated total interest expense of the Borrower and its Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation (and without duplication), amortization of any debt issuance cost and/or original issue discount, any premium paid to obtain payment, financial assurance or similar bonds, any interest capitalized during construction, any non-cash interest payment, the interest component of any deferred payment obligation, the interest component of any payment under any Capitalized Lease Obligation (regardless of whether accounted for as interest expense under GAAP), any commission, discount and/or other fee or Charge owed with respect to any letter of credit and/or bankers’ acceptance, any fee and/or expense paid to the Administrative Agent or the Collateral Agent in connection with its services hereunder, any other bank, administrative agency (or trustee) and/or financing fee and any cost associated with any surety bond in connection with financing activities (whether amortized or immediately expensed)), plus (b) any cash dividend paid or payable in respect of Disqualified Stock during such period other than to the Borrower or any of its Subsidiaries, plus (c) any net losses or obligations arising from any interest rate Hedging Agreement and/or other interest rate derivative financial instrument issued by the Borrower or any of its Subsidiaries for the benefit of the Borrower or its Subsidiaries, in each case determined on a consolidated basis for such period. For purposes of this definition, interest in respect of any Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” shall mean, with respect to any person, for any period, the Net Income (or loss) of such person and its subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding (and excluding the effect of), without duplication:

(a)       the income (or loss) of Unrestricted Subsidiaries and, solely for the purpose of determining Excess Cash Flow, any person (other than a subsidiary of the subject person) accounted for by the equity method of accounting, in each case, except to the extent of dividends or distributions or other payments that are actually paid in Cash Equivalents to the subject person or a subsidiary thereof, whether paid in respect of income, return of capital or dividend for such period or any prior periods,

(b)       any gain or Charge attributable to any asset disposition (including asset retirement costs and including abandonments of assets) or of returned surplus assets outside the ordinary course of business,

(c)       any gain or Charge from (A) any extraordinary item (as determined in good faith by such person) and/or (B) any nonrecurring or unusual item (as determined in good faith by such person),

(d)       any write-off or amortization made of any deferred financing cost and/or premium paid or other Charge, in each case attributable to the early extinguishment of Indebtedness (and the termination of any associated Hedging Agreement),

(e)       (i) any Charge incurred as a result of, in connection with or pursuant to any management equity plan, profits interest or stock option plan or any other management or employee benefit plan or agreement, any pension plan (including any post-employment benefit scheme which has been agreed with the relevant pension trustee), any stock subscription or shareholder agreement, any employee benefit trust, any employment benefit scheme or any similar equity plan or agreement (including any deferred compensation arrangement) and (ii) any Charge incurred in connection with the rollover, acceleration or payout of Equity Interests held by management of the Borrower and/or any Subsidiary, in each case, to the extent that any cash Charge is funded with net cash proceeds contributed to the relevant person as a capital contribution or as a result of the sale or issuance of Qualified Equity Interests,

(f)       any Charge that is established, adjusted and/or incurred, as applicable, or that is required to be so established, adjusted or incurred, as applicable, (i) as a result of an Investment or any other acquisition or the Transactions, in each case in accordance with GAAP or (ii) as a result of any change in, or the adoption or modification of, accounting principles and/or policies in accordance with GAAP,

(g)       (A) the effects of adjustments (including the effects of such adjustments pushed down to the relevant person and its subsidiaries) in component amounts required or permitted by GAAP (including in the inventory, property and equipment, leases, rights fee arrangements, software, goodwill, intangible asset, in-process research and development, deferred revenue, advanced billing and debt line items thereof), resulting from the application of purchase accounting in relation to any consummated acquisition or recapitalization accounting or the amortization or write-off of any amounts thereof, net of Taxes, and (B) the cumulative effect of changes in, or the adoption or modification of, accounting principles or policies made in such period in accordance with GAAP which affect Consolidated Net Income,

(h)       solely for the purpose of calculating Excess Cash Flow, the income or loss of any person accrued prior to the date on which such person becomes a subsidiary of such person or is merged into or consolidated with such person or any subsidiary of such person or the date that such other person’s assets are acquired by such person or any subsidiary of such person,

(i)       (i) any unrealized gain or loss in respect of (x) any obligation under any Hedging Agreement as determined in accordance with GAAP and/or (y) any other derivative instrument pursuant to, in the case of this clause (y), Financial Accounting Standards Board’s Accounting Standards Codification No. 815-Derivatives and Hedging, (ii) any realized or unrealized foreign currency exchange gain or loss (including any currency re-measurement of Indebtedness, any net gain or loss resulting from Hedging Agreements for currency exchange risk resulting from any intercompany Indebtedness, any foreign currency translation or transaction or any other currency-related risk),

(j)       purchase price holdbacks, earn-outs and other contingent consideration obligations (including to the extent accounted for as bonuses, compensation or otherwise (and including deferred performance incentives in connection with Permitted Acquisitions or other Investments permitted hereunder whether or not a service component is required from the transferor or its related party)) and, in each case, adjustments thereof and purchase price adjustments,

(k)       any adjustments resulting from the application of Accounting Standards Codification Topic No. 460, Guarantees, or any comparable regulation, and

(l)        solely for the purpose of determining Excess Cash Flow, the Net Income for such period of any subsidiary (other than any Loan Party) to the extent that the declaration or payment of dividends or similar distributions by that subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that subsidiary or its equityholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived (or the Borrower reasonably believes such restriction could be waived and is using commercially reasonable efforts to pursue such waiver); provided that Consolidated Net Income of a person will be increased by the amount of dividends or other distributions or other payments actually paid in Cash Equivalents to such person or a subsidiary thereof in respect of such period, to the extent not already included therein.

In addition, to the extent not already included in the Consolidated Net Income of such person and its subsidiaries, Consolidated Net Income will include the amount of proceeds received or receivable from business interruption insurance, the amount of any Charges incurred by such person or its subsidiaries during such period that are, directly or indirectly, reimbursed or reimbursable by a third party, and amounts that are covered by indemnification or other reimbursement provisions in connection with any acquisition, Investment or any sale, conveyance, transfer or other disposition of assets permitted hereunder; provided that such amounts are actually received or reimbursed within 365 days (with a deduction for any amounts included in Consolidated Net Income to the extent not actually received or reimbursed within 365 days).

“Consolidated Total Assets” shall mean, as of any date of determination, the total assets of the Borrower and the Subsidiaries without giving effect to any impairment or amortization of the amount of intangible assets since the Closing Date, determined on a consolidated basis in accordance with GAAP, as set forth on the consolidated balance sheet of the Borrower as of the last day of the fiscal quarter most recently ended for which financial statements have been (or were required to be) delivered pursuant to Section 4.01(g), 5.04(a) or 5.04(b), as applicable, calculated on a pro forma basis after giving effect to any acquisition or Disposition of a person or assets that may have occurred on or after the last day of such fiscal quarter.

“Contingent Obligations” shall mean, with respect to any person, any obligation of such person guaranteeing any leases, dividends, or other payment obligations that do not constitute Indebtedness (“primary obligations”) of any other person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (a) for the purchase or payment of any such primary obligation or (b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or (iii) to purchase property, securities, or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.

“Covered Entity” shall have the meaning assigned to such term in Section 9.23.

“Covered Party” shall have the meaning assigned to such term in Section 9.23.

“Credit Agreement Refinanced Debt” has the meaning specified in the definition of “Credit Agreement Refinancing Indebtedness”.

“Credit Agreement Refinancing Indebtedness” shall mean any (a) Permitted Pari Passu Secured Refinancing Debt, (b) Permitted Junior Refinancing Debt or (c) other Indebtedness incurred (in the case of this clause (c)) pursuant to a Refinancing Amendment, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) to Refinance, in whole or part, any Tranche of existing Loans (“Credit Agreement Refinanced Debt”); provided that (i) such Credit Agreement Refinancing Indebtedness is in an original aggregate outstanding principal amount (or accreted value, if applicable) not greater than the aggregate outstanding principal amount (or accreted value, if applicable) of the Credit Agreement Refinanced Debt plus an amount equal to unpaid accrued interest, fees and premium (including tender premium) and penalties (if any) thereon plus upfront fees and original issue discount and other reasonable and customary fees and expenses incurred or paid in connection with such Refinancing, (ii) such Indebtedness shall have a maturity date that is no earlier than the maturity date of the applicable Credit Agreement Refinanced Debt and a Weighted Average Life to Maturity equal to or greater than the applicable Credit Agreement Refinanced Debt as of the date that such Credit Agreement Refinancing Indebtedness is incurred, (iii) the terms and conditions of such Indebtedness (excluding, for the avoidance of doubt, interest rates (including through fixed interest rates), interest margins, rate floors, fees, funding discounts, original issue discounts and prepayment or redemption premiums and terms) are, when taken as a whole, (x) substantially identical to or (y) not materially more favorable to the lenders or holders providing such Indebtedness, in the reasonable good faith judgment of the Borrower, than those applicable to the Credit Agreement Refinanced Debt when taken as a whole or as otherwise reasonably satisfactory to the Administrative Agent (other than covenants or other provisions applicable only to periods after the Latest Maturity Date of the outstanding Term Loans at the time of incurrence, issuance or obtainment of such Credit Agreement Refinancing Indebtedness) (it being understood that such Credit Agreement Refinancing Indebtedness shall not include any additional financial maintenance covenants, unless (i) such additional financial maintenance covenant is applicable only to periods after the Latest Maturity Date at the time of incurrence, issuance or obtainment of such Credit Agreement Refinancing Indebtedness or (ii) such additional financial maintenance covenant is also added for the benefit of any corresponding then outstanding Tranche of Term Loans), (iv) the terms of such Credit Agreement Refinancing Indebtedness in the form of notes do not provide for any amortization or any mandatory redemption or prepayment provisions or rights prior to the Latest Maturity Date in effect at the time of the issuance thereof (other than customary prepayments, repurchases or redemptions or offers to prepay, redeem or repurchase or mandatory prepayments upon a change of control, fundamental change, asset sale or casualty or condemnation event, and customary acceleration rights after an event of default, which shall be on no greater than a pro rata basis with other Indebtedness secured on a pari passu basis with such Credit Agreement Refinancing Indebtedness in the case of an asset sale or casualty or condemnation event), (v) if the Credit Agreement Refinanced Debt is subordinated in right of security to the Loans, then such Credit Agreement Refinancing Indebtedness shall be subordinated in right of security to the Loans on the same basis or shall be unsecured, (vi) if the Credit Agreement Refinanced Debt is subordinated in right of payment to the Loans, then such Credit Agreement Refinancing Indebtedness shall be subordinated in right of payment to the Loans on the same basis or be unsecured and junior in right of payment to the Loans, (vii) if the Credit Agreement Refinanced Debt is unsecured, then such Credit Agreement Refinancing Indebtedness shall be unsecured, (viii) any mandatory prepayments of (I) Permitted Junior Refinancing Debt may not be made except to the extent that such prepayments are not prohibited hereunder and to the extent required hereunder or pursuant to the terms of any Permitted Pari Passu Secured Refinancing Debt, first made or offered to the holders of the Term Loans and any such Permitted Pari Passu Secured Refinancing Debt and (II) Permitted Pari Passu Secured Refinancing Debt in respect of events described in Section 2.11(b) and (c) (in the case of Section 2.11(b), solely with respect mandatory prepayments on account of a Prepayment Event) may be made on a pro rata basis or less than a pro rata basis (but not greater than a pro rata basis) with the Term Loans, (ix) such Credit Agreement Refinanced Debt shall be repaid, defeased or satisfied and discharged, all accrued interest, fees and premiums (if any) in connection therewith shall be paid in full and all unutilized commitments thereunder shall be terminated, substantially concurrently with the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained, (x) such Credit Agreement Refinancing Indebtedness shall not be secured by Liens on any assets that are not Collateral and (xi) such Credit Agreement Refinancing Indebtedness shall have no borrowers or guarantors other than the Loan Parties.

“Cumulative Credit” shall mean, at any date, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to, without duplication:

(a)       the greater of $25,000,000 and 25% of EBITDA of the Borrower and its Subsidiaries calculated on a pro forma basis for the then most recently ended Test Period, plus

(b)       the Retained Excess Cash Flow Amount, plus

(c)       the aggregate amount of any Declined Proceeds, plus

(d)       the aggregate amount of contributions as common equity to the capital of the Borrower and the amount of net cash proceeds from the sale or issuance of Equity Interests of the Borrower (other than (i) Disqualified Stock or (ii) to the extent such amounts have both increased another basket hereunder and have been previously utilized under such basket) received by the Borrower after the Closing Date and on or prior to such time, plus

(e)       the net cash proceeds of issuances or incurrences of Indebtedness or Disqualified Stock after the Closing Date of the Borrower or any Subsidiary owed or issued, as applicable, to a person other than the Borrower or any Subsidiary which shall have been subsequently exchanged for or converted into Equity Interests of the Borrower (other than (i) Disqualified Stock or (ii) to the extent such amounts have both increased another basket hereunder and have been previously utilized under such basket), plus

(f)       the net cash proceeds of any Dispositions of Investments made pursuant to Section 6.03(e)(Y) after the Closing Date prior to such time, plus

(g)       an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale or other disposition, repayments, repurchases, redemptions, income and similar amounts) actually received by the Borrower or any Subsidiary in respect of any Investments made pursuant to Section 6.03(e)(Y) after the Closing Date prior to such time, but excluding any return, profit, distribution or similar amount paid by an Unrestricted Subsidiary to the Borrower or any Subsidiary in respect of the payment of any Tax liability of such Unrestricted Subsidiary, plus

(h)       the Investments of the Borrower or any Subsidiary made pursuant to Section 6.03(e)(Y) after the Closing Date prior to such time in any Unrestricted Subsidiary that has been re-designated as a Subsidiary or that has been merged or consolidated with or into the Borrower or any Subsidiary (up to the lesser of (x) the fair market value (as determined in good faith by the Borrower) of the Investments of the Borrower or any Subsidiary in such Unrestricted Subsidiary at the time of such re-designation or merger or consolidation and (y) the fair market value (as determined in good faith by the Borrower) of the original Investments by the Borrower or any Subsidiary in such Unrestricted Subsidiary), plus

(i)       the fair market value (as determined in good faith by the Borrower) of any assets of any Unrestricted Subsidiary that have been transferred to the Borrower or any Subsidiary after the Closing Date prior to such time, minus

(j)       any amounts thereof used to make Investments pursuant to Section 6.03(e)(Y) after the Closing Date prior to such time, minus

(k)       any amounts thereof used to make Restricted Payments pursuant to Section 6.05(b) after the Closing Date prior to such time, minus

(l)       any amount thereof used to make payments or distributions in respect of Junior Financings pursuant to Section 6.08(a)(i)(III).

“Current Assets” shall mean, as at any date of determination, the total assets of the Borrower and the Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding Cash Equivalents, amounts related to current or deferred Taxes based on income or profits, assets held for sale, loans (permitted) to third parties, pension assets, deferred bank fees and derivative financial instruments, and excluding the effects of adjustments pursuant to GAAP resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to any consummated acquisition.

“Current Liabilities” shall mean, as at any date of determination, the total liabilities of the Borrower and the Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding (A) the current portion of any Funded Debt, (B) the current portion of interest, (C) accruals for current or deferred Taxes based on income or profits, (D) accruals of any costs or expenses related to restructuring reserves or severance, (E) ABL Loans under the ABL Credit Agreement or any other revolving loans, swingline loans and letter of credit obligations under any other revolving credit facility, (F) the current portion of any Capitalized Lease Obligation, (G) deferred revenue arising from cash receipts that are earmarked for specific projects, (H) liabilities in respect of unpaid earn-outs, (I) the current portion of any other long-term liabilities, (J) accrued litigation settlement costs, (K) any liabilities in respect of Hedging Agreements, and, furthermore, excluding the effects of adjustments pursuant to GAAP resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to any consummated acquisition, (L) management fees payable, (M) non-cash compensation costs and expenses and (N) any other liabilities that are not Indebtedness and will not be settled in Cash Equivalents during the next succeeding twelve month period after such date.

“Debtor Relief Laws” shall mean the U.S. Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States of America or other applicable jurisdictions from time to time in effect.

“Declined Proceeds” shall have the meaning assigned to such term in Section 2.10(c).

“Declining Lender” shall have the meaning assigned to such term in Section 2.10(c).

“Default” shall mean any event or condition that upon notice, lapse of time or both would constitute an Event of Default.

“Default Right” shall have the meaning assigned to such term in Section 9.23.

“Designated Non-Cash Consideration” shall mean the fair market value (as determined in good faith by the Borrower) of non-cash consideration received by the Borrower or one of its Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Borrower, setting forth such valuation, less the amount of Cash Equivalents received in connection with a subsequent disposition of, or other receipt of Cash Equivalents in respect of, such Designated Non-Cash Consideration.

“Designation Date” shall have the meaning assigned to such term in Section 2.24(f).

“Discharge” means, with respect to any Indebtedness, the repayment, prepayment, repurchase (including pursuant to an offer to purchase), redemption, defeasance or other discharge of such Indebtedness, in any such case in whole or in part.

“Dispose” or “Disposed of” shall mean to convey, sell, lease, sell and leaseback, assign, farm-out, transfer or otherwise dispose of any property, business or asset (including to dispose of any property, business or asset to a Divided LLC or a Divided LP pursuant to an LLC Division or LP Division, as applicable). The term “Disposition” shall have a correlative meaning to the foregoing.

“Disqualified Stock” shall mean, with respect to any person, any Equity Interests of such person that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests and cash in lieu of fractional shares), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control, fundamental change, asset sale or casualty event so long as any rights of the holders thereof upon the occurrence of a change of control, fundamental change, asset sale or casualty event shall be subject to the occurrence of the Termination Date), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests and cash in lieu of fractional shares), in whole or in part (except as a result of a change of control, fundamental change, asset sale or casualty event so long as any rights of the holders thereof upon the occurrence of a change of control, fundamental change, asset sale or casualty event shall be subject to the occurrence of the Termination Date), (c) in the case of Equity Interests of the Borrower, provides for the payment of dividends in cash that are scheduled as of the issuance of such Equity Interests or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Stock, in each case, prior to the date that is ninety-one (91) days after the Latest Maturity Date in effect at the time of issuance thereof (provided that only the portion of the Equity Interests that so mature or are mandatorily redeemable, are so convertible or exchangeable or are so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock). Notwithstanding the foregoing: (i) any Equity Interests issued to any employee or to any plan for the benefit of employees of the Borrower or the Subsidiaries or by any such plan to such employees shall not constitute Disqualified Stock solely because they may be required to be repurchased by the Borrower in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability and (ii) any class of Equity Interests of such person that by its terms authorizes such person to satisfy its obligations thereunder by delivery of Equity Interests that are not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Divided LLC” shall mean a limited liability company which has been formed upon the consummation of an LLC Division.

“Divided LP” shall mean a limited partnership which has been formed upon the consummation of an LP Division.

“Dollars” or “$” shall mean lawful money of the United States of America.

“Domestic Subsidiary” shall mean any Subsidiary that is not a Foreign Subsidiary.

“EBITDA” shall mean, with respect to the Borrower and its Subsidiaries for any period, the Consolidated Net Income of the Borrower and its Subsidiaries for such period:

(1)	increased (without duplication) by the following, in each case (other than clauses (f)(z), (h), (k) and (p)) to the extent deducted (and not added back) in determining Consolidated Net Income for such period:

(a)	Consolidated Interest Expense for such period; plus

(b)	provision for taxes based on income, profits, revenue or capital, including federal, foreign and state income, franchise, excise, value added and similar taxes, property taxes and similar taxes, and foreign withholding taxes paid or accrued during such period (including any future taxes or other levies that replace or are intended to be in lieu of such taxes, and any penalties and interest related to taxes or arising from tax examinations) and the net tax expense associated with any adjustments made pursuant to the definition of “Consolidated Net Income”; plus

(c)	(i) Consolidated Depreciation and Amortization Expense for such period, (ii) all impairment Charges and (iii) all asset write-offs and/or write-downs; plus

(d)	any other non-cash Charges, expenses or losses, including, any non-cash expense relating to the vesting of warrants, non-cash contributions or accruals to or with respect to pension plans, deferred profit sharing or compensation plans, non-cash compensation charges, non-cash translation loss, non-cash asset retirement costs and any write offs, write downs, expenses, losses, or items (provided that if any such non-cash Charges represent an accrual or reserve for potential cash items in any future period, (1) the Borrower may determine not to add back such non-cash Charge in the current period and (2) to the extent the Borrower does decide to add back such non-cash Charge, the cash payment in respect thereof in such future period shall be deducted from EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(e)	minority interest expense, the amount of any non-controlling interest consisting of income attributable to non-controlling interests of third parties in any non-Wholly Owned Subsidiary, excluding cash distributions in respect thereof, and the amount of any reductions in arriving at Consolidated Net Income resulting from the application of Accounting Standards Codification Topic No. 810, Consolidation; plus

(f)	(x) the amount of board of director fees and management, monitoring, consulting, transaction and advisory fees and related indemnities and expenses (including reimbursements) and payments made by the Borrower for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, (y) the amount of payments made to optionholders of the Borrower in connection with, or as a result of, any distribution being made to equityholders of the Borrower, which payments are being made to compensate such optionholders as though they were equityholders at the time of, and entitled to share in, such distribution, in each case to the extent permitted hereunder and (z) any payments in the nature of compensation or expense reimbursement made to independent board members of the Borrower or any of its Subsidiaries; plus

(g)	[reserved]; plus

(h)	cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing EBITDA or Consolidated Net Income in any prior period to the extent non-cash gains relating to such income were deducted in the calculation of EBITDA pursuant to clause (2) below for any previous period and not added back; plus

(i)	(a) any non-cash compensation Charge and/or any other non-cash Charge arising from the granting of any stock option or similar arrangement (including any profits interest), the granting of any stock appreciation right and/or similar arrangement (including any repricing, amendment, modification, substitution or change of any such stock option, stock appreciation right, profits interest or similar arrangement), (b) noncash compensation expense resulting from the application of Accounting Standards Codification Topic No. 718, Compensation—Stock Compensation or Accounting Standards Codification Topic 505-50, Equity-Based Payments to Non-Employees, and (c) any income (loss) attributable to deferred compensation plans or trusts; plus

(j)	any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of FASB Accounting Standards Codification Topic 715—Compensation—Retirement Benefits, and any other items of a similar nature; plus

(k)	the amount of “run-rate” cost savings, synergies (other than revenue synergies), operating expense reductions (including the termination, abandonment or discontinuance of operations and product lines) and operating improvements related to mergers and other business combinations, acquisitions, divestitures, dispositions or other Specified Transactions, restructurings, cost savings initiatives, operational changes and other initiatives (including, in each case, as a result of acquisitions occurring, or committed to, prior to the Closing Date) that are projected by the Borrower in good faith to result from actions either taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Borrower) no later than 12 months after such merger or other business combination, acquisition, divestiture, disposition or other Specified Transaction, restructuring, cost savings initiative, operational change or other initiative is consummated (or undertaken or implemented prior to consummation of the acquisition or other applicable transaction), in each case, calculated (1) on a pro forma basis as though such cost savings, synergies, operating expense reductions or operating improvements had been realized on the first day of such period and (2) net of the amount of actual benefits realized from such actions during such period (it is understood and agreed that “run-rate” means the full recurring benefit that is associated with any action taken or with respect to which substantial steps have been taken or are expected to be taken, whether prior to or following the Closing Date) (which adjustments may be incremental to (but not duplicative of) pro forma cost savings, synergies, operating expense reductions and operating improvement adjustments made pursuant to Section 1.06); provided that such cost savings, synergies, operating expense reductions and operating improvements are reasonably identifiable and factually supportable as certified in a certificate of a Financial Officer of the Borrower; provided, further that the aggregate amount of such “run-rate” cost savings, synergies, operating expense reductions and operating improvements added back pursuant to this clause (k) in any Test Period, together with the amount of any increase for such Test Period in EBITDA as a result of any “run-rate” cost savings, synergies, operating expense reductions and operating improvements pursuant to Section 1.06(c), shall not exceed 25% of EBITDA of the Borrower and its Subsidiaries, calculated prior to giving effect to all such add-backs, adjustments and increases, for such Test Period on a pro forma basis; plus

(l)	(A) Transaction Expenses or (B) Charges incurred in connection with any transaction undertaken on, after or prior to the Closing Date (in each case, regardless of whether or not successful or consummated), and whether or not permitted under this Agreement, including any incurrence, issuance or offering of Equity Interests or Indebtedness (including such Charges related to the syndication, incurrence or amendment of the ABL Credit Agreement and the syndication and incurrence of any Loans), any Investment, any acquisition, any Asset Sale, any disposition, any recapitalization, any merger, consolidation or amalgamation, any option buyout or any repayment, redemption, refinancing, amendment or modification of Indebtedness (including any amendment or other modification of the ABL Documents, the Unsecured Bonds, other securities and any Loans) (including any amortization or write-off of debt issuance or deferred financing costs, premiums and prepayment penalties) or any similar transaction (including, for the avoidance of doubt, the effects of expensing all transaction related expenses in accordance with Accounting Standards Codification Topic No. 805, Business Combinations); plus

(m)	any Charge attributable to the undertaking and/or implementation of cost savings initiatives, cost rationalization programs, operating expense reductions, operating improvements and/or other synergies and similar initiatives, any integration or transition (including duplicative running costs), any reconstruction, decommissioning, recommissioning or reconfiguration of facilities and fixed assets for alternative uses, any Charges related to the integration, consolidation, facility opening and/or pre-opening of facilities and fixed assets (including unused warehouse space costs), inventory optimization program and/or any curtailment, any business optimization Charge (including costs and expenses relating to business optimization programs), any restructuring and integration Charge (including any Charge relating to any Tax restructuring) and any Charge related to acquisitions and adjustments to existing reserves, in each case, whether or not classified as such under GAAP, any Charge relating to the closure, consolidation or reconfiguration of any facility (including but not limited to severance, rent termination costs, moving costs and legal costs), software development costs, any systems implementation and upgrade Charge, any Charge relating to entry into a new market, any Charge relating to any strategic initiative (including the implantation of operation or reporting systems or technology initiatives), any one-time compensation, executive recruiting or consulting Charge, any signing Charge, any retention or completion bonus, severance payments, any expansion and/or relocation Charge, any Charge associated with any curtailments and modifications to any pension plan or post-retirement employee benefit plan (including any settlement of pension liabilities and Charges resulting from changes in estimates, valuations and judgments), any Charge associated with new systems design, retention Charges, any system establishment or implementation Charge and/or any project startup Charge, any upfront contract rebates and fees paid to customers, any litigation and settlement fees, costs and expenses, transition Charges and duplicative running Charges, contract termination costs, Charges incurred in connection with non-ordinary course product and intellectual property development, and Charges incurred in connection with acquisitions (or purchases of assets) prior to or after the Closing Date (including integration costs); plus

(n)	any net loss from any disposed, abandoned, divested and/or discontinued asset, property or operation (other than (x) in the ordinary course of business (as determined in good faith by such person) and (y) at the option of the Borrower, any asset, property or operation held for sale or pending the disposal, abandonment, divestiture and/or termination thereof) for such period; plus

(o)	payments by the Borrower and the Subsidiaries paid or accrued during such period in respect of purchase price holdbacks, earn-outs and other contingent obligations and long-term liabilities of the Borrower and the Restricted Subsidiaries (other than Indebtedness); plus

(p)	(i) any adjustments set forth in the Information Memorandum and (ii) any adjustments in compliance with Regulation S-X of the SEC; and

(2)	decreased (without duplication) by the following, in each case to the extent included in determining Consolidated Net Income for such period:

(a)	any non-cash gain for such period (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income or EBITDA in any prior period other than any such accrual or reserve that has been added back to Consolidated Net Income in calculating EBITDA in accordance with this definition); provided that if any non-cash income or non-cash gain represents an accrual or deferred income in respect of potential cash items in any future period, the Borrower may determine not to deduct the relevant non-cash gain or income in the then-current period,

(b)	the amount of any non-controlling interest consisting of loss attributable to non-controlling interests of third parties in any non-Wholly Owned Subsidiary added to (and not deducted from) Consolidated Net Income in such period,

(c)	any net income from any disposed, abandoned, divested and/or discontinued asset, property or operation (other than (x) in the ordinary course of business (as determined in good faith by such person) and (y) at the option of the Borrower, any asset, property or operation held for sale or pending the disposal, abandonment, divestiture and/or termination thereof) for such period, and

(d)	the amount of any bio-fuel tax credit for such period.

Notwithstanding anything to the contrary contained herein, for purposes of determining EBITDA under this Agreement for any period that includes any of the fiscal quarters ended December 31, 2019, March 31, 2020, June 30, 2020 and September 30, 2020, EBITDA for each such fiscal quarter shall be deemed to be $19,861,000, $10,317,000, $38,083,000 and $41,467,000, respectively (the “Deemed EBITDA Numbers”), in each case, as may be subject to add-backs and adjustments (without duplication) pursuant to the definition of “EBITDA” and appropriate exclusions in the definition of “Consolidated Net Income” (for the avoidance of doubt, without duplication of add-backs, adjustments and exclusions already incorporated in arriving at such Deemed EBITDA Numbers) and Section 1.06 for the applicable period. For the avoidance of doubt, EBITDA shall be calculated, including pro forma adjustments, in accordance with Section 1.06.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Environment” shall mean ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources such as flora and fauna, the workplace or as otherwise defined in any Environmental Law.

“Environmental Laws” shall mean all applicable laws (including common law), rules, regulations, codes, ordinances, orders, binding agreements, decrees, judgments or other legally binding requirements, of or entered into by or with any Governmental Authority, regulating, relating to or imposing liability or standards of conduct concerning pollution, preservation, protection or reclamation of the Environment, the generation, use, transport, management, treatment, storage, handling, labeling, Release or threatened Release of, or exposure to, any Hazardous Material or to public or employee health and safety matters.

“Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of investigation, remediation, fines, penalties, attorney or consultant fees or indemnities) resulting from or based upon (a) non-compliance with any Environmental Law or any Environmental Permit, (b) exposure to any Hazardous Materials, (c) generation, use, handling, transportation, storage, treatment, Release or threatened Release of any Hazardous Materials, (d) any investigation, remediation, removal, clean-up or monitoring required under Environmental Laws or required by a Governmental Authority (including without limitation Governmental Authority oversight costs that the party conducting the investigation, remediation, removal, clean-up or monitoring is required to reimburse) or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permits” shall mean any and all permits, licenses, approvals, registrations, notifications, exemptions, identification numbers and other authorizations from any Governmental Authority required under Environmental Law.

“Equity Interests” of any person shall mean any and all shares, interests, rights to purchase or otherwise acquire, warrants, options, participations or other equivalents of or interests in (however designated) equity or ownership of such person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time and any final regulations promulgated and the rulings issued thereunder.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any Reportable Event with respect to a Plan; (b) with respect to any Plan, the failure to satisfy the minimum funding standard under Sections 412 or 430 of the Code or Sections 302 or 303 of ERISA, whether or not waived; (c) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (d) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (e) the incurrence by the Borrower, a Subsidiary or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (f) the receipt by the Borrower, a Subsidiary or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (g) the incurrence by the Borrower, a Subsidiary or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (h) the receipt by the Borrower, a Subsidiary or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower, a Subsidiary or any ERISA Affiliate of any notice, concerning the impending imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA, or in “endangered” or “critical” status, within the meaning of Section 432 of the Code or Section 305 of ERISA; (i) the conditions for imposition of a lien under Section 303(k) of ERISA or Section 430(k) of the Code shall have been met with respect to any Plan; or (j) the withdrawal of any of the Borrower, a Subsidiary or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA.

“Escrowed Proceeds” shall mean the proceeds from the offering of any debt securities or other Indebtedness paid into an escrow account with an independent escrow agent on the date of the applicable offering or incurrence pursuant to escrow arrangements that permit the release of amounts on deposit in such escrow account upon satisfaction of certain conditions or the occurrence of certain events. The term “Escrowed Proceeds” shall include any interest earned on the amounts held in escrow.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurocurrency Borrowing” shall mean a Borrowing comprised of Eurocurrency Term Loans.

“Eurocurrency Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article II.

“Event of Default” shall have the meaning assigned to such term in Section 7.01.

“Excess Cash Flow” shall mean, with respect to the Borrower and its Subsidiaries for any period, an amount equal to the excess of:

(1)   the sum, without duplication, of:

(a)       Consolidated Net Income of the Borrower and its Subsidiaries for such period,

(b)       an amount equal to the amount of all non-cash Charges (including depreciation and amortization) for such period to the extent deducted in arriving at such Consolidated Net Income, but excluding any such non-cash Charges representing an accrual or reserve for potential cash items in any future period and excluding amortization of a prepaid cash item that was paid in a prior period,

(c)       decreases in Working Capital (except as a result of the reclassification of items from short-term to long-term or vice versa), in each case, for such period (other than any such decreases or increases, as applicable, arising from acquisitions or dispositions outside the ordinary course of assets by the Borrower or any Subsidiary during such period or the application of recapitalization or purchase accounting),

(d)       [reserved];

(e)       the amount deducted as tax expense in determining Consolidated Net Income to the extent in excess of the sum of cash taxes paid in such period, and

(f)       cash receipts in respect of Hedging Agreements during such fiscal year to the extent not otherwise included in such Consolidated Net Income; over

(2)   the sum, without duplication, of:

(a)       an amount equal to the amount of all non-cash credits (including, to the extent constituting non-cash credits, amortization of deferred revenue acquired as a result of any Permitted Acquisition or other investment permitted hereunder) included in arriving at such Consolidated Net Income (but excluding any non-cash credit to the extent representing the reversal of an accrual or reserve described in clause (1)(b) above) and all cash losses, Charges (including any reserves or accruals for potential cash charges in any future period), expenses, costs and fees excluded by virtue of the definition of “Consolidated Net Income,”

(b)       without duplication of amounts deducted pursuant to clause (k) below in prior fiscal years, the amount of Capital Expenditures, Capitalized Software Expenditures or acquisitions of intellectual property accrued or made in cash during such period, in each case except to the extent financed with the proceeds of Funded Debt (other than any intercompany Indebtedness or any Indebtedness under the ABL Credit Agreement or any other revolving credit facilities) of the Borrower or any Subsidiary (unless such Indebtedness has been repaid),

(c)       the aggregate amount of all principal payments of Indebtedness of the Borrower and the Subsidiaries (including (i) the principal component of mandatory or scheduled payments in respect of Capitalized Lease Obligations, (ii) all scheduled principal repayments of Loans, Incremental Equivalent Debt, Permitted Ratio Debt and Credit Agreement Refinancing Indebtedness (or any Indebtedness representing Refinancing Indebtedness of any of the foregoing in accordance with the corresponding provisions of the governing documentation thereof), the ABL Loans, the Unsecured Bonds and any other Indebtedness outstanding pursuant to Section 6.01 (or any Indebtedness representing Refinancing Indebtedness of any of the foregoing in accordance with the corresponding provisions of the governing documentation thereof), in each case to the extent such payments are permitted hereunder and actually made and (iii) the amount of any scheduled repayment of Term Loans pursuant to Section 2.10 or any mandatory prepayment of Term Loans pursuant to Section 2.11(b) on account of a Prepayment Event (or any Indebtedness representing Refinancing Indebtedness in respect thereof in accordance with the corresponding provisions of the governing documentation thereof), and any mandatory discharge of (I) Incremental Equivalent Debt, Permitted Ratio Debt, or Credit Agreement Refinancing Indebtedness (or any Indebtedness representing Refinancing Indebtedness of any of the foregoing in accordance with the corresponding provisions of the governing documentation thereof) and (II) any other Indebtedness outstanding pursuant to Section 6.01 (or any Indebtedness representing Refinancing Indebtedness in respect thereof in accordance with the corresponding provisions of the governing documentation thereof), pursuant to the corresponding provisions of the governing documentation thereof, in each case, to the extent required due to an Asset Sale (or other disposition) or casualty event that resulted in an increase to Consolidated Net Income for such period and not in excess of the amount of such increase, but excluding (x) all other prepayments of Initial Term Loans incurred on the Closing Date (or any other Term Loans that are secured on a pari passu basis with the Initial Term Loans incurred on the Closing Date (but without regard to the control of remedies)), (y) all prepayments of ABL Loans and all prepayments in respect of any other revolving credit facility, except to the extent there is an equivalent permanent reduction in commitments thereunder and (z) payments on any Junior Financing, except in each case to the extent permitted to be paid pursuant to Section 6.08) made during such period, in each case, except to the extent financed with the proceeds of Funded Debt (other than any intercompany Indebtedness or any Indebtedness under the ABL Credit Agreement or any other revolving credit facilities) of the Borrower or any Subsidiary (unless such Indebtedness has been repaid),

(d)       an amount equal to the aggregate net non-cash gain on dispositions outside the ordinary course of business by the Borrower or any Subsidiary during such period to the extent included in arriving at such Consolidated Net Income;

(e)       increases in Working Capital (except as a result of the reclassification of items from short-term to long-term or vice versa) and, without duplication, increases in long-term accounts receivable and decreases in the long-term portion of deferred revenue (except as a result of the reclassification of items from short-term to long-term or vice versa), in each case, for such period (other than any such increases or decreases, as applicable, arising from acquisitions or dispositions outside the ordinary course by the Borrower or any Subsidiary during such period or the application of recapitalization or purchase accounting),

(f)       cash payments by the Borrower and the Subsidiaries during such period in respect of long-term liabilities of the Borrower and the Subsidiaries (other than Indebtedness) to the extent such payments are not expensed during such period or are not deducted in calculating Consolidated Net Income, except to the extent such payments were financed with the proceeds of Funded Debt (other than any intercompany Indebtedness or any Indebtedness under the ABL Credit Agreement or any other revolving credit facilities) of the Borrower or any Subsidiary (unless such Indebtedness has been repaid) (which amounts, to the extent expensed in a future period, shall be included in the calculation of Excess Cash Flow for the period in which they are expensed (without duplication of any amounts included under clause (1) above)),

(g)       without duplication of amounts deducted pursuant to clause (k) below in prior fiscal years, the amount of cash consideration paid by the Borrower and the Subsidiaries (on a consolidated basis) in connection with investments made during such period (including Permitted Acquisitions and investments made pursuant to Section 6.03, but excluding Investments in Cash Equivalents), except to the extent such investments were financed with the proceeds of Funded Debt (other than any intercompany Indebtedness or any Indebtedness under the ABL Credit Agreement or any other revolving credit facilities) of the Borrower or any Subsidiary (unless such Indebtedness has been repaid),

(h)       the amount of Restricted Payments paid in cash during such period, except to the extent such Restricted Payments were financed with the proceeds of Funded Debt (other than any intercompany Indebtedness or any Indebtedness under the ABL Credit Agreement or any other revolving credit facilities) of the Borrower or any Subsidiary (unless such Indebtedness has been repaid),

(i)       the aggregate amount of expenditures (including expenditures for the payment of financing fees) paid in cash during such period to the extent that such expenditures are not expensed during such period or are not deducted in calculating Consolidated Net Income (excluding expenditures specifically excluded pursuant to any other part of this clause (2) of this definition), except to the extent such expenditures were financed with the proceeds of Funded Debt (other than any intercompany Indebtedness or any Indebtedness under the ABL Credit Agreement or any other revolving credit facilities) of the Borrower or any Subsidiary (unless such Indebtedness has been repaid) (which amounts, to the extent expensed in a future period, shall be included in the calculation of Excess Cash Flow for the period in which they are expensed (without duplication of any amounts included under clause (1) above)),

(j)       the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and the Subsidiaries during such period that are made in connection with any prepayment or redemption of Indebtedness to the extent (x) such premium, make-whole or penalty payments were not expensed during such period or are not deducted in calculating Consolidated Net Income and (y) such prepayments or redemptions reduced Excess Cash Flow pursuant to clause (2)(c) above or reduced the mandatory prepayment required by Section 2.11(c), except to the extent such payments were financed with the proceeds of Funded Debt (other than any intercompany Indebtedness or any Indebtedness under the ABL Credit Agreement or any other revolving credit facilities) of the Borrower or any Subsidiary (unless such Indebtedness has been repaid),

(k)       without duplication of amounts deducted from Excess Cash Flow in other periods, and at the option of the Borrower, (1) the aggregate consideration required to be paid in cash by the Borrower or any of its Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period and (2) any planned or budgeted cash expenditures by the Borrower or any of its Subsidiaries (the “Planned Expenditures”), in the case of each of the preceding clauses (1) and (2), relating to Permitted Acquisitions or other investments, Capital Expenditures, acquisitions of intellectual property or any scheduled payment of Indebtedness that was permitted by the terms of this Agreement to be incurred and paid, in each case, to be consummated or made, as applicable, during the period of four consecutive fiscal quarters of the Borrower following the end of such period (except to the extent financed with the proceeds of Funded Debt (other than any intercompany Indebtedness or any Indebtedness under the ABL Credit Agreement or any other revolving credit facilities)of the Borrower or any Subsidiary (unless such Indebtedness has been repaid)); provided that to the extent that the aggregate amount (excluding in each case any amount financed with the proceeds of Funded Debt (other than any intercompany Indebtedness or any Indebtedness under the ABL Credit Agreement or any other revolving credit facilities) of the Borrower or any Subsidiary (unless such Indebtedness has been repaid)) of such Permitted Acquisitions or other investments, Capital Expenditures, acquisitions of intellectual property or permitted scheduled payments of Indebtedness that were permitted by the terms of this Agreement to be incurred and paid during such following period of four consecutive fiscal quarters is less than the Contract Consideration and Planned Expenditures (excluding in each case any amount financed with the proceeds of Funded Debt (other than any intercompany Indebtedness or any Indebtedness under the ABL Credit Agreement or any other revolving credit facilities) of the Borrower or any Subsidiary (unless such Indebtedness has been repaid)), the amount of such shortfall shall be added to the calculation of Excess Cash Flow, at the end of such period of four consecutive fiscal quarters,

(l)       the amount of cash taxes (including penalties and interest) paid or tax reserves set aside or payable (without duplication) in such period, to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period,

(m)       cash expenditures in respect of Hedging Agreements during such fiscal year to the extent not deducted in arriving at such Consolidated Net Income, and

(n)       payments during such period in respect of purchase price holdbacks, earn-outs and other contingent obligations and long-term liabilities of the Borrower and the Restricted Subsidiaries (other than Indebtedness), to the extent not already deducted from Consolidated Net Income.

“Excess Cash Flow Period” shall mean each fiscal year of the Borrower, commencing with the fiscal year of the Borrower ending in December 2021.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Assets” shall have the meaning assigned to such term in the Security Agreement.

“Excluded Indebtedness” shall mean all Indebtedness permitted to be incurred under Section 6.01 other than any Credit Agreement Refinancing Indebtedness and any Specified Refinancing Debt.

“Excluded Securities” shall mean any of the following:

(a)       any Equity Interests with respect to which the Administrative Agent and the Borrower reasonably agree that the cost or other consequences of pledging such Equity Interests in favor of the Secured Parties under the Security Documents are likely to be excessive in relation to the value to be afforded thereby;

(b)       any Equity Interests to the extent the pledge thereof would be prohibited by any Requirement of Law after giving effect to the anti-non-assignment provisions of the Uniform Commercial Code of any applicable jurisdiction;

(c)       any Equity Interests of any person that is not a Wholly Owned Subsidiary;

(d)       any Equity Interests of a joint venture to the extent (A) that a pledge thereof to secure the Loan Obligations is prohibited by (i) any applicable organizational documents, joint venture agreement or shareholder agreement or similar contractual obligation or (ii) any other contractual obligation with an unaffiliated third party not in violation of Section 6.08(b) binding on such Equity Interests to the extent in existence on the Closing Date or on the date of acquisition thereof and not entered into in contemplation thereof (other than, in this subclause (A)(ii) non-assignment provisions which are ineffective under Article 9 of the Uniform Commercial Code or other applicable Requirements of Law), (B) any organizational documents, joint venture agreement or shareholder agreement (or other contractual obligation referred to in subclause (A)(ii) above) prohibits such a pledge without the consent of any other party; provided that this clause (B) shall not apply if (1) such other party is a Loan Party or a Wholly Owned Subsidiary or (2) consent has been obtained to consummate such pledge (it being understood that the foregoing shall not be deemed to obligate the Borrower or any Subsidiary to obtain any such consent) and shall only apply for so long as such organizational documents, joint venture agreement or shareholder agreement or replacement or renewal thereof is in effect, or (C) a pledge thereof to secure the Loan Obligations would give any other party (other than a Loan Party or a Wholly Owned Subsidiary) to any organizational documents, joint venture agreement or shareholder agreement governing such Equity Interests (or other contractual obligation referred to in subclause (A)(ii) above) the right to terminate its obligations thereunder (other than, in the case of other contractual obligations referred to in subclause (A)(ii) non-assignment provisions which are ineffective under Article 9 of the Uniform Commercial Code or other applicable Requirement of Law);

(e)       any Equity Interests of any Unrestricted Subsidiary;

(f)       Equity Interests of any CFC or FSHCO, other than 65% of the issued and outstanding voting Equity Interests and 100% of the issued and outstanding non-voting Equity Interests of any CFC or FSHCO that is held by the Borrower or any Subsidiary Loan Party;

(g)       Equity Interests of TA Operating Montana LLC; and

(h)       any Margin Stock;

provided that, to the extent that any such Equity Interests constitute collateral in respect of the ABL Documents, then such Equity Interests shall not constitute Excluded Securities but instead shall constitute Collateral under the Loan Documents.

“Excluded Subsidiary” shall mean any of the following:

(a)       each Immaterial Subsidiary,

(b)       each Subsidiary that is not a Wholly Owned Subsidiary (for so long as such Subsidiary remains a non-Wholly Owned Subsidiary),

(c)       each Subsidiary that is prohibited from Guaranteeing the Loan Obligations by any Requirement of Law or that would require consent, approval, license or authorization of a Governmental Authority to Guarantee the Loan Obligations, unless such consent, approval, license or authorization has been received; provided that there shall be no obligation to obtain such consent, approval, license or authorization,

(d)       each Subsidiary that is prohibited by any applicable contractual requirement (but excluding any restriction in any organizational documents of such Subsidiary) from Guaranteeing the Loan Obligations on the Closing Date or at the time such Subsidiary becomes a Subsidiary not in violation of Section 6.08(b) (and for so long as such restriction or any replacement or renewal thereof is in effect) so long as (x) in the case of Subsidiaries existing on the Closing Date, such contractual obligation is in existence on the Closing Date (it being understood and agreed that, as of the Closing Date, TA West Greenwich shall be an “Excluded Subsidiary” pursuant to this clause (d)(x) and, following the repayment and termination of the TA West Greenwich Loan Agreement, TA West Greenwich shall cease to be an “Excluded Subsidiary” pursuant to this clause (d)(x)) and (y) in the case of Subsidiaries acquired after the Closing Date, such contractual obligation is in existence at the time of such acquisition and not entered into in contemplation of such acquisition,

(e)       each Foreign Subsidiary, each FSHCO and each Subsidiary of the foregoing,

(f)       any other Subsidiary with respect to which the Borrower, in consultation with the Administrative Agent, reasonably determines that providing a Guarantee of the Loan Obligations would result in material adverse Tax consequences,

(g)       any other Subsidiary with respect to which the Administrative Agent and the Borrower reasonably agree that the cost or burden of providing a Guarantee of the Loan Obligations are likely to be excessive in relation to the value to be afforded thereby,

(h)       each Unrestricted Subsidiary,

(i)       any captive insurance Subsidiaries, any special purpose entities, any broker-dealer subsidiaries or not-for-profit Subsidiaries;

(j)       with respect to any Excluded Swap Obligation, any Subsidiary that is not an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder; and

(k)       each Subsidiary set forth on Schedule 1.01 as of the Closing Date.

provided that, to the extent that any such Subsidiary is a borrower, guarantor or other obligor under the ABL Documents (other than TA West Greenwich to the extent it is an Excluded Subsidiary pursuant to clause (d)(x) above), then such Subsidiary shall not constitute an Excluded Subsidiary hereunder but instead shall constitute a Subsidiary Loan Party under the Loan Documents.

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant under a Loan Document by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty of such Guarantor, or grant by such Guarantor of a security interest, becomes or would become effective with respect to such Swap Obligation, in each case after giving effect to any applicable “keepwell” provision in the Subsidiary Guarantee Agreement. If a Swap Obligation arises under a master agreement governing more than one Hedging Agreement, such exclusion shall apply to only the portion of such Swap Obligations that is attributable to Hedging Agreements for which such Guarantee or security interest becomes illegal.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, the Collateral Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, (i)(a) Taxes imposed on or measured by its overall Net Income (however denominated), franchise Taxes, and branch profits Taxes imposed on it, in each case by a jurisdiction (including any political subdivision thereof) as a result of such recipient being organized in, having its principal office in, or in the case of any Lender, having its applicable Lending Office in, such jurisdiction, or (b) Other Connection Taxes, (ii) in case of any Lender, U.S. federal withholding Tax imposed on any payment by or on account of any obligation of any Loan Party hereunder or under any other Loan Document that is required to be imposed on amounts payable to a Lender (other than to the extent such Lender is an assignee pursuant to a request by the Borrower under Section 2.19(b) or 2.19(c)) pursuant to laws in force at the time such Lender becomes a party hereto (or designates a new Lending Office), except to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the designation of a new Lending Office (or assignment), to receive additional amounts or indemnification payments from any Loan Party with respect to such withholding Tax pursuant to Section 2.17, (iii) any withholding Tax that is attributable to such recipient’s failure to comply with Section 2.17(d), (e) or (g), or (iv) any U.S. federal withholding Tax imposed under FATCA.

“Existing Loans” shall have the meaning assigned to such term in Section 2.24(a).

“Existing SVC Leases” shall mean, collectively, the following: (in each case as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced): (a) the Second Amended and Restated Lease Agreement No. 1, dated as of October 14, 2019, by and among HPT TA Properties Trust (“HPT TA Trust”), HPT TA Properties LLC (“HPT TA LLC”) and TA Operating LLC, (b) the Second Amended and Restated Lease Agreement No. 2, dated as of October 14, 2019, by and among HPT TA Trust, HPT TA LLC and TA Operating LLC, (c) the Second Amended and Restated Lease Agreement No. 3, dated as of October 14, 2019, by and among HPT Trust, HPT LLC and TA Operating LLC, (d) the Second Amended and Restated Lease Agreement No. 4, dated as of October 14, 2019, by and among HPT TA Trust, HPT TA LLC and TA Operating LLC and (e) the Amended and Restated Lease Agreement No. 5, dated as of October 14, 2019, by and among Highway Ventures Properties Trust, Highway Ventures Properties LLC and TA Operating LLC.

“Existing Tranche” shall have the meaning assigned to such term in Section 2.24(a).

“Extended Term Loans” shall have the meaning assigned to such term in Section 2.24(a).

“Extended Tranche” shall have the meaning assigned to such term in Section 2.24(a).

“Extending Lender” shall have the meaning assigned to such term in Section 2.24(b).

“Extension” shall have the meaning assigned to such term in Section 2.24(b).

“Extension Amendment” shall have the meaning assigned to such term in Section 2.24(c).

“Extension Date” shall have the meaning assigned to such term in Section 2.24(d).

“Extension Election” shall have the meaning assigned to such term in Section 2.24(b).

“Extension Request” shall have the meaning assigned to such term in Section 2.24(a).

“Extension Request Deadline” shall have the meaning assigned to such term in Section 2.24(b).

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” shall mean, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average (rounded upward, if necessary, to a whole multiple of 1/100 of 1.00%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it and (c) if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero.

“Fee Letter” shall mean that certain Fee Letter, dated December 14, 2020, by and among the Borrower and Citigroup Global Markets Inc., BofA Securities, Inc., PNC Capital Markets LLC, U.S. Bank National Association and Wells Fargo Securities, LLC.

“Finance Lease” shall mean, as applied to any person, any lease of any property (whether real, personal, or mixed) by that person as lessee that, in conformity with GAAP, is, or is required to be, accounted for as a finance lease on the balance sheet of that person.

“Financial Officer” of any person shall mean the Chief Financial Officer or an equivalent financial officer, principal accounting officer, Treasurer, Assistant Treasurer or Controller of such person.

“First Lien Net Leverage Ratio” shall mean, with respect to any Test Period, the ratio of (A) (i) Consolidated First Lien Secured Debt of the Borrower and its Subsidiaries outstanding as of the last day of such Test Period less (ii) the lesser of (x) $25,000,000 and (y) the amount of the Unrestricted Cash of the Borrower and its Subsidiaries on such date, to (B) EBITDA of the Borrower and its Subsidiaries for the then most recently ended Test Period, in each case, with such pro forma adjustments to Consolidated First Lien Secured Debt and EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in Section 1.06.

“Fitch” shall mean Fitch Ratings Inc. and its successors and assigns.

“Fixed Amounts” shall have the meaning assigned to such term in Section 1.07.

“Foreign Lender” shall mean any Lender (a) that is not disregarded as separate from its owner for U.S. federal income Tax purposes and that is not a “United States person” as defined by Section 7701(a)(30) of the Code or (b) that is disregarded as separate from its owner for U.S. federal income Tax purposes and whose regarded owner is not a “United States person” as defined in Section 7701(a)(30) of the Code.

“Foreign Subsidiary” shall mean any Subsidiary that is incorporated or organized under the laws of any jurisdiction other than the United States of America, any state thereof or the District of Columbia.

“FSHCO” shall mean any Subsidiary (i) that is organized under the laws of the United States, any state thereof or the District of Columbia and (ii) substantially all of the assets of which consist of securities or Equity Interests or Equity Interests and Indebtedness of one or more CFCs or FSHCOs.

“Funded Debt” means all Indebtedness of the Borrower and the Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of such person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.

“GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States of America, applied on a consistent basis, subject to the provisions of Section 1.02.

“Governmental Authority” shall mean any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory or legislative body.

“Group Member” shall mean each of the Borrower and its Subsidiaries and “Group Members” shall refer to each such person, collectively.

“Guarantee” of or by any person (the “guarantor”) shall mean (a) any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness or other obligation of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of the guarantor securing any Indebtedness or other obligation (or any existing right, contingent or otherwise, of the holder of Indebtedness or other obligation to be secured by such a Lien) of any other person, whether or not such Indebtedness or other obligation is assumed by the guarantor; provided, however, that the term “Guarantee” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or Disposition of assets permitted by this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such person in good faith.

“guarantor” shall have the meaning assigned to such term in the definition of the term “Guarantee.”

“Guarantors” shall mean the Subsidiary Loan Parties.

“Hazardous Materials” shall mean any material, substance or waste that is listed, regulated, or otherwise defined as hazardous, toxic, radioactive, a pollutant or a contaminant (or words of similar regulatory intent or meaning) under Environmental Law, or which could give rise to liability under any Environmental Law, including but not limited to petroleum (including crude oil or any fraction thereof), petroleum by-products, mold, polychlorinated biphenyls, urea-formaldehyde insulation, per- or polyfluoroalkyl substances, asbestos or asbestos-containing material, flammable or explosive substances, or pesticides.

“Hedge Bank” shall mean (i) any person that at the time it enters into a Hedging Agreement, is a Lender or an Agent or an Affiliate or branch of a Lender or an Agent and (ii) any other person from time to time designated in writing by the Borrower and approved in writing by the Administrative Agent (which approval shall not be unreasonably withheld, conditioned or delayed), in each case, in its capacity as a party to such Hedging Agreement; provided that no such person shall be considered a Hedge Bank or a Secured Party until such time as it shall have delivered written notice to the Administrative Agent that such person is a Hedge Bank and a Secured Party.

“Hedging Agreement” shall mean any agreement with respect to any swap, forward, cap, future or derivative transaction, or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, or credit spread transaction, repurchase transaction, reserve repurchase transaction, securities lending transaction, weather index transaction, spot contracts, fixed price physical delivery contracts, or any similar transaction or any combination of these transactions, in each case of the foregoing, whether or not exchange traded; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of the Subsidiaries shall be a Hedging Agreement.

“Holding Company” means any person so long as such person directly or indirectly holds 100% of the total voting power of the Voting Stock of the Borrower, and at the time such person acquired such voting power, no “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but (x) excluding any employee benefit plan of such person or its Subsidiaries and any person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan or (y) any other Holding Company), shall have beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of such person.

“Immaterial Subsidiary” shall mean any Subsidiary that did not, as of the last day of the fiscal quarter of the Borrower most recently ended for which financial statements have been (or were required to be) delivered pursuant to Section 4.01(g), 5.04(a) or 5.04(b), (a) have assets with a value in excess of 2.5% of the Consolidated Total Assets and EBITDA representing in excess of 2.5% of EBITDA of the Borrower and its Subsidiaries for the then most recently ended Test Period, or (b) when taken together with all Immaterial Subsidiaries as of such date, have assets with a value in excess of 5% of Consolidated Total Assets and EBITDA representing in excess of 5% of EBITDA of the Borrower and its Subsidiaries for the then most recently ended Test Period.

“Incremental Amendment” shall mean an amendment to this Agreement, in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, among the Borrower, the Administrative Agent and the Lenders providing Indebtedness in accordance with Section 2.22.

“Incremental Amount” shall mean, at any date of determination (or, in the case of a Limited Condition Acquisition as of the LCA Test Date) an amount not in excess of (x) in the case of any incurrence of any unsecured Incremental Equivalent Debt and Incremental Equivalent Debt that is secured by Liens that are junior to the Liens securing the Loan Obligations, on such date, the maximum aggregate principal amount that can be incurred without causing the Borrower not to be in pro forma compliance (in all cases, (i) after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, (ii) without netting the cash proceeds of such Indebtedness then being incurred and (iii) at the option of the Borrower with respect to a delayed draw facility, either (A) assuming any such Indebtedness in the form of a delayed draw facility is fully drawn at the time such delayed draw facility is established or (B) treating such Indebtedness in the form of a delayed draw facility as being incurred only at the time any loans in respect of such delayed draw facility are actually funded) with the Maximum Total Net Leverage Requirement, plus (y) the result of (A) $75,000,000 minus (B) the sum of (i) the aggregate principal amount of any Term Facility Increase or any Incremental Term Facility pursuant to Section 2.22 in each case incurred in reliance on this clause (y) prior to the applicable date of determination, plus (ii) the aggregate principal amount of any issuance or incurrence of Incremental Equivalent Debt pursuant to Section 2.23 in each case incurred in reliance on this clause (y) prior to the applicable date of determination (and, with respect to each Limited Condition Acquisition, and only during the period from and after the LCA Test Date and until the earlier of the consummation of such Limited Condition Acquisition or the termination of such Limited Condition Acquisition, the aggregate amount of the Indebtedness referenced in clauses (i) and (ii) above contemplated to be incurred in connection with such Limited Condition Acquisition) plus (z) the aggregate principal amount of all voluntary prepayments, repurchases, redemptions or debt buybacks (in the principal amount of the Indebtedness subject thereto), and payments utilizing yank-a-bank provisions (including Section 2.19, but, in all cases, only to the extent that the underlying Indebtedness is actually retired), in respect of any Term Loans, Incremental Term Loans, Incremental Equivalent Debt, Specified Refinancing Debt and any other Refinancing Indebtedness with respect to the foregoing, in each case that is secured by Liens that are pari passu with the Liens securing the Loan Obligations; provided that (aa) the Borrower shall have been deemed to incur amounts under clause (x) prior to utilizing amounts under clause (y) or (z) and (bb) if the Borrower incurs Indebtedness under clause (x) on the same date it incurs Indebtedness under clause (y) or (z), then the Maximum Total Net Leverage Requirement shall be calculated without giving effect to any incurrence of Indebtedness under clause (y) or (z); provided, further, that any Indebtedness that was previously incurred in reliance on clause (y) or (z) above may, at the election of the Borrower, later be reclassified as having been incurred under the applicable sub-clause in clause (x) above so long as the Borrower meets the requirements of such applicable sub-clause (x) on a pro forma basis at the time of such reclassification (and the available amount under clause (y) or (z), as applicable, above shall be increased by the amount so reclassified). Notwithstanding anything to the contrary in this Agreement (and for the avoidance of doubt), in no event shall the Borrower be permitted to incur (a) any Incremental Term Facility or Term Facility Increase pursuant to clause (x) above or (b) any Incremental Equivalent Debt that is secured by Liens that are pari passu with the Liens securing the Loan Obligations pursuant to clause (x) above.

“Incremental Equivalent Debt” has the meaning specified in Section 2.23(a)

“Incremental Term Commitment” has the meaning specified in Section 2.22(b)(i).

“Incremental Term Facility” has the meaning specified in Section 2.22(b)(i).

“Incremental Term Facility Effective Date” has the meaning specified in Section 2.22(b)(iii).

“Incremental Term Loan” has the meaning specified in Section 2.22(b)(i).

“Incurrence-Based Amounts” shall have the meaning assigned to such term in Section 1.07.

“Indebtedness” of any person shall mean, if and to the extent (other than with respect to clause (i)) the same would constitute indebtedness or a liability on a balance sheet prepared in accordance with GAAP, without duplication, (a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person, (d) all obligations of such person issued or assumed as the deferred purchase price of property or services (other than such obligations accrued in the ordinary course of business or consistent with industry practice), to the extent that the same would be required to be shown as a long term liability on a balance sheet prepared in accordance with GAAP, (e) all Capitalized Lease Obligations of such person, (f) all net payments that such person would have to make in the event of an early termination, on the date Indebtedness of such person is being determined, in respect of outstanding Hedging Agreements, (g) the principal component of all obligations, contingent or otherwise, of such person as an account party in respect of letters of credit, (h) the principal component of all obligations of such person in respect of bankers’ acceptances, (i) all Guarantees by such person of Indebtedness of another person described in clauses (a) to (h) above and (j) the amount of all obligations of such person with respect to the redemption, repayment or other repurchase of any Disqualified Stock (excluding accrued dividends that have not increased the liquidation preference of such Disqualified Stock); provided that Indebtedness shall not include (A) trade and other ordinary-course payables, accrued expenses, and intercompany liabilities arising in the ordinary course of business or consistent with industry practice, (B) prepaid or deferred revenue, (C) purchase price holdbacks arising in the ordinary course of business or consistent with industry practice in respect of a portion of the purchase prices of an asset to satisfy unperformed obligations of the seller of such asset, (D) earn-out obligations until 60 days after such obligation has become due and payable in cash and has not been paid and such obligation is reflected as a liability on the balance sheet of such person in accordance with GAAP, (E) in the case of the Borrower and its Subsidiaries, (I) all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business or consistent with industry practice and (II) intercompany liabilities in connection with the cash management, Tax and accounting operations of the Borrower and the Subsidiaries, (F) liabilities in respect of membership deposits, (G) asset retirement obligations in respect of underground storage tanks or (H) Non-Finance Lease Obligations. The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness limits the liability of such person in respect thereof.

“Indemnified Taxes” shall mean all Taxes imposed on or with respect to or measured by any payment made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document other than (a) Excluded Taxes and (b) Other Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Ineligible Institution” shall mean (i) the persons identified as “Disqualified Lenders” in writing to the Arrangers by the Borrower on or prior to the Closing Date, and any Affiliates of such persons that are clearly identifiable as Affiliates by virtue of their names or that are identified to the Administrative Agent in writing by the Borrower from time to time, and (ii) the persons as may be identified in writing to the Administrative Agent by the Borrower from time to time thereafter (in the case of this clause (ii)) in respect of bona fide business competitors of the Borrower (in the good faith determination of the Borrower), by delivery of a written notice thereof to the Administrative Agent setting forth such person or persons, and any Affiliates of such bona fide business competitors that are clearly identifiable as Affiliates by virtue of their names or that are identified to the Administrative Agent in writing by the Borrower from time to time; provided that no such updates pursuant to this clause (ii) shall be deemed to retroactively disqualify any parties that have previously acquired an assignment or participation interest in respect of the Loans from continuing to hold or vote such previously acquired assignments and participations on the terms set forth herein for Lenders that are not Ineligible Institutions.

“Information” shall have the meaning assigned to such term in Section 3.14(a).

“Information Memorandum” shall mean the Lender Presentation dated December 2020, as modified or supplemented prior to the Closing Date.

“Initial Term Loan” shall have the meaning assigned to such term in Section 2.01.

“Intellectual Property” shall mean the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States of America, state, multinational or foreign laws or otherwise, including, without limitation, copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, service-marks, domain names, software technology, know-how and processes, recipes, formulas, trade secrets, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Election Request” shall mean a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.07 and substantially in the form of Exhibit E or another form approved by the Administrative Agent.

“Interest Payment Date” shall mean, (a) with respect to any Eurocurrency Term Loan, (i) the last day of the Interest Period applicable to the Borrowing of which such Loan is a part, (ii) in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing and (iii) in addition, the date of any refinancing or conversion of such Borrowing with or to a Borrowing of a different Type, and (b) with respect to any ABR Term Loan, the last Business Day of each calendar quarter.

“Interest Period” shall mean, as to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as applicable, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter (or 12 months, if at the time of the relevant Borrowing, all relevant Lenders make interest periods of such length available or, if agreed to by the Administrative Agent and all relevant Lenders, any shorter period), as the Borrower may elect; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Interpolated Screen Rate” shall mean, in relation to the LIBO Rate for any Loan, the rate which results from interpolating on a linear basis between (a) the rate appearing on the ICE Benchmark Administration page (or on any successor or substitute page of such service) for the longest period (for which that rate is available) which is less than the Interest Period for such Loan and (b) the rate appearing on the ICE Benchmark Administration page (or on any successor or substitute page of such service) for the shortest period (for which that rate is available) which exceeds the Interest Period for such Loan each as of approximately 11:00 A.M. London time, two Business Days prior to the commencement of such Interest Period.

“Investment” shall have the meaning assigned to such term in Section 6.03.

“IRS” shall mean the U.S. Internal Revenue Service.

“Junior Financing” shall mean any Indebtedness of any Loan Party (other than intercompany Indebtedness) that is (x) unsecured, (y) subordinated in right of payment to the Loan Obligations or (z) secured by the Collateral on a junior basis to the Loan Obligations; provided, that Indebtedness incurred under the ABL Documents and any Permitted Refinancing thereof shall not constitute Junior Financing.

“Latest Maturity Date” shall mean, at any date of determination, the latest Maturity Date then in effect on such date of determination.

“LCA Election” shall have the meaning assigned to such term in Section 1.06(i)(i).

“LCA Test Date” shall have the meaning assigned to such term in Section 1.06(i)(i).

“Lease Agreement” shall mean any Existing SVC Lease or any other lease agreement entered into by a Group Member pursuant to which such Group Member leases Real Property (and related personal property) from any other person.

“Lender” shall mean each financial institution listed on Schedule 2.01 and any person that becomes a “Lender” hereunder pursuant to Section 9.04, in each case other than any such person that has ceased to be a party hereto pursuant to an Assignment and Acceptance in accordance with Section 9.04.

“Lending Office” shall mean, as to any Lender, the applicable branch, office or Affiliate of such Lender designated by such Lender to make Loans.

“LIBO Rate” shall mean, with respect to any Eurocurrency Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the commencement of such Interest Period by reference to the ICE Benchmark Administration Interest Settlement Rates (or the successor thereto if the ICE Benchmark Administration is no longer making such rates available) for Dollar deposits (as set forth by any service selected by the Administrative Agent that has been nominated by the ICE Benchmark Administration (or its successor) as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which Dollar deposits are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period; provided, further, that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the Interpolated Screen Rate.

“Lien” shall mean, with respect to any asset, any mortgage, deed of trust, lien, hypothecation, pledge, charge in the nature of a security interest or other security interest in or on such asset; provided that in no event shall an operating lease (or other lease in respect of a Non-Finance Lease Obligation) or an agreement to sell be deemed to constitute a Lien.

“Limited Condition Acquisition” shall mean any Permitted Acquisition or other similar Investment that is permitted by this Agreement, the consummation of which is not conditioned on the availability of, or on obtaining, third party financing.

“LLC Division” shall mean the statutory division of any limited liability company into two or more limited liability companies pursuant to Section 18-217 of the Delaware Limited Liability Company Act or any comparable provision of any other law.

“Loan Documents” shall mean (i) this Agreement, (ii) the Subsidiary Guarantee Agreement, (iii) the Security Documents, (iv) any Note issued under Section 2.09(e), (v) the ABL/Term Intercreditor Agreement, (vi) the Fee Letter, (vii) the Collateral Agent Fee Letter and (viii) any other document designated as a Loan Document by the Administrative Agent and the Borrower; but specifically excluding Secured Hedging Agreements and Secured Cash Management Agreements.

“Loan Obligations” shall mean (a) the due and punctual payment by the Borrower of (i) the unpaid principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans made to the Borrower under this Agreement, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (ii) all other monetary obligations of the Borrower owed under or pursuant to this Agreement, each other Loan Document, each Secured Hedging Agreement and each Secured Cash Management Agreement, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), and (b) the due and punctual payment of all obligations of each other Loan Party under or pursuant to each of the Loan Documents, each Secured Hedging Agreement and each Secured Cash Management Agreement; provided that (a) obligations of the Borrower or any of its Subsidiaries under any Secured Cash Management Agreement or Secured Hedging Agreement shall be secured and Guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Loan Obligations are so secured and Guaranteed and (b) any release of Collateral or Guarantees effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Secured Hedging Agreements or any Secured Cash Management Agreements. Notwithstanding the foregoing, the “Loan Obligations” of a Loan Party shall exclude any Excluded Swap Obligations with respect to such Loan Party.

“Loan Parties” shall mean the Borrower and the Subsidiary Loan Parties.

“Loans” shall mean the Term Loans.

“Local Time” shall mean New York City time (daylight or standard, as applicable).

“LP Division” shall mean the statutory division of any limited partnership into two or more limited partnerships pursuant to Section 17-220 of the Delaware Limited Partnership Act or any comparable provision of any other law.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean a material adverse effect on (i) the business, property, operations or financial condition of the Borrower and its Subsidiaries, taken as a whole, or (ii) the validity or enforceability of any of the Loan Documents or the ability of the Loan Parties (taken as a whole) to perform their obligations thereunder or (iii) the rights and remedies of the Administrative Agent, the Collateral Agent and/or the Lenders under the Loan Documents.

“Material Indebtedness” shall mean Indebtedness for borrowed money (other than intercompany Indebtedness and Loans) of any one or more of the Borrower or any Subsidiary in an aggregate principal amount exceeding $25,000,000.

“Maturity Date” shall mean (a) with respect to the Initial Term Loans, the Term Facility Maturity Date, (b) with respect to any Tranche of Extended Term Loans, the final maturity date thereof as specified in the applicable Extension Amendment, (c) with respect to any Specified Refinancing Term Loans, the final maturity date thereof as specified in the applicable Refinancing Amendment and (d) with respect to any Incremental Term Facility, the final maturity date thereof as specified in the applicable Incremental Amendment.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.

“Maximum Total Net Leverage Requirement” shall mean, with respect to any incurrence, issuance or assumption of Indebtedness, the requirement that, on a pro forma basis, on the applicable date of determination after giving effect to such incurrence, issuance or assumption of Indebtedness, and the use of proceeds thereof (but without giving effect to any Unrestricted Cash of the Borrower and its Subsidiaries that will be received from the proceeds of such Indebtedness then being incurred), the Total Net Leverage Ratio as of the end of the Test Period then most recently ended shall not exceed 5.25 to 1.00; provided, that, for purposes of testing the Maximum Total Net Leverage Requirement with respect to the establishment of any undrawn delayed draw facility, the Borrower may elect to treat such Indebtedness as either (x) fully drawn at the time such delayed draw facility is established or (y) incurred only at the time any loans in respect of such delayed draw facility are actually funded.

“Minimum Extension Condition” shall have the meaning assigned to such term in Section 2.24(g).

“Moody’s” shall mean Moody’s Investors Service, Inc. and its successors and assigns.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414) is making or accruing an obligation to make contributions, or has within any of the preceding six plan years made or accrued an obligation to make contributions.

“Net Income” shall mean, with respect to any person, the net income (loss) of such person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“Net Proceeds” shall mean:

(a)       100% of the cash proceeds (including Cash Equivalents and cash proceeds subsequently received (as and when received) in respect of non-cash consideration initially received) received by the Borrower or any Subsidiary from any Prepayment Event, net of (i) selling costs and out-of-pocket expenses, (ii) Taxes paid or payable (in the good faith determination of the Borrower) as a result thereof, (iii) the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (other than any Taxes deducted pursuant to clause (i) or (ii) above) (x) related to any of the applicable assets and (y) retained by the Borrower or any of the Subsidiaries (however, the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be cash proceeds of such Prepayment Event occurring on the date of such reduction), (iv) payments made on a ratable basis (or less than ratable basis) to holders of non-controlling interests in non-Wholly Owned Subsidiaries as a result of such Prepayment Event and (v) amounts required to be applied to the repayment of principal, premium, if any, and interest on Indebtedness that is secured by the asset subject to such Prepayment Event and that is required to be repaid (and is timely repaid) in connection with such Prepayment Event (other than as required by Section 2.11(b)); provided that, if the Borrower shall deliver a certificate of a Responsible Officer of the Borrower to the Administrative Agent promptly following receipt of any such proceeds setting forth the Borrower’s intention to reinvest any portion of such proceeds in the business of the Borrower or any of the Subsidiaries, including using such proceeds to acquire, maintain, develop, construct, improve, upgrade or repair any asset used or useful in the business of the Borrower or its Subsidiaries (other than Cash Equivalents) or to make Permitted Acquisitions or any other Investments not prohibited by this Agreement, Capital Expenditures or Capitalized Software Expenditures (without duplication), in each case, within 360 days of such receipt, such portion of such proceeds shall not constitute Net Proceeds except to the extent not, within 360 days of such receipt, so reinvested or contractually committed to be so reinvested (it being understood that if any portion of such proceeds are not so reinvested within such 360 days but within such 360-day period are contractually committed to be reinvested, then such remaining portion if not so reinvested within 180 days following the end of such 360-day period shall constitute Net Proceeds as of such date without giving effect to this proviso); provided, further, that (x) no net cash proceeds calculated in accordance with the foregoing shall constitute Net Proceeds unless the aggregate amount of net cash proceeds during such fiscal year shall exceed $2,500,000 (and thereafter only net cash proceeds in excess of such amount shall constitute Net Proceeds) and (y) no net cash proceeds calculated in accordance with the foregoing realized in a single transaction or series of related transactions shall constitute Net Proceeds unless such net cash proceeds shall exceed $1,000,000 (and thereafter only net cash proceeds in excess of such amount shall constitute Net Proceeds); and

(b)       100% of the cash proceeds from the incurrence, issuance or sale by the Borrower or any Subsidiary Loan Party of any Indebtedness (other than Excluded Indebtedness), net of all Taxes and fees (including investment banking fees, attorney’s fees and other customary fees), underwriting discounts, premiums, commissions, costs and other expenses, in each case incurred in connection with such incurrence, issuance or sale.

“New Incremental Term Lender” shall have the meaning assigned to such term in Section 2.22(b)(ii).

“Non-Bank Tax Certificate” shall have the meaning assigned to such term in Section 2.17(e)(i).

“Non-Consenting Lender” shall have the meaning assigned to such term in Section 2.19(c).

“Non-Extending Lender” shall have the meaning assigned to such term in Section 2.24(e).

“Non-Finance Lease Obligation” shall mean, as applied to any person, any lease obligation with respect to a lease of any property (whether real, personal, or mixed) by that person as lessee that does not constitute a Finance Lease. For the avoidance of doubt, a straight-line or operating lease shall be considered a Non-Finance Lease Obligation.

“Note” shall have the meaning assigned to such term in Section 2.09(e).

“OFAC” shall have the meaning assigned to such term in the definition of “Sanctions”.

“Other Applicable ECF” means Excess Cash Flow or a comparable measure as determined in accordance with the documentation governing Other Applicable Indebtedness.

“Other Applicable Indebtedness” means Incremental Equivalent Debt, Credit Agreement Refinancing Indebtedness or any other Indebtedness, in each case, secured on a pari passu basis with the Term Loans (without regard to the control of remedies), together with Refinancing Indebtedness in respect of any of the foregoing that is secured on a pari passu basis with the Term Loans (without regard to the control of remedies).

“Other Applicable Net Proceeds” means Net Proceeds or a comparable measure as determined in accordance with the documentation governing Other Applicable Indebtedness.

“Other Connection Taxes” shall mean, with respect to the Administrative Agent, the Collateral Agent or any Lender, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising solely from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” shall mean any and all present or future stamp or documentary, intangible, recording or similar Taxes arising from any payment made hereunder or under any other Loan Document or from the execution, registration, delivery or enforcement of, consummation or administration of, from the receipt or perfection of a security interest under, or otherwise with respect to, the Loan Documents (but excluding any Excluded Taxes).

“Participant” shall have the meaning assigned to such term in Section 9.04(c)(i).

“Participant Register” shall have the meaning assigned to such term in Section 9.04(c)(ii).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Permitted Acquisition” shall mean the purchase or other acquisition of (x) all or substantially all of the property and assets or business of any person or of assets constituting a business unit, a line of business or division of such person, or (y) the majority of Equity Interests in a person that, upon the consummation thereof, will be directly owned by the Borrower and/or one or more Subsidiaries (including as a result of a merger or consolidation) (and such person or assets to be acquired pursuant to clauses (x) and (y), the “Target”), to the extent that:

(a)              each applicable Loan Party and any such newly created or acquired Subsidiary shall comply with the requirements of Section 5.10;

(b)              the total aggregate cash and noncash consideration (including earn-outs and other contingent payment obligations (only to the extent of the reserve, if any, required under GAAP (as determined at the time of the consummation of such Permitted Acquisition)) to be established in respect thereof by the Loan Parties to such sellers and all assumptions of Indebtedness in connection therewith, but excluding any consideration consisting of Equity Interests of the Borrower or funded with the proceeds of any issuance of Equity Interests by the Borrower) paid by the Loan Parties for any such purchase or other acquisition of an entity (such consideration paid, the “Purchase Price”) with respect to any Target that does not become a Guarantor (including by way of merger) or of assets that do not become assets of a Loan Party, when aggregated with the Purchase Price paid by the Loan Parties for all other such purchases and other acquisitions made by the Loan Parties of entities that do not become Guarantors (including by way of merger) or of assets that do not become assets of a Loan Party shall not exceed the greater of $20,000,000 and 20% of EBITDA of the Borrower and its Subsidiaries calculated on a pro forma basis for the then most recently ended Test Period;

(c)              immediately before and immediately after giving effect to any such purchase or other acquisition and any incurrence of Indebtedness in connection therewith, no Event of Default shall have occurred and be continuing (or, in the case of a Limited Condition Acquisition, no Event of Default shall have occurred and be continuing as of the LCA Test Date and no Event of Default shall have occurred and be continuing under Section 7.01(b), (c), (h) or (i) as of the date the of the consummation of such Limited Condition Acquisition or would result therefrom); and

(d)              any person or assets or division as acquired in accordance herewith shall be in same business or lines of business (or a Similar Business) in which the Borrower and/or its Subsidiaries are then engaged and shall otherwise be in compliance with Section 6.07.

“Permitted Junior Refinancing Debt” shall mean (A) any secured Indebtedness incurred by the Borrower and/or any Subsidiary Loan Party in the form of one or more series of junior lien secured notes, bonds or debentures or junior lien secured loans; provided that (i) such Indebtedness is secured by a Lien on all or a portion of the Collateral on a junior-priority basis to the Liens on the Collateral securing the Loan Obligations and is not secured by any property or assets of the Borrower or any Subsidiary other than the Collateral, (ii) such Indebtedness satisfies the requirements set forth in the definition of “Credit Agreement Refinancing Indebtedness”, (iii) such Indebtedness is not Guaranteed by any person other than the Subsidiary Loan Parties, (iv) such Indebtedness meets the Permitted Other Debt Conditions and (v) a senior representative acting on behalf of the holders of such Indebtedness shall have become party to or otherwise subject to the provisions of an intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent, providing that the Liens on Collateral securing such obligations shall rank junior to the Liens on Collateral securing the Loan Obligations and (B) any unsecured Indebtedness incurred by the Borrower and/or any Subsidiary Loan Party in the form of one or more series of senior unsecured notes, bonds or debentures or loans; provided that (i) such Indebtedness is not secured by any property or assets of the Borrower or any Subsidiary, (ii) such Indebtedness satisfies the requirements set forth in the definition of “Credit Agreement Refinancing Indebtedness”, (iii) such Indebtedness is not Guaranteed by any person other than the Subsidiary Loan Parties and (iv) such Indebtedness meets the Permitted Other Debt Conditions.

“Permitted Liens” shall have the meaning assigned to such term in Section 6.02.

“Permitted Loan Purchase” shall have the meaning assigned to such term in Section 9.04(h).

“Permitted Loan Purchase Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender as an Assignor and the Borrower or any of the Subsidiaries as an Assignee, as accepted by the Administrative Agent (if required by Section 9.04) in the form of Exhibit F or such other form as shall be approved by the Administrative Agent and the Borrower (such approval not to be unreasonably withheld or delayed).

“Permitted Other Debt Conditions” shall mean that such applicable Indebtedness does not mature or have scheduled amortization payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligations (except (u) solely with respect to any Permitted Junior Refinancing Debt, any payment obligations solely with respect to prepayment amounts declined by any Lender under this Agreement and/or any lender(s) in respect of any other Indebtedness that is secured by Liens that are pari passu with the Liens securing the Loan Obligations (but without regard to control of remedies), or that constitute a customary prepayment provision with respect to Refinancing Indebtedness; (v) solely with respect to any Indebtedness that is secured by Liens that are pari passu with the Liens securing the Loan Obligations (but without regard to control of remedies), any payment obligations that will also be applied to the Term Loans hereunder on a pro rata or greater than pro rata basis or that constitute a customary prepayment provision with respect to Refinancing Indebtedness, (w) customary acceleration rights after an event of default, (x) customary offers or obligations to repurchase, redeem or repay upon a change of control, fundamental change, asset sale, casualty or condemnation event or similar events, (y) maturity payments for a customary bridge financing which, subject to customary conditions, provides for automatic conversion or exchange into Indebtedness that otherwise complies with the requirements of this definition or (z) AHYDO payments), in each case prior to the Latest Maturity Date at the time such Indebtedness is incurred.

“Permitted Pari Passu Secured Refinancing Debt” shall mean any secured Indebtedness incurred by the Borrower and/or any Subsidiary Loan Party in the form of one or more series of senior secured notes, loans, bonds or debentures; provided that (i) such Indebtedness is secured by Liens on all or a portion of the Collateral on a pari passu basis with the Liens on the Collateral securing the Loan Obligations (but without regard to the control of remedies) and is not secured by any property or assets of the Borrower or any Subsidiary other than the Collateral, (ii) such Indebtedness satisfies the requirements set forth in the definition of “Credit Agreement Refinancing Indebtedness”, (iii) such Indebtedness is not Guaranteed by any person other than the Guarantors and (iv) a senior representative acting on behalf of the holders of such Indebtedness shall have become party to or otherwise subject to the provisions of an intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent providing that the Liens on the Collateral securing such obligations shall rank equal in priority to the Liens on the Collateral securing the Loan Obligations (but without regard to the control of remedies).

“Permitted Ratio Debt” shall mean any Indebtedness incurred by the Borrower or any Subsidiary so long as (a) such Permitted Ratio Debt ranks pari passu or junior in right of payment and, if secured, junior in right of security with the Loan Obligations, (b) the final maturity of such Permitted Ratio Debt shall be no earlier than the Latest Maturity Date in effect at the time of the incurrence, issuance or obtainment of such Indebtedness, (c)  such Permitted Ratio Debt shall not have a Weighted Average Life to Maturity that is shorter than the then longest remaining Weighted Average Life to Maturity of the Term Loans outstanding at the time of incurrence (calculated disregarding the effects of any prepayments or amortization), (d) if such Permitted Ratio Debt is subordinated in right of payment, the Term Loans shall have been designated as “designated senior indebtedness” or its equivalent in respect of such Indebtedness and the subordination provisions applicable thereto shall be reasonably satisfactory to the Administrative Agent, (e) [reserved], (f) such Permitted Ratio Debt shall not be guaranteed by any person that is not a Loan Party, (g) to the extent secured, such Permitted Ratio Debt shall not be secured by Liens on any assets not constituting Collateral and shall be subject to intercreditor arrangements that are in form and substance reasonably satisfactory to the Administrative Agent, (h) immediately after giving effect to the incurrence of such Permitted Ratio Debt on a pro forma basis, the Borrower shall be in compliance with the Maximum Total Net Leverage Requirement and (i) immediately after giving effect to such Permitted Ratio Debt, no Event of Default shall have occurred and be continuing or would result therefrom after giving effect to such Permitted Ratio Debt (or, in the case of Permitted Ratio Debt incurred to finance a Limited Condition Acquisition, no Event of Default shall have occurred and be continuing as of the LCA Test Date and no Event of Default shall have occurred and be continuing under Section 7.01(b), (c), (h) or (i) as of the date the of the consummation of, and after giving effect to, such Limited Condition Acquisition).

“Permitted Refinancing” shall mean, with respect to any person, any modification, refinancing, refunding, renewal, replacement, redemption, repurchase, defeasance, exchange and/or extension (collectively to “Refinance” or a “Refinancing” or “Refinanced”) of any Indebtedness (any such Indebtedness as so modified, refinanced, refunded, renewed, replaced, redeemed, repurchased, defeased, exchanged and/or extended, “Refinancing Indebtedness”) of such person; provided that (a) the principal amount of such Refinancing Indebtedness does not exceed the principal amount of the Indebtedness so Refinanced except by an amount equal to unpaid accrued interest, fees and premium (including tender premium) and penalties (if any) thereon plus upfront fees and original issue discount and other reasonable and customary fees and expenses incurred or paid in connection with such Refinancing, plus an amount equal to any existing commitment unutilized and letters of credit undrawn thereunder; (b) such Refinancing Indebtedness has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being Refinanced; (c) if the Indebtedness being Refinanced is subordinated in right of payment to the Loan Obligations arising under the Loan Documents and was required to be subordinated when initially incurred, such Refinancing Indebtedness is subordinated in right of payment to the Loan Obligations arising under the Loan Documents on terms, taken as a whole, as favorable in all material respects to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced; (d) if the Indebtedness being Refinanced is secured by a second-priority or other junior priority security interest in the Collateral and/or subject to any intercreditor arrangements for the benefit of the Lenders and was required to be subject to such intercreditor arrangements when initially incurred, such Refinancing Indebtedness is secured and subject to intercreditor arrangements on terms, taken as a whole, as favorable in all material respects to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced or is unsecured; (e) if the Indebtedness being Refinanced is unsecured, such Refinancing Indebtedness shall be unsecured; (f) to the extent the Indebtedness being Refinanced constitutes Incremental Equivalent Debt or Permitted Ratio Debt, the terms and conditions of the Refinancing Indebtedness (excluding, for the avoidance of doubt, interest rates (including through fixed interest rates), interest margins, rate floors, fees, funding discounts, original issue discounts and prepayment or redemption premiums) are, when taken as a whole, (x) substantially identical to or (y) not materially more favorable to the lenders or holders providing such Refinancing Indebtedness in the reasonable judgment of the Borrower than those applicable to the Indebtedness being Refinanced, when taken as a whole or are otherwise reasonably satisfactory to the Administrative Agent (other than covenants or other provisions applicable only to periods after Latest Maturity Date at the time of such Refinancing) and (g) such Refinancing Indebtedness is incurred by the person who is or would have been permitted to be the obligor or guarantor (or any successor thereto) on the Indebtedness being Refinanced.

“person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or government, individual or family trusts, or any agency or political subdivision thereof.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) that is (i) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, (ii) sponsored or maintained (at the time of determination or at any time within the five years prior thereto) by the Borrower, a Subsidiary or any ERISA Affiliate, and (iii) in respect of which the Borrower, a Subsidiary or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” shall have the meaning assigned to such term in Section 9.17(a).

“Prepayment Event” shall mean (a) any Asset Sale pursuant to Section 6.04(c), (d) and (s) (but excluding, prior to the Discharge of ABL Debt (as defined in the ABL/Term Intercreditor Agreement), any Asset Sales of ABL Priority Collateral) and (b) any loss of or damage to any asset of the Borrower or any of its Subsidiaries for which the Borrower or any of its Subsidiaries has received insurance proceeds or proceeds of a condemnation award (but excluding, prior to the Discharge of ABL Debt (as defined in the ABL/Term Intercreditor Agreement), any insurance proceeds or proceeds of a condemnation award in respect of ABL Priority Collateral).

“primary obligor” shall have the meaning assigned to such term in the definition of the term “Guarantee.”

“Prime Rate” shall mean the rate of interest per annum as quoted by The Wall Street Journal.

“Projections” shall mean any projections of the Borrower and the Subsidiaries furnished to the Lenders or the Administrative Agent by or on behalf of the Borrower or any of the Subsidiaries prior to the Closing Date.

“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” shall have the meaning assigned to such term in Section 9.17(b).

“Purchase Price” shall have the meaning specified in the definition of “Permitted Acquisition”.

“QFC” shall have the meaning assigned to such term in Section 9.23.

“QFC Credit Support” shall have the meaning assigned to such term in Section 9.23.

“Qualified Equity Interests” shall mean any Equity Interest other than Disqualified Stock.

“Rate” shall have the meaning assigned to such term in the definition of the term “Type.”

“Rating Agencies” shall mean Moody’s and S&P, or if Moody’s or S&P (or both) does not make a rating on the relevant obligations publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Borrower that will be substituted for Moody’s or S&P (or both), as the case may be.

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned in fee or leased by any Loan Party, whether by lease, sublease, license, or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment incidental to the ownership, lease or operation thereof.

“Refinancing Amendment” shall mean an amendment to this Agreement, among the Borrower, the Administrative Agent and the Lenders providing Specified Refinancing Debt, effecting the incurrence of such Specified Refinancing Debt in accordance with Section 2.25.

“Register” shall have the meaning assigned to such term in Section 9.04(b)(iv).

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Fund” shall mean, with respect to any Lender that is a fund that invests in bank or commercial loans and similar extensions of credit, any other fund that invests in bank or commercial loans and similar extensions of credit and is advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity (or an Affiliate of such entity) that administers, advises or manages such Lender.

“Related Parties” shall mean, with respect to any specified person, such person’s Controlled or Controlling Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such person and such person’s Controlled or Controlling Affiliates.

“Release” shall mean any releasing, spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dispersal, dumping, disposing, depositing, emanating or migrating in, into, onto or through the Environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material).

“Relevant Governmental Body” shall have the meaning assigned to such term in Section 2.14(b).

“Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period has been waived, with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).

“Required Facility Lenders” shall mean, as of any date of determination, with respect to one or more Tranches, Lenders having or holding a majority of the sum of (a) the Loans outstanding under such Tranche or Tranches and (b) the aggregate unused Commitments under such Tranche or Tranches.

“Required Lenders” shall mean, at any time, Lenders having Loans outstanding that, taken together, represent more than 50% of the sum of all Loans outstanding at such time.

“Required Percentage” shall mean, with respect to any Excess Cash Flow Period, (a) 50% if the First Lien Net Leverage Ratio (after giving effect to any prepayments or buybacks described in Section 2.11(c)(ii)) as of the last day of and for such Excess Cash Flow Period is greater than 1.30 to 1.00, (b) 25% if the First Lien Net Leverage Ratio (after giving effect to any prepayments or buybacks described in Section 2.11(c)(ii)) as of the last day of and for such Excess Cash Flow Period is greater than 0.80 to 1.00 but less than or equal to 1.30 and (c) 0% if the First Lien Net Leverage Ratio (after giving effect to any prepayments or buybacks described in Section 2.11(c)(ii)) as of the last day of and for such Excess Cash Flow Period is less than or equal to 0.80 to 1.00.

“Requirement of Law” shall mean, as to any person, any law, treaty, rule, regulation, statute, order, ordinance, decree, judgment, consent decree, writ, injunction, settlement agreement or governmental requirement enacted, promulgated or imposed or entered into or agreed by any Governmental Authority, in each case applicable to or binding upon such person or any of its property or assets or to which such person or any of its property or assets is subject.

“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person and any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement, or any other duly authorized employee or signatory of such person.

“Restricted Payments” shall have the meaning assigned to such term in Section 6.05. The amount of any Restricted Payment made other than in the form of Cash Equivalents shall be the fair market value thereof (as determined by the Borrower in good faith).

“Retained Excess Cash Flow” shall mean, for any Excess Cash Flow Period, the Retained Excess Cash Flow Percentage of Excess Cash Flow for such Excess Cash Flow Period.

“Retained Excess Cash Flow Amount” shall mean, at any date of determination, an amount, not less than zero in any Excess Cash Flow Period and determined on a cumulative basis, that is equal to the aggregate cumulative sum of Retained Excess Cash Flow for all Excess Cash Flow Periods ending after the Closing Date and prior to such date.

“Retained Excess Cash Flow Percentage” shall mean, as of any date of determination, 100% minus the Required Percentage.

“S&P” shall mean S&P Global Ratings, and its successors and assigns.

“Sanctioned Person” shall mean, at any time, any person (a) listed in any Sanctions-related list of designated persons with whom transacting business is prohibited by such Sanctions, (b) located, organized under the laws of or resident in a country or territory that is, or whose government is, the subject of comprehensive Sanctions (which include as of the date of this agreement Cuba, Iran, North Korea, Syria, and Crimea), or (c) owned 50% or more, directly or indirectly, individually or in the aggregate, or controlled (as determined by applicable law) by any person(s) described in the foregoing clauses (a) and (b).

“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Department of State, or (b) the European Union or Her Majesty’s Treasury of the United Kingdom.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Section 2.24 Additional Amendment” shall have the meaning assigned to such term in Section 2.24(c).

“Secured Cash Management Agreement” shall mean any Cash Management Agreement that is entered into by and between any Loan Party and any Cash Management Bank that is designated by the Borrower in writing to the Administrative Agent as a “Secured Cash Management Agreement” as of the Closing Date or, if later, as of the time of entering into such Cash Management Agreement, in each case, so long as any such Cash Management Agreement is not also secured by the ABL Documents.

“Secured Hedging Agreement” shall mean any Hedging Agreement permitted under Article VI that is entered into by and between any Loan Party and any Hedge Bank that is designated by the Borrower in writing to the Administrative Agent as a “Secured Hedging Agreement” as of the Closing Date or, if later, as of the time of entering into such Secured Hedging Agreement, in each case, so long as any such Hedging Agreement is not also secured by the ABL Documents.

“Secured Parties” shall mean, collectively, the Administrative Agent, the Collateral Agent, each Lender, each Hedge Bank that is a party to one or more Secured Hedging Agreements, each Cash Management Bank that is a party to one or more Secured Cash Management Agreements and each sub-agent appointed pursuant to Section 8.02 by the Administrative Agent with respect to matters relating to the Loan Documents or by the Collateral Agent with respect to matters relating to any Security Document.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Agreement” shall mean the Security Agreement, dated as of the Closing Date, as it may be amended, restated, supplemented and/or otherwise modified from time to time, among the Borrower, each Subsidiary Loan Party and the Collateral Agent.

“Security Documents” shall mean the Security Agreement and each intellectual property security agreement, each mortgage and each other agreement, instrument or document that creates or purports to create or perfect a Lien in favor of the Collateral Agent for the benefit of the Secured Parties, and each of the joinders and supplements executed and delivered pursuant to any of the foregoing or pursuant to Section 5.10.

“Series LLC” shall mean any series of a limited liability company (including any protected or registered series) established in accordance with Section 18-215 or 18-218 of the Delaware Limited Liability Company Act or any comparable provision of any other law.

“Series LP” shall mean any series of a limited partnership (including any protected or registered series) established in accordance with Section 17-218 or 17-221 of the Delaware Limited Partnership Act or any comparable provision of any other law.

“Shared Services Agreement” shall mean the Amended and Restated Business Management and Shared Services Agreement, dated as of March 12, 2015, by and between the Borrower (formerly known as TravelCenters of America LLC) and The RMR Group LLC (formerly known as REIT Management & Research LLC), a Maryland limited liability company, as the same exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

“Similar Business” shall mean any business or activities (i) conducted or proposed to be conducted by the Borrower or any of its Subsidiaries on the Closing Date, (ii) any business that is a natural outgrowth or reasonable extension, development or expansion of any such business or any business similar, reasonably related, incidental, corollary, complementary, synergistic, reasonably related, or ancillary to any of the foregoing (including non-core incidental businesses acquired in connection with any Permitted Acquisition or permitted Investment) or (iii) any business that in the Borrower’s good faith business judgment constitutes a reasonable diversification of businesses conducted by the Borrower or any of its Subsidiaries.

“Solvent” shall mean, with respect to any person, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such person will, as of such date, exceed the amount of all “liabilities of such person, contingent or otherwise,” as of such date, (b) the “present fair saleable value” of the assets of such person will, as of such date, be greater than the amount that will be required to pay the liability of such person on its debts as such debts become absolute and matured, (c) such person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, (d) such person will be able to pay its debts as they mature and (e) such person is not insolvent within the meaning of any applicable Requirements of Law. For purposes of this definition, (i) “debt” shall mean liability on a “claim,” (ii) “claim” shall mean any (A) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (B) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured and (iii) such other quoted terms used in this definition shall be determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors.

“Specified Acquisition Agreement Representations” shall mean, with respect to any Limited Condition Acquisition, such of the representations made by, or with respect to, the applicable target and its subsidiaries in the applicable acquisition agreement (as in effect on the date of execution thereof) as are material to the interests of the Lenders, but only to the extent that the Borrower or its Subsidiaries have the right (taking into account any applicable cure provisions) to terminate their obligations under such acquisition agreement (as in effect on the date of execution thereof) as a result of a breach of such representations in such acquisition agreement (as in effect on the date of execution thereof) or decline to consummate the acquisition as a result of a breach of one or more of such representations in the applicable acquisition agreement.

“Specified Existing Tranche” shall have the meaning assigned to such term in Section 2.24(a).

“Specified Refinancing Debt” shall have the meaning assigned to such term in Section 2.25(a).

“Specified Refinancing Term Commitment” shall mean Specified Refinancing Debt constituting term loan commitments.

“Specified Refinancing Term Loans” shall mean Specified Refinancing Debt constituting term loans.

“Specified Representations” shall mean the representations and warranties made in Sections 3.01(a) (with respect to the organizational existence of the Loan Parties only), 3.02(a), 3.02(b)(i)(B), 3.03, 3.10, 3.11, 3.17, 3.19, 3.25 and 3.26 (as related only to the use of proceeds of the applicable Incremental Term Loans not violating any Anti-Corruption Laws).

“Specified Transaction” shall mean:

(1)       solely for the purposes of determining the applicable cash balance, any contribution of capital, including as a result of an offering of Equity Interests, to the Borrower, in each case, in connection with an acquisition or Investment,

(2)       any designation of operations or assets of the Borrower or a Subsidiary as discontinued operations (as defined under GAAP),

(3)       any Permitted Acquisition or other permitted Investment that results in a person becoming a Subsidiary,

(4)       any designation of a subsidiary as a Subsidiary or an Unrestricted Subsidiary in compliance with this Agreement,

(5)       any permitted purchase or other permitted acquisition of a business of any person, of assets constituting a business unit, line of business or division of any person,

(6)       any permitted disposition (a) that results in a subsidiary ceasing to be a Subsidiary of the Borrower or (b) of a business, business unit, line of business or division of the Borrower or a Subsidiary, in each case whether by merger, amalgamation, consolidation or otherwise,

(7)       any operational changes identified by the Borrower that have been made by the Borrower or any Subsidiary during the Test Period,

(8)       any borrowing of Incremental Term Loans, Incremental Equivalent Debt or other Indebtedness requiring a financial ratio or test to be calculated on a pro forma basis, or

(9)       any Restricted Payment, any Voluntary Junior Prepayment or other transaction that by the terms of this Agreement requires a financial ratio to be calculated on a pro forma basis.

“Statutory Reserves” shall mean the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate or other fronting office making or holding a Loan) is subject for Eurocurrency Liabilities (as defined in Regulation D of the Board). Eurocurrency Term Loans shall be deemed to constitute Eurocurrency Liabilities (as defined in Regulation D of the Board) and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subagent” shall have the meaning assigned to such term in Section 8.02.

“subsidiary” shall mean, with respect to any person (herein referred to as the “parent”), any corporation, partnership, association or other business entity (a) that is, at the time any determination is made, Controlled by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent or (b) of which securities or other ownership interests representing more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” shall mean, unless the context otherwise requires, a subsidiary of the Borrower. Notwithstanding the foregoing (and except for purposes of the definition of “Unrestricted Subsidiary” contained herein) an Unrestricted Subsidiary shall be deemed not to be a Subsidiary of the Borrower or any of its Subsidiaries for purposes of this Agreement.

“Subsidiary Guarantee Agreement” shall mean the Subsidiary Guarantee Agreement dated as of the Closing Date, as may be amended, restated, supplemented or otherwise modified from time to time, between each Subsidiary Loan Party and the Administrative Agent.

“Subsidiary Loan Party” shall mean each Wholly Owned Domestic Subsidiary of the Borrower that is not an Excluded Subsidiary.

“Subsidiary Redesignation” shall have the meaning provided in the definition of “Unrestricted Subsidiary” contained in this Section 1.01.

“Successor Borrower” shall have the meaning assigned to such term in Section 6.04(a).

“Supported QFC” shall have the meaning assigned to such term in Section 9.23.

“SVC” shall mean Service Properties Trust, a Maryland real estate investment trust, and its successors and assigns.

“SVC Companies” shall mean the collective reference to SVC and its Subsidiaries; provided, that, in no event shall the SVC Companies include any Loan Party or any of their respective Subsidiaries.

“Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“TA West Greenwich” shall mean TA West Greenwich LLC, a Maryland limited liability company.

“TA West Greenwich Loan Agreement” shall mean the Loan Agreement, dated as of February 6, 2020, between TA West Greenwich, as borrower, and The Washington Trust Company, as lender, as the same may be amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original administrative agent and lenders or other agents and lenders or otherwise, and whether provided under the original credit agreement or one or more other credit agreements, indentures, financing agreements or otherwise, including any agreement extending the maturity thereof, otherwise restructuring all or any portion of the Indebtedness thereunder, increasing the amount loaned or issued thereunder, altering the maturity thereof or providing for other Indebtedness).

“TA West Greenwich Loan Documents” shall mean the TA West Greenwich Loan Agreement and the other “Loan Documents” (as defined in the TA West Greenwich Loan Agreement).

“Target” shall have the meaning specified in the definition of “Permitted Acquisition”.

“Taxes” shall mean any and all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings or other similar charges imposed by any Governmental Authority, whether computed on a separate, consolidated, unitary, combined or other basis and any interest, fines, penalties or additions to tax with respect to the foregoing.

“Term Facility Increase” shall have the meaning specified in Section 2.22(a)(i).

“Term Facility Increase Lender” shall have the meaning specified in Section 2.22(a)(ii).

“Term Facility Maturity Date” shall mean December 14, 2027.

“Term Increase Effective Date” shall have the meaning assigned to such term in Section 2.22(a)(iv).

“Term Loan Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Term Loans hereunder (including any Incremental Term Commitment and or Specified Refinancing Term Commitment). The amount of each Lender’s Term Loan Commitment as of the Closing Date is set forth on Schedule 2.01. The aggregate amount of the Term Loan Commitments as of the Closing Date is $200,000,000.

“Term Loan Installment Date” shall have the meaning assigned to such term in Section 2.10(a)(i).

“Term Loans” shall mean the Initial Term Loans, any Incremental Term Loan, any Extended Term Loan or any Specified Refinancing Term Loan.

“Termination Date” shall mean the date on which the principal of and interest on each Loan, all fees and all other expenses or amounts payable under any Loan Document and all other Loan Obligations shall have been paid in full (other than in respect of (a) contingent indemnification and expense reimbursement claims not then due and (b) obligations under or pursuant to any Secured Hedging Agreement or any Secured Cash Management Agreement).

“Test Period” shall mean, on any date of determination, the period of four consecutive fiscal quarters of the Borrower then most recently ended (taken as one accounting period) for which financial statements have been (or were required to be) delivered pursuant to Section 5.04(a) or 5.04(b); provided that prior to the first date financial statements have been delivered pursuant to Section 5.04(a) or 5.04(b), the Test Period in effect shall be the four fiscal quarter period ended September 30, 2020.

“Total Net Leverage Ratio” shall mean, with respect to any Test Period, the ratio of (A) (i) Consolidated Debt of the Borrower and its Subsidiaries outstanding as of the last day of such Test Period less (ii) the lesser of (x) $25,000,000 and (y) the amount of the Unrestricted Cash of the Borrower and its Subsidiaries on such date, to (B) EBITDA of the Borrower and its Subsidiaries for the then most recently ended Test Period, in each case, with such pro forma adjustments to Consolidated Debt and EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in Section 1.06.

“Tranche” refers to whether such Term Loans (or Term Loan Commitments) are (i) Initial Term Loans, (ii) Incremental Term Facilities or Incremental Term Loans with the same terms and conditions, (iii) Extended Term Loans or Extended Tranches (in each case, of the same series) or (iv) Specified Refinancing Term Loans or Specified Refinancing Term Commitments (of the same series).

“Transaction Expenses” shall mean any fees or expenses incurred or paid by the Borrower or any of its Subsidiaries or any of their Affiliates in connection with (i) the Transactions, this Agreement and the other Loan Documents and (ii) the transactions contemplated hereby and thereby.

“Transactions” shall mean, collectively, (a) the execution, delivery and performance of the Loan Documents, the creation of the Liens pursuant to the Security Documents, and the initial borrowings hereunder and the use of proceeds thereof, (b) the amendment of the ABL Documents on the Closing Date and (c) the payment of all fees and expenses to be paid and owing in connection with the foregoing.

“Transformative Acquisition” shall mean an acquisition by the Borrower or any Subsidiary that is not permitted by the terms of the Loan Documents immediately prior to the consummation of such acquisition.

“Type” shall mean, when used in respect of any Loan or Borrowing, the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall include the Adjusted LIBO Rate and the ABR.

“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“Unrestricted Cash” shall mean Cash Equivalents of the Borrower or any of its Subsidiaries that would not appear as “restricted” on a consolidated balance sheet of the Borrower or any of its Subsidiaries in accordance with GAAP.

“Unrestricted Subsidiary” shall mean (1) any subsidiary of the Borrower, whether now owned or acquired or created after the Closing Date, that is designated by the Borrower as an Unrestricted Subsidiary hereunder by written notice to the Administrative Agent; provided that the Borrower shall only be permitted to so designate a new Unrestricted Subsidiary after the Closing Date so long as (a) no Event of Default has occurred and is continuing or would result therefrom, (b) such Unrestricted Subsidiary shall be capitalized (to the extent capitalized by the Borrower or any of its Subsidiaries) through Investments as permitted by, and in compliance with, Section 6.03, and any prior or concurrent Investments in such Subsidiary by the Borrower or any of its Subsidiaries shall be deemed to have been made under Section 6.03, (c) without duplication of clause (b), any net assets owned by such Unrestricted Subsidiary at the time of the initial designation thereof shall be treated as Investments pursuant to Section 6.03, (d) such Unrestricted Subsidiary is also designated as an “unrestricted subsidiary” or similar term under the ABL Credit Agreement and any other Material Indebtedness of the Borrower and its Subsidiaries and (e) the Total Net Leverage Ratio as of the end of the Test Period then most recently ended (calculated on a pro forma basis) would not exceed 5.00 to 1.00 and (2) any subsidiary of an Unrestricted Subsidiary. No Unrestricted Subsidiary shall (i) hold, and neither the Borrower nor any Subsidiary shall transfer to an Unrestricted Subsidiary, any Intellectual Property that is material to the business of the Borrower and its Subsidiaries (taken as a whole) or (ii) own any Indebtedness or Equity Interests (or hold any Lien on any property of) the Borrower or any Subsidiary. The Borrower may designate any Unrestricted Subsidiary to be a Subsidiary for purposes of this Agreement (each, a “Subsidiary Redesignation”); provided that (i)  no Event of Default has occurred and is continuing or would result therefrom, (ii) any Indebtedness and Investments of the applicable Subsidiary and any Liens encumbering its property existing as of the time of such Subsidiary Redesignation shall be deemed newly incurred or established, as applicable, at such time and shall comply with the requirements of Section 6.01, 6.02 and 6.03, (iii) the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by a Responsible Officer of the Borrower, certifying to the best of such officer’s knowledge, compliance with the requirements of preceding clauses (i) and (ii), and (iv) no Unrestricted Subsidiary shall be designated as a Subsidiary more than once. As of the Closing Date, there are no Unrestricted Subsidiaries.

“Unsecured Bonds” shall mean (a) the 8.25% Senior Notes due 2028 issued under the First Supplemental Indenture dated as of January 15, 2013 between the Borrower and U.S. Bank National Association, as trustee, (b) the 8.00% Senior Notes due 2029 issued under the Second Supplemental Indenture dated as of December 16, 2014 between the Borrower and U.S. Bank National Association, as trustee and (c) the 8.00% Senior Notes due 2030 issued under the Third Supplemental Indenture dated as of October 5, 2015 between the Borrower and U.S. Bank National Association, as trustee, in each case, issued pursuant to the Indenture dated as of January 15, 2013 between the Borrower and U.S. Bank National Association, as trustee, as amended by the Fourth Supplemental Indenture dated as of August 1, 2019 between the Borrower (as successor by statutory conversion to TravelCenters of America LLC) and U.S. Bank National Association, as trustee.

“U.S. Bankruptcy Code” shall mean Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“U.S. Lender” shall mean any Lender other than a Foreign Lender.

“U.S. Special Resolution Regimes” shall have the meaning assigned to such term in Section 9.23.

“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107 56 (signed into law October 26, 2001)).

“Voluntary Junior Prepayment” shall have the meaning assigned to such term in Section 6.08(a).

“Voting Stock” shall mean, with respect to any person, such person’s Capital Stock having the right to vote for the election of members of the Board of Directors of such person under ordinary circumstances.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years (and/or portion thereof) obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness; provided, that for purposes of determining the Weighted Average Life to Maturity of any Indebtedness that is being modified, refinanced, refunded, renewed, replaced or extended (the “Applicable Indebtedness”), the effects of any prepayments made or amortization on such Applicable Indebtedness prior to the date of the applicable modification, refinancing, refunding, renewal, replacement or extension shall be disregarded.

“Wholly Owned Domestic Subsidiary” shall mean a Wholly Owned Subsidiary that is also a Domestic Subsidiary.

“Wholly Owned Subsidiary” of any person shall mean a subsidiary of such person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such person or another Wholly Owned Subsidiary of such person. Unless the context otherwise requires, “Wholly Owned Subsidiary” shall mean a Subsidiary of the Borrower that is a Wholly Owned Subsidiary of the Borrower.

“Withdrawal Liability” shall mean liability with respect to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Working Capital” shall mean, with respect to the Borrower and the Subsidiaries on a consolidated basis at any date of determination, Current Assets at such date of determination minus Current Liabilities at such date of determination; provided that, for purposes of calculating Excess Cash Flow, increases or decreases in Working Capital shall be calculated without regard to any changes in Current Assets or Current Liabilities as a result of (a) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent or (b) the effects of purchase accounting.

“Write-Down and Conversion Powers” shall mean (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.02       Terms Generally.

(a)                The definitions set forth or referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, any reference in this Agreement to any agreements (including the Loan Documents), and other contractual requirements shall be deemed to include all subsequent amendments, restatements, amendment and restatements, extensions, supplements, modifications, restructurings, replacements, refinancings, renewals, or increases (in each case, where applicable, whether pursuant to one or more agreements or with different lenders or agents and whether provided under the original credit agreement or one or more other credit agreements, indentures, financing agreements or otherwise, including any agreement extending the maturity thereof, otherwise restructuring all or any portion of the Indebtedness thereunder, increasing the amount loaned or issued thereunder, altering the maturity thereof or providing for other Indebtedness), but only to the extent that such amendments, restatements, amendment and restatements, extensions, supplements, modifications, replacements, restructurings, refinancings, renewals, or increases are not prohibited by any Loan Document. Unless otherwise expressly provided herein, references to any Requirement of Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing, or interpreting such Requirement of Law. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

(b)                Notwithstanding anything in this Agreement to the contrary, unless the Borrower has notified the Administrative Agent in writing that this clause (b) shall not apply with respect to an applicable Test Period on or prior to the delivery of financial statements for such Test Period pursuant to Section 5.04, each provision under this Agreement, shall, in each case, be determined without giving effect to ASC 842 (Leases), except that financial statements delivered pursuant to Section 5.04 may be prepared in accordance with GAAP (including giving effect to ASC 842 (Leases) as in effect at the time of such delivery).

1.03       Effectuation of Transactions. Each of the representations and warranties of the Borrower contained in this Agreement (and all corresponding definitions) are made after giving effect to the Transactions as shall have taken place on or prior to the date of determination, unless the context otherwise requires.

1.04       Timing of Payment or Performance. Except as otherwise expressly provided herein, when the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day.

1.05       Times of Day. Unless otherwise specified herein, all references herein to times of day shall be references to Local Time.

1.06       Pro Forma and Other Calculations.

(a)                Notwithstanding anything to the contrary herein, financial ratios and tests, including the First Lien Net Leverage Ratio and the Total Net Leverage Ratio shall be calculated in the manner prescribed by this Section 1.06; provided that notwithstanding anything to the contrary in subsections (b), (c), (d) or (e) of this Section 1.06, when calculating the First Lien Net Leverage Ratio for purposes of the “Required Percentage”, the events described in this Section 1.06 that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect.

(b)                For purposes of calculating any financial ratio or test (or EBITDA or Consolidated Total Assets), Specified Transactions (and, subject to clause (d) below, the incurrence or repayment of any Indebtedness in connection therewith) that have been made (i) during the applicable Test Period or (ii) subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in EBITDA and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable Test Period (or, in the case of Consolidated Total Assets, on the last day of the applicable Test Period). If since the beginning of any applicable Test Period any person that subsequently became a Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any Subsidiary since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.06, then such financial ratio or test (or EBITDA or Consolidated Total Assets) shall be calculated to give pro forma effect thereto in accordance with this Section 1.06.

(c)                Whenever pro forma effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by a Financial Officer of the Borrower and may include, for the avoidance of doubt, the amount of “run-rate” cost savings, operating expense reductions, synergies (other than revenue synergies) and operating improvements projected by the Borrower in good faith to result from or relating to any Specified Transaction (including, for the avoidance of doubt, acquisitions occurring prior to the Closing Date) which is being given pro forma effect that have been realized or are expected to be realized and for which the actions necessary to realize such cost savings, operating expense reductions, synergies and operating improvements are taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Borrower) (calculated on a pro forma basis as though such cost savings, operating expense reductions, synergies and operating improvements had been realized on the first day of such period and as if such cost savings, operating expense reductions, synergies and operating improvements were realized during the entirety of such period and “run-rate” means the full recurring benefit for a period that is associated with any action taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken following the Closing Date, net of the amount of actual benefits realized during such period from such actions, and any such adjustments shall be included in the initial pro forma calculations of such financial ratios or tests and during any subsequent Test Period in which the effects thereof are expected to be realized) relating to such Specified Transaction; provided that (i) such amounts are reasonably identifiable and factually supportable in the good faith judgment of the Borrower and certified by a Financial Officer of the Borrower in an officer’s certificate, (ii) such actions are taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken no later than 12 months after the date of such Specified Transaction (or such actions are undertaken or implemented prior to the consummation of such Specified Transaction), (iii) no amounts shall be added to the extent duplicative of any amounts that are otherwise added back in computing EBITDA (or any other components thereof), whether through a pro forma adjustment or otherwise, with respect to such period and (iv) the aggregate amount of such “run-rate” cost savings, synergies, operating expense reductions and operating improvements increasing EBITDA pursuant to this Section 1.06(c) in any Test Period, together with the amount of any “run-rate” cost savings, synergies, operating expense reductions and operating improvements added back to EBITDA for such Test Period pursuant to clause (k) of the definition thereof, shall not exceed 25% of EBITDA, calculated prior to giving effect to all such add-backs, adjustments and increases, for such Test Period on a pro forma basis.

(d)                In the event that the Borrower or any Subsidiary incurs (including by assumption or guarantees), issues or repays (including by redemption, repurchase, repayment, retirement, discharge, defeasance or extinguishment) any Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility or line of credit for working capital purposes unless such Indebtedness has been permanently repaid and not replaced), in each case included in the calculations of any financial ratio or test, (i) during the applicable Test Period or (ii) subsequent to the end of the applicable Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then such financial ratio or test shall be calculated giving pro forma effect to such incurrence, issuance, repayment or redemption of Indebtedness, in each case to the extent required, as if the same had occurred on the last day of the applicable Test Period; provided, however, that at the election of the Borrower, the pro forma calculation will not give effect to any Indebtedness incurred on such determination date pursuant to the provisions described in Section 1.07.

(e)          [Reserved].

(f)           Notwithstanding anything to the contrary in this Section 1.06 or in any classification under GAAP of any person, business, assets or operations in respect of which a definitive agreement for the disposition thereof has been entered into, at the election of the Borrower, no pro forma effect shall be given to any discontinued operations (and the EBITDA attributable to any such person, business, assets or operations shall not be excluded for any purposes hereunder) until such disposition shall have been consummated.

(g)          [Reserved].

(h)          If any Lien, Indebtedness, Asset Sale (or other disposition), Investment, Restricted Payment, Voluntary Junior Prepayment or other transaction, action, judgment or amount (any of the foregoing in concurrent transactions, a single transaction or a series of related transactions) is incurred, issued, taken or consummated in reliance on categories of baskets measured by reference to a percentage of EBITDA or Consolidated Total Assets, and any Lien, Indebtedness, Asset Sale (or other disposition), Investment, Restricted Payment, Voluntary Junior Prepayment or other transaction, action, judgment or amount (including in connection with refinancing thereof) would subsequently exceed the applicable percentage of EBITDA or Consolidated Total Assets if calculated based on the EBITDA or Consolidated Total Assets on a later date (including the date of any refinancing), such percentage of EBITDA or Consolidated Total Assets will be deemed not to be exceeded (so long as, in the case of refinancing any Indebtedness (and any related Lien), the principal amount of such newly incurred or issued Indebtedness does not exceed the maximum principal amount in respect of the Indebtedness being refinanced, extended, replaced, refunded, renewed or defeased (plus an amount equal to unpaid accrued interest, fees and premium (including tender premium) and penalties (if any) thereon, upfront fees and original issue discount and other reasonable and customary fees and expenses incurred or paid in connection with such refinancing and any existing commitment unutilized and letters of credit undrawn thereunder)).

(i)           (i) Notwithstanding anything in this Agreement or any Loan Document to the contrary, when (i) calculating any applicable ratio, Consolidated Net Income, EBITDA, Consolidated Total Assets or availability under any basket in connection with the incurrence of Indebtedness, the creation of Liens, the making of any Asset Sale (or other disposition), the making of an Investment, the making of a Restricted Payment, Voluntary Junior Prepayment, the designation of a subsidiary as a Subsidiary or an Unrestricted Subsidiary, the repayment of Indebtedness or any other actions or transactions, (ii) determining compliance with any provision of this Agreement which requires that no Default or Event of Default has occurred, is continuing or would result therefrom, (iii) determining compliance with any provision of this Agreement which requires compliance with any representations and warranties set forth herein or (iv) determining the satisfaction of all other conditions precedent to the incurrence of Indebtedness, the creation of Liens, the making of any Asset Sale (or other disposition), the making of an Investment, the making of a Restricted Payment, Voluntary Junior Prepayment, the designation of a subsidiary as a Subsidiary or an Unrestricted Subsidiary, the repayment of Indebtedness or any other actions or transactions, in each case in connection with a Limited Condition Acquisition, the date of determination of such ratio or other provisions, determination of whether any Default or Event of Default has occurred, is continuing or would result therefrom, determination of compliance with any representations or warranties or the satisfaction of any other conditions shall, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Acquisition, an “LCA Election,” which LCA Election may be in respect of one or more of clauses (i), (ii), (iii) and (iv) above), be deemed to be the date the definitive agreements (or other relevant definitive documentation) for any such other Limited Condition Acquisition are entered into (such applicable date, the “LCA Test Date”). (ii)If, after giving pro forma effect to the Limited Condition Acquisition, any Indebtedness or other transaction in connection therewith and any actions or transactions related thereto and any related pro forma adjustments, the Borrower or any of its Subsidiaries would have been permitted to take such actions or consummate such transactions on the relevant LCA Test Date in compliance with such ratio, test, basket or other provisions (and any related requirements and conditions), such ratio, test, basket or other provisions (and any related requirements and conditions) shall be deemed to have been complied with (or satisfied) for all purposes.

(iii)             For the avoidance of doubt, (i) if, following the LCA Test Date, any of such ratios, tests, baskets or other provisions are breached as a result of fluctuations in such ratio (including due to fluctuations in EBITDA, Consolidated Total Assets or other components of such ratio), test, basket or other provisions at or prior to the consummation of the relevant Limited Condition Acquisitions, such ratios, tests, baskets and other provisions will not be deemed to have failed to have been satisfied as a result of such fluctuations solely for purposes of determining whether the Limited Condition Acquisition is permitted hereunder and (ii) subject to Section 1.06(i)(v) below, such ratios, tests, baskets and compliance with such conditions shall not be tested at the time of consummation of such Limited Condition Acquisition or related transactions.

(iv)              If the Borrower has made an LCA Election for any Limited Condition Acquisition, then in connection with any subsequent calculation of any ratio, test, basket availability or compliance with any other provision hereunder on or following the relevant LCA Test Date and prior to the earliest of the date on which such Limited Condition Acquisition is consummated, the date that the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition or the date the Borrower makes an election pursuant to the immediately preceding sentence, any such ratio, test, basket or compliance with any other provision hereunder shall be calculated on a pro forma basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence or issuance of Indebtedness and the use of proceeds thereof) had been consummated on the LCA Test Date.

(v)                Notwithstanding anything in this Agreement or any Loan Document to the contrary, (i) the Borrower at any time may elect, in its sole discretion, to rescind any LCA Election, in which case the relevant ratios, tests and baskets shall be recalculated, and compliance with the relevant conditions shall be determined, at the time of consummation of the applicable Limited Condition Acquisition as if such LCA Election had never been made and (ii) if financial statements for one or more subsequent fiscal quarters after the making of an LCA Election shall have been delivered, the Borrower may elect, in its sole discretion, to redetermine the applicable ratio, Consolidated Net Income, EBITDA or Consolidated Total Assets on the basis of such financial statements, in which case, such date of redetermination shall thereafter be deemed to be the applicable LCA Test Date.

1.07            Concurrent Incurrence of Fixed Amounts and Incurrence-Based Amounts. With respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement (including, without limitation, Incremental Term Facilities, Incremental Equivalent Debt and Indebtedness under the ABL Credit Agreement) that does not require compliance with a financial ratio or test (including the Total Net Leverage Ratio and/or the First Lien Net Leverage Ratio; it being understood that grower components of any non-ratio based basket based on EBITDA or Consolidated Total Assets shall not constitute a financial ratio or test) (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement (including, without limitation, clause (x) of the definition of “Incremental Amount”) that requires compliance with a financial ratio or test (including the Total Net Leverage Ratio and/or the First Lien Net Leverage Ratio) (any such amounts, the “Incurrence-Based Amounts”), the Fixed Amounts shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence-Based Amounts. In addition, any Indebtedness (and associated Liens, subject to the applicable priorities required pursuant to the applicable Incurrence-Based Amounts), Investments, prepayments of Junior Financing and Restricted Payments incurred in reliance on Fixed Amounts may be reclassified at any time, as the Borrower may elect in writing from time to time, as incurred under any applicable Incurrence-Based Amounts if the Borrower subsequently meets the applicable ratio or test for such Incurrence-Based Amounts on a pro forma basis (or would have met such ratio or test, in which case, such reclassification shall be deemed to have automatically occurred if not elected by the Borrower); provided that all Indebtedness and Liens outstanding under the Loan Documents incurred on the Closing Date (and only such Indebtedness and Liens) will be deemed to be incurred only in reliance on Section 6.01(a) and 6.02(b), respectively, and any ABL Obligations (and only the ABL Obligations) will be deemed to be incurred only in reliance on Section 6.01(b) and 6.02(a), respectively.

1.08            Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any person becomes the asset, right, obligation or liability of a different person, then it shall be deemed to have been transferred from the original person to the subsequent person, and (b) if any new person comes into existence, such new person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE II

The Credits

2.01            Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Term Loans in Dollars to the Borrower on the Closing Date (the “Initial Term Loans”) in an aggregate principal amount not to exceed its Term Loan Commitment. Amounts of Initial Term Loans borrowed under this Section 2.01 that are repaid or prepaid may not be reborrowed.

2.02            Loans and Borrowings. (a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

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(b)          Subject to Section 2.14, each Borrowing shall be comprised entirely of ABR Term Loans or Eurocurrency Term Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any ABR Term Loan or Eurocurrency Term Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement and such Lender shall not be entitled to any amounts payable under Section 2.15 or 2.17 solely in respect of increased costs resulting from such exercise and existing at the time of such exercise.

(c)          Borrowings of more than one Type may be outstanding at the same time; provided, however, that the Borrower shall not be entitled to request any Borrowing that, if made, would result in more than 10 Eurocurrency Borrowings outstanding at any time. Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(d)          Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Term Facility Maturity Date.

2.03        Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request electronically not later than (x) with respect to the Initial Term Loan, 11:00 a.m., Local Time, one Business Day prior to the Closing Date (or such later time as the Administrative Agent may agree) and (y) with respect to any other Borrowing, (I) 11:00 a.m., Local Time, three Business Days prior to the requested date of any Borrowing of Eurocurrency Term Loans and (II) 11:00 a.m. one Business Day prior to the requested date of any Borrowing of ABR Term Loans (in the case of any of the foregoing, or such other timeframe that is acceptable in the sole discretion of the Administrative Agent). Each such Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)              the aggregate amount of the requested Borrowing;

(ii)             the date of such Borrowing, which shall be a Business Day;

(iii)            whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(iv)            in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v)             the location and number of the account or accounts to which funds are to be disbursed.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

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2.04        [Reserved].

2.05        [Reserved].

2.06        Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account or accounts designated by the Borrower as specified in the applicable Borrowing Request.

(b)         Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with clause (a) of this Section 2.06 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of (A) the Federal Funds Effective Rate and (B) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to ABR Term Loans at such time. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

2.07        Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)         To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone or by electronic means, by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall (unless otherwise agreed by the Administrative Agent) be irrevocable and shall be confirmed promptly by hand delivery or electronic means to the Administrative Agent of a written Interest Election Request signed by the Borrower.

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(c)          Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)              the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)             the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)            whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv)            if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. If less than all the outstanding principal amount of any Borrowing shall be converted or continued, then each resulting Borrowing shall be in an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum and satisfy the limitations specified in Sections 2.02(c) regarding the maximum number of Borrowings of the relevant Type.

(d)          Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender to which such Interest Election Request relates of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)          If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a Eurocurrency Borrowing with an Interest Period of one month’s duration. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the written request (including a request through electronic means) of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurocurrency Borrowing and (ii) unless repaid, each Eurocurrency Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

2.08        Termination of Commitments. On the Closing Date (after giving effect to the funding of the Term Loans to be made on such date), the Term Loan Commitments of each Lender as of the Closing Date will terminate.

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2.09        Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan of such Lender as provided in Section 2.10.

(b)          Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)          The Administrative Agent shall maintain the Register in accordance with Section 9.04(b).

(d)          The entries made in the accounts maintained pursuant to clause (b) or (c) of this Section 2.09 shall be prima facie evidence of the existence and amounts of the obligations recorded therein (absent manifest error); provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement. In the event of any conflict between the records maintained by any Lender and the records maintained by the Administrative Agent in such matters, the records of the Administrative Agent shall control in the absence of manifest error.

(e)          Any Lender may request that Loans made by it be evidenced by a promissory note (a “Note”). In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent and reasonably acceptable to the Borrower. Thereafter, unless otherwise agreed to by the applicable Lender, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if requested by such payee, to such payee and its registered assigns).

2.10        Repayment of Term Loans. (a) Subject to the other clauses of this Section 2.10,

(i)               the Borrower shall repay Initial Term Loans incurred on the Closing Date on the last day of each March, June, September and December of each year (commencing on March 31, 2021) and on the Term Facility Maturity Date or, if any such date is not a Business Day, on the next preceding Business Day (each such date being referred to as a “Term Loan Installment Date”), in an aggregate principal amount of such Initial Term Loans equal to (A) in the case of quarterly payments due prior to the Term Facility Maturity Date, an amount equal to 0.25% of the aggregate principal amount of such Initial Term Loans outstanding immediately after the Closing Date, and (B) in the case of such payment due on the Term Facility Maturity Date, an amount equal to the then unpaid principal amount of such Initial Term Loans outstanding; and

(ii)              to the extent not previously paid, outstanding Initial Term Loans shall be due and payable on the Term Facility Maturity Date.

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(b)          (i) The principal amount of Incremental Term Loans of each Lender shall be repaid by the Borrower as provided in the applicable Incremental Amendment in respect of such Incremental Term Loans as contemplated by Section 2.22(b), subject to the requirements of Section 2.22(b) (which installments shall, to the extent applicable, be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Sections 2.10(c), (d) and (e), or be increased as a result of any increase in the amount of Incremental Term Loans pursuant to Section 2.22(a) (such increased amortization payments to be calculated in the same manner (and on the same basis) as the schedule set forth in the Incremental Amendment in respect of such Incremental Term Loans as contemplated by Section 2.22(a) for the initial incurrence of such Incremental Term Loans)), and, to the extent not previously paid, each Incremental Term Loan shall be due and payable on the Maturity Date applicable to such Incremental Term Loans, (ii) the principal amount of Specified Refinancing Term Loans of each Lender shall be repaid by the Borrower as provided in the applicable Refinancing Amendment, subject to the requirements of Section 2.25 (which installments shall, to the extent applicable, be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Sections 2.10(c), (d) and (e), or be increased as a result of any increase in the amount of Specified Refinancing Term Loans pursuant to Section 2.22(a) (such increased amortization payments to be calculated in the same manner (and on the same basis) as the schedule set forth in the Refinancing Amendment for the initial incurrence of such Specified Refinancing Term Loans)), and, to the extent not previously paid, each Specified Refinancing Term Loan shall be due and payable on the Maturity Date applicable to such Specified Refinancing Term Loans and (iii) the principal amount of Extended Term Loans of each Extending Lender shall be repaid by the Borrower as provided in the applicable Extension Amendment as contemplated by Section 2.24, subject to the requirements of Section 2.24 (which installments shall, to the extent applicable, be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Sections 2.10(c), (d) and (e), or be increased as a result of any increase in the amount of Extended Term Loans pursuant to Section 2.22(a) (such increased amortization payments to be calculated in the same manner (and on the same basis) as the schedule set forth in the amendment to this Agreement in respect of such Extended Term Loans as contemplated by Section 2.24)), and, to the extent not previously paid, each Extended Term Loan shall be due and payable on the Maturity Date applicable to such Extended Term Loans.

(c)          Prepayment of the Loans required with respect to Net Proceeds pursuant to Section 2.11(b) and Excess Cash Flow pursuant to Section 2.11(c) shall be allocated to the Term Loans determined pursuant to Sections 2.10(d) and (e), with the application thereof to reduce in direct order amounts due on the succeeding Term Loan Installment Dates as provided in the remaining scheduled amortization payments; provided that any Lender, at its option, may elect to decline any such prepayment of any Term Loan held by it if it shall give written notice to the Administrative Agent thereof by 5:00 p.m. Local Time at least three Business Days prior to the date of such prepayment (any such Lender, a “Declining Lender”) and on the date of any such prepayment, any amounts that would otherwise have been applied to prepay Term Loans owing to Declining Lenders (such amounts, the “Declined Proceeds”) shall instead be retained by the Borrower for application for any purpose not prohibited by this Agreement. Any optional prepayments of the Term Loans pursuant to Section 2.11(a) shall be applied to the remaining installments of the Term Loans as the Borrower may in each case direct (and absent such direction in direct order of maturity).

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(d)          Prior to any prepayment of any Loan hereunder, the Borrower shall select the Borrowing or Borrowings to be prepaid and shall notify the Administrative Agent by electronic means or by telephone (confirmed by electronic means) of such selection not later than 2:00 p.m., Local Time, (i) in the case of an ABR Borrowing, at least one Business Day before the scheduled date of such prepayment and (ii) in the case of a Eurocurrency Borrowing, at least three Business Days before the scheduled date of such prepayment (or, in each case, such shorter period acceptable to the Administrative Agent); provided that a notice of prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities, indentures or similar agreements or other transactions, in which case such notice may be revoked or delayed by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied (or waived by the Borrower in its sole discretion) and/or rescinded at any time by the Borrower if the Borrower determines in its sole discretion that any or all of such conditions will not be satisfied (or waived). Each repayment of a Borrowing shall be applied ratably to the Loans included in the repaid Borrowing. All repayments of Loans shall be accompanied by accrued interest on the amount repaid to the extent required by Section 2.13(d).

(e)          Subject to Sections 2.10(c), 2.11(b) and 2.11(c), except as may otherwise be set forth in any Incremental Amendment, any Refinancing Amendment or any Extension Amendment, each prepayment of Term Loans required by Section 2.11(b) or (c) shall be allocated pro rata among the Initial Term Loans and any new Term Loans, Specified Refinancing Term Loans and Extended Term Loans then outstanding based on the applicable remaining principal amounts due thereunder and shall be applied within each Tranche of Term Loans in respect of such Term Loans in direct forward order of scheduled maturity thereof; provided that (x) any Tranche of new Term Loans, Specified Refinancing Term Loans and Extended Term Loans may specify that one or more other Tranches of Term Loans may be prepaid prior to such Tranche of new Term Loans, Specified Refinancing Term Loans and Extended Term Loans and (y) any prepayment of Term Loans with the Net Proceeds of, or in exchange for, Credit Agreement Refinancing Indebtedness or Specified Refinancing Debt pursuant to Section 2.11(b) shall be applied solely to each applicable Tranche or Tranches of Term Loans being refinanced as selected by the Borrower. Any optional prepayments of the Term Loans pursuant to Section 2.11(a) shall be applied to the Tranche or Tranches of Term Loans as the Borrower may in each case direct (and absent such direction in direct order of maturity).

2.11        Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Loan in whole or in part, without premium or penalty (but subject to Section 2.12(b) and Section 2.16), in an aggregate principal amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum or, if less, the amount outstanding, subject to prior notice in accordance with Section 2.10(d).

(b)          The Borrower shall apply an amount equal to all Net Proceeds promptly following receipt thereof to prepay Term Loans in accordance with clauses (c), (d) and (e) of Section 2.10. Notwithstanding the foregoing,

(i)              if at the time that any such prepayment would be required on account of a Prepayment Event, the Borrower (or any Subsidiary) is required to Discharge any Other Applicable Indebtedness with Other Applicable Net Proceeds pursuant to the terms of the documentation governing such Indebtedness, then the Borrower (or any Subsidiary) may apply such Net Proceeds otherwise required to repay the Term Loans pursuant to this Section 2.11(b) on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans and Other Applicable Indebtedness requiring such Discharge at such time), to the prepayment of the Term Loans and to the repurchase or prepayment of Other Applicable Indebtedness, and the amount of prepayment of the Term Loans that would have otherwise been required pursuant to this Section 2.11(b) shall be reduced accordingly (provided that the portion of such Net Proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of such Other Applicable Net Proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof and the remaining amount, if any, of such portion of Net Proceeds shall be allocated to the Term Loans to the extent required in accordance with the terms of this Section 2.11(b)); and

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(ii)             to the extent the holders of Other Applicable Indebtedness decline to have such Indebtedness repurchased or prepaid with such portion of such Net Proceeds, the declined amount shall promptly (and in any event within ten (10) Business Days after the date of such rejection) be applied to prepay the Term Loans to the extent required in accordance with the terms of this Section 2.11(b).

(c)          Not later than five Business Days after the date on which the annual financial statements are, or are required to be, delivered under Section 5.04(a) with respect to each Excess Cash Flow Period, the Borrower shall calculate Excess Cash Flow for such Excess Cash Flow Period and the Borrower shall apply an amount equal to (i) the amount by which the Required Percentage of such Excess Cash Flow exceeds $2,500,000 minus (ii) to the extent not financed using the proceeds of the incurrence of funded term Indebtedness, the amount actually paid in cash in respect of any voluntary payments or repurchases, and repayments to Non-Consenting Lenders, in respect of the Term Loans (including any Incremental Term Loans), any Incremental Equivalent Debt and any Specified Refinancing Debt and the ABL Obligations and any other revolving facility permitted pursuant to Section 6.01 (to the extent accompanied by a permanent reduction of the commitments thereunder), in each case, to the extent such Indebtedness is secured by Liens that are pari passu with the Liens securing the Initial Term Loans, during such Excess Cash Flow Period (plus, without duplication of any amounts previously deducted under this clause (ii), the amount of any such voluntary payments or repurchases after the end of such Excess Cash Flow Period but before the date of prepayment under this clause (c)) (which, in the case of such Indebtedness prepaid or repurchased at a discount to par, will be limited to the actual amount of cash paid to lenders in connection with such prepayment or repurchase (as opposed to the face amount of the loans so prepaid or repurchased) (except to the extent financed with long-term indebtedness (other than revolving indebtedness or intercompany debt) and without duplication in subsequent periods in the case of prepayments after the end of a fiscal year and prior to such prepayment date)). Such calculation will be set forth in a certificate signed by a Financial Officer of the Borrower delivered to the Administrative Agent setting forth the amount, if any, of Excess Cash Flow for such fiscal year, the amount of any required prepayment in respect thereof and the calculation thereof in reasonable detail. Notwithstanding the foregoing,

(i)              if at the time that any such prepayment would be required, the Borrower (or any Subsidiary) is required to Discharge Other Applicable Indebtedness with Other Applicable ECF pursuant to the terms of the documentation governing such Indebtedness, then the Borrower (or any Subsidiary) may apply such portion of Excess Cash Flow otherwise required to repay the Term Loans pursuant to this Section 2.11(c) on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans and Other Applicable Indebtedness requiring such Discharge at such time) to the prepayment of the Term Loans and to the repurchase or prepayment of Other Applicable Indebtedness, and the amount of prepayment of the Term Loans that would have otherwise been required pursuant to this Section 2.11(c) shall be reduced accordingly (provided that the portion of such Excess Cash Flow allocated to the Other Applicable Indebtedness shall not exceed the amount of such Other Applicable ECF required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof and the remaining amount, if any, of such portion of Excess Cash Flow shall be allocated to the Term Loans to the extent required in accordance with the terms of this Section 2.11(c)); and

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(ii)             to the extent the lenders or holders of Other Applicable Indebtedness decline to have such Indebtedness repurchased or prepaid with such portion of Excess Cash Flow, the declined amount shall promptly (and in any event within ten (10) Business Days after the date of such rejection) be applied to prepay the Term Loans to the extent required in accordance with the terms of this Section 2.11(c).

2.12        Fees(a). (a) The Borrower agrees to pay to the Administrative Agent, for the account of the Administrative Agent, the “Agency Fee” as set forth in the Fee Letter, at the times specified therein. The Borrower agrees to pay to the Collateral Agent, for the account of the Collateral Agent, the amounts set forth in the Collateral Agent Fee Letter, at the times specified therein.

(b)         In the event that the Initial Term Loans are prepaid pursuant to Section 2.11(a) or Section 2.11(b) (in the case of Section 2.11(b), solely with respect to prepayments made with Net Proceeds described in clause (b) of the definition thereof), the Borrower shall pay to the Administrative Agent, for the ratable account of each Lender holding all or any portion of Initial Term Loans that are so prepaid, (i) if so prepaid prior to the second anniversary of the Closing Date, a prepayment premium equal to the Applicable Premium on all such Initial Term Loans that are so prepaid and (ii) if so prepaid on or after the second anniversary of the Closing Date, no prepayment premium. Such amounts shall be due and payable on the date of such prepayment. If, prior to the second anniversary of the Closing Date, (x) any Lender that is a Non-Consenting Lender is replaced pursuant to Section 2.19(c), such Lender (and not any Person who replaces such Lender pursuant to Section 2.19(c)) shall receive its portion (as determined immediately prior to it being so replaced) of the premium described in the preceding sentence as if the Initial Term Loans held by such Lender were prepaid pursuant to Section 2.11(a) or (y) any Lender that is a Non-Extending Lender is replaced pursuant to Section 2.24(e), such Lender (and not any Person who replaces such Lender pursuant to Section 2.24(e)) shall receive its portion (as determined immediately prior to it being so replaced) of the premium described in the preceding sentence as if the Initial Term Loans held by such Lender were prepaid pursuant to Section 2.11(a).

(c)         In the event that the Term Loans are prepaid pursuant to Section 2.11(b) (solely with respect to prepayments made with Net Proceeds described in clause (a) of the definition thereof on account of a voluntary Asset Sale), the Borrower shall pay to the Administrative Agent, for the ratable account of each Lender holding all or any portion of Term Loans that are so prepaid, (i) if so prepaid prior to the first anniversary of the Closing Date, a prepayment premium equal to 6.00% on all such Term Loans that are so prepaid, (ii) if so prepaid on or after the first anniversary of the Closing Date and prior to the second anniversary of the Closing Date, a prepayment premium equal to 3.00% on all such Term Loans that are so prepaid and (iii) if so prepaid on or after the second anniversary of the Closing Date, no prepayment premium. Such amounts shall be due and payable on the date of such prepayment.

(d)         All fees hereunder shall be paid on the dates due, in immediately available funds in Dollars, to the Administrative Agent for distribution, if and as appropriate, among the Lenders. Once paid, none of the fees shall be refundable under any circumstances.

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2.13        Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the ABR plus the Applicable Margin.

(b)          The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c)          Notwithstanding the foregoing, if any principal of or interest on any Loan or any fees or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% plus the rate otherwise applicable to such Loan as provided in the preceding clauses of this Section 2.13 or (ii) in the case of any other overdue amount, 2.00% plus the rate applicable to ABR Term Loans as provided in clause (a) of this Section; provided that this clause (c) shall not apply to any Event of Default that has been waived by the Lenders pursuant to Section 9.08.

(d)          Accrued interest on each Loan shall be payable in arrears (i) on each Interest Payment Date for such Loan and (ii) on the Term Facility Maturity Date; provided that (A) interest accrued pursuant to clause (c) of this Section 2.13 shall be payable on demand, (B) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (C) in the event of any conversion of any Eurocurrency Term Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)          All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the ABR at times when the ABR is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable ABR, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

2.14        Alternate Rate of Interest. (a) Notwithstanding anything to the contrary in this Agreement or any other Loan Documents,

(i)              if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Required Lenders notify the Administrative Agent (with a copy to the Borrower) that the Required Lenders have determined, that adequate and reasonable means do not exist for ascertaining Adjusted LIBO Rate for any requested Interest Period, including, without limitation, because the LIBO Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

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(ii)             the Administrative Agent shall have received notice from the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making, funding or maintaining their Eurocurrency Term Loans for such Interest Period, then the Administrative Agent shall give written notice thereof (or telephonic notice, promptly confirmed in writing) to the Borrower and to the Lenders as soon as practicable thereafter. Until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (x) the obligations of the Lenders to continue or convert outstanding Loans as or into Eurocurrency Term Loans shall be suspended and (y) all such affected Loans shall be converted into ABR Term Loans on the last day of the then current Interest Period applicable thereto unless the Borrower prepays such Loans in accordance with this Agreement.

(b)          Benchmark Replacement Setting.

(i)              Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (Local Time) on the fifth Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(ii)             In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iii)            The Administrative Agent will promptly notify the Borrower and the Lenders of (A) any Benchmark Replacement Date and the related Benchmark Replacement, (B) the effectiveness of any Benchmark Replacement Conforming Changes, (C) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (iv) below and (D) the commencement of any Benchmark Unavailability Period. For the avoidance of doubt, any notice required to be delivered by the Administrative Agent as set forth in this Section 2.14 may be provided, at the option of the Administrative Agent (in its sole discretion), in one or more notices and may be delivered together with, or as part of any amendment which implements any Benchmark Replacement or Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.14, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.14.

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(iv)            Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (I) if the then-current Benchmark is a term rate (including Term SOFR or USD LIBOR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (II) if a tenor that was removed pursuant to clause (I) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v)             Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Eurocurrency Borrowing of, conversion to or continuation of Eurocurrency Term Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Term Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR.

(vi)            The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to (A) the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “LIBO Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation any Benchmark Replacement implemented hereunder), (B) the composition or characteristics of any such Benchmark Replacement, including whether it is similar to, or produces the same value or economic equivalence to USD LIBOR (or any other Benchmark) or have the same volume or liquidity as did USD LIBOR (or any other Benchmark), (C) any actions or use of its discretion or other decisions or determinations made with respect to any matters covered by this Section 2.14 including, without limitation, whether or not a Benchmark Transition Event has occurred, the removal or lack thereof of unavailable or non-representative tenors, the implementation or lack thereof of any Benchmark Replacement Conforming Changes, the delivery or non-delivery of any notices required by clause (iv) above or otherwise in accordance herewith, and (D) the effect of any of the foregoing provisions of this Section 2.14.

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(vii)          As used in this Section 2.14:

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to this Section 2.14.

“Benchmark” means, initially, USD LIBOR; provided that if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to USD LIBOR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to this Section 2.14.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1) the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;

(2) the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;

(3) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for Dollar denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment;

provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion.

If the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

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“Benchmark Replacement Adjustment” means, with respect to any replacement of the then current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(1) for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent:

(a) the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor; and (b) the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and

(2) for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar denominated syndicated credit facilities;

provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, the formula for calculating any successor rates identified pursuant to the definition of “Benchmark Replacement”, the formula, methodology or convention for applying the successor Floor to the successor Benchmark Replacement and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

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“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein; or

(3) in the case of an Early Opt-in Election, the sixth Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (Local Time) on the fifth Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

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(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with this Section 2.14 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with this Section 2.14.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided that, if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Early Opt-in Election” means, if the then-current Benchmark is USD LIBOR, the occurrence of the following on or after December 31, 2020:

(1) a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding Dollar-denominated syndicated credit facilities in the U.S. syndicated loan market at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, Term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

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(2) the joint election by the Administrative Agent and the Borrower to trigger a fallback from USD LIBOR and the provision by the Administrative Agent of written notice of such election to the Lenders.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to USD LIBOR.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is USD LIBOR, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (2) if such Benchmark is not USD LIBOR, the time determined by the Administrative Agent in its reasonable discretion.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“USD LIBOR” means the London interbank offered rate for Dollars.

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2.15        Increased Costs. (a) If any Change in Law shall:

(i)             impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii)            subject the Administrative Agent or any Lender to any Tax with respect to any Loan Document (other than (A) Indemnified Taxes, (B) Taxes described in clauses (ii) through (iv) of the definition of Excluded Taxes and (C) Connection Income Taxes); or

(iii)           impose on any Lender or the London interbank market any other condition (other than Taxes) affecting this Agreement or Eurocurrency Term Loans made by such Lender that is not otherwise reimbursed hereunder;

and the result of any of the foregoing shall be to increase the cost to the Administrative Agent or such Lender of making or maintaining any Eurocurrency Term Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by the Administrative Agent or such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate the Administrative Agent or such Lender for such additional costs incurred or reduction suffered promptly after the Administrative Agent or such Lender has made a request in compliance with this Section 2.15.

(b)          If any Lender determines that any Change in Law regarding capital requirements or liquidity has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered promptly after such Lender has made a request in compliance with this Section 2.15.

(c)          A certificate of a Lender or the Administrative Agent setting forth the amount or amounts necessary to compensate such Lender or its holding company or the Administrative Agent, as applicable, as specified in clause (a) or (b) of this Section 2.15 shall be delivered to the Borrower and shall be conclusive absent manifest error; provided that any such certificate claiming amounts described in clause (x) or (y) of the definition of “Change in Law” shall, in addition, state the basis upon which such amount has been calculated and certify that such Lender’s or the Administrative Agent’s demand for payment of such costs hereunder, and such method of allocation is not inconsistent with its treatment of other borrowers which, as a credit matter, are similarly situated to the Borrower and which are subject to similar provisions. The Borrower shall pay such Lender or the Administrative Agent, as applicable, the amount shown as due on any such certificate within 15 days after receipt thereof.

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(d)          Promptly after any Lender or the Administrative Agent has determined that it will make a request for increased compensation pursuant to this Section 2.15, such Lender or the Administrative Agent shall notify the Borrower thereof. Failure or delay on the part of any Lender or the Administrative Agent to demand compensation pursuant to this Section 2.15 shall not constitute a waiver of such Lender’s or the Administrative Agent’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Administrative Agent pursuant to this Section 2.15 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Administrative Agent notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Administrative Agent’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof.

2.16        Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Term Loan prior to the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Term Loan prior to the last day of the Interest Period applicable thereto, (c) the failure to borrow (other than due to the default of the relevant Lender), convert, continue or prepay any Eurocurrency Term Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurocurrency Term Loan prior to the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense (excluding loss of anticipated profits or Applicable Margin) attributable to such event promptly after such Lender has made a request in compliance with this Section 2.16. In the case of a Eurocurrency Term Loan, such loss, cost or expense (which shall not include loss of anticipated profits or Applicable Margin) to any Lender shall be deemed to be the amount determined by such Lender (it being understood that the deemed amount shall not exceed the actual amount) to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue a Eurocurrency Term Loan, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in Dollars of a comparable amount and period from other banks in the eurocurrency market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.16 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 15 days after receipt thereof.

2.17        Taxes. (a) Any and all payments made by or on account of any obligation of a Loan Party under this Agreement or any other Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes; provided that, if a Loan Party, any Agent or any other applicable withholding agent shall be required by applicable Requirement of Law to deduct or withhold any Taxes from such payments, then (i) the applicable withholding agent shall make such deductions or withholdings as are reasonably determined by the applicable withholding agent to be required by any applicable Requirement of Law, (ii) the applicable withholding agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority within the time allowed and in accordance with applicable Requirement of Law, and (iii) to the extent withholding or deduction is required to be made on account of Indemnified Taxes or Other Taxes, the sum payable by the Loan Party shall be increased as necessary so that after all required deductions and withholdings have been made (including deductions or withholdings applicable to additional sums payable under this Section 2.17) any Lender (or where any Agent receives the payment for its own account, such Agent) receives an amount equal to the sum it would have received had no such deductions or withholdings been made. After any payment of Taxes by any Loan Party to a Governmental Authority as provided in this Section 2.17, the Borrower shall deliver to the Administrative Agent a copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by applicable Requirements of Law to report such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

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(b)          Without duplication of other amounts payable by the Borrower under this Section 2.17, the Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Requirement of Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)          The Borrower shall indemnify and hold harmless each Agent and each Lender within 15 Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes payable or paid by, or required to be withheld or deducted from a payment to, such Agent or such Lender, as applicable, as the case may be (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17), and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or by an Agent (as applicable) on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.

(d)          Each Lender shall deliver to the Borrower and the Administrative Agent, at such time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not any payments made hereunder or under any other Loan Document are subject to withholding of Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, any such withholding of Taxes in respect of any payments to be made to such Lender by any Loan Party pursuant to any Loan Document or otherwise to establish such Lender’s status for withholding Tax purposes in the applicable jurisdiction. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.17(e)(i)(A) through (D), 2.17(g) and 2.17(h) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(e)          Without limiting the generality of Section 2.17(d), each Foreign Lender with respect to any Loan made to the Borrower shall, to the extent it is legally eligible to do so:

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(i)            deliver to the Borrower and the Administrative Agent, prior to the date on which the first payment to the Foreign Lender is due hereunder, two copies of (A) in the case of a Foreign Lender claiming exemption from U.S. federal withholding Tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” IRS Form W-8BEN or W-8BEN-E, as applicable, (or any applicable successor form) (together with a certificate (substantially in the form of an applicable Exhibit G hereto, such certificate, the “Non-Bank Tax Certificate”) certifying that such Foreign Lender is not a bank for purposes of Section 881(c) of the Code, is not a “10-percent shareholder” (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and is not a CFC related to the Borrower (within the meaning of Section 864(d)(4) of the Code), and that the interest payments in question are not effectively connected with the conduct by such Lender of a trade or business within the United States of America), (B) IRS Form W-8BEN or W-8BEN-E, as applicable, or Form W-8ECI or W-8EXP (or any applicable successor form), in each case properly completed and duly executed by such Foreign Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding Tax on payments by the Borrower under this Agreement, (C) IRS Form W-8IMY (or any applicable successor form) and all necessary attachments (including the forms described in clauses (A) and (B) above and 2.17(g) below from each beneficial owner, provided that if the Foreign Lender is a partnership, and one or more of the partners is claiming portfolio interest treatment, the Non-Bank Tax Certificate may be provided by such Foreign Lender on behalf of such partners) or (D) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(ii)           deliver to the Borrower and the Administrative Agent two further copies of any such form or certification (or any applicable successor form) on or before the date that any such form or certification expires or becomes obsolete or invalid, and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower and the Administrative Agent.

Any Foreign Lender that becomes legally ineligible to update any form or certification previously delivered shall promptly notify the Borrower and the Administrative Agent in writing of such Foreign Lender’s inability to do so.

Each person that shall become a Participant pursuant to Section 9.04 or a Lender pursuant to Section 9.04 shall, upon the effectiveness of the related transfer, be required to provide all the forms and statements required pursuant to this Section 2.17; provided that a Participant shall furnish all such required forms and statements solely to the person from which the related participation shall have been purchased.

Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 2.17.

(f)            If any Lender or any Agent, as applicable, determines, in its sole discretion exercised in good faith, that it has received a refund of an Indemnified Tax or Other Tax as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), then the Lender or such Agent, as the case may be, shall pay to the Loan Party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund) (net of all reasonable out-of-pocket expenses, including Taxes, of such Lender or such Agent, as the case may be, and without interest other than any interest received thereon from the relevant Governmental Authority with respect to such refund). The Loan Party, upon the request of the Lender or the Agent agrees to repay the amount paid over pursuant to this clause (f) to the Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Lender or the Agent in the event the Lender or the Agent is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (f), in no event will the Lender or the Agent be required to pay any amount to a Loan Party pursuant to this clause (f) the payment of which would place the Lender or the Agent in a less favorable net after-Tax position than the Lender or the Agent would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. No Lender nor any Agent shall be obligated to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party or any other person.

(g)           Each U.S. Lender shall deliver to the Borrower and the Administrative Agent two IRS Forms W-9 (or substitute or successor form), properly completed and duly executed, certifying that such U.S. Lender is exempt from U.S. federal backup withholding (i) on or prior to the Closing Date (or on or prior to the date it becomes a party to this Agreement), (ii) on or before the date that such form expires or becomes obsolete or invalid, (iii) after the occurrence of a change in the U.S. Lender’s circumstances requiring a change in the most recent form previously delivered by it to the Borrower and the Administrative Agent, and (iv) from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent.

(h)           Without limiting the generality of Section 2.17(d), if a payment made to any Lender or any Agent under this Agreement or any other Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender or such Agent were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or such Agent shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender or Agent has or has not complied with such Lender’s or Agent’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this Section 2.17(h), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(i)             The agreements in this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or the Collateral Agent or any assignment of rights by, or the replacement of, a Lender, the termination of this Agreement and the payment of the Loans and all other amounts payable under any Loan Document.

For purposes of this Section 2.17, the terms “applicable law” and “applicable Requirement of Law” include FATCA.

2.18         Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a)  Unless otherwise specified, the Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Sections 2.15, 2.16 or 2.17, or otherwise) prior to 2:00 p.m., Local Time, on the date when due, in immediately available funds. Each such payment shall be made without condition or deduction for any defense, recoupment, set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day solely for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated to the Borrower by the Administrative Agent, except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.05 shall be made directly to the persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. Except as otherwise expressly provided herein, if any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments made under the Loan Documents shall be made in Dollars. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b)           Subject to Section 7.02, if at any time insufficient funds are received by and available to the Administrative Agent from the Borrower to pay fully all amounts of principal, interest and fees then due from the Borrower hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c)           If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment of any principal of, or interest on, any of its Term Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Term Loans and accrued interest thereon than the proportion received by any other Lender entitled to receive the same proportion of such payment, then the Lender receiving such greater proportion shall purchase participations in the Term Loans of such other Lenders to the extent necessary so that the benefit of all such payments shall be shared by all such Lenders entitled thereto ratably in accordance with the principal amount of each such Lender’s respective Term Loans and accrued interest thereon; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this clause (c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)           Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)            If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.06 or 2.18(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

2.19         Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 or any event that gives rise to the operation of Section 2.20, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17 or mitigate the applicability of Section 2.20, as applicable, in the future and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment within 15 days after written request from such Lender (accompanied by reasonable back-up documentation).

(b)           If (i) any Lender requests compensation under Section 2.15 or gives notice under Section 2.20, or (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require any such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, to the extent consent would be required under Section 9.04(b) for an assignment of Loans or Commitments, as applicable, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15, payments required to be made pursuant to Section 2.17 or a notice given under Section 2.20, such assignment will result in a reduction in such compensation or payments. No action by or consent of the removed Lender shall be necessary in connection with such assignment, which shall be immediately and automatically effective upon payment of such purchase price. In connection with any such assignment the Borrower, Administrative Agent, such removed Lender and the replacement Lender shall otherwise comply with Section 9.04, provided that, if such removed Lender does not comply with Section 9.04 within one Business Day after the Borrower’s request, compliance with Section 9.04 shall not be required to effect such assignment.

(c)            If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 9.08 requires the consent of all of the Lenders affected (or all of the Lenders affected of a given Tranche) and with respect to which the Required Lenders (or Required Facility Lenders of the applicable Tranche) shall have granted their consent, then the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) at its sole expense to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to (and any such Non-Consenting Lender agrees that it shall, upon the Borrower’s request) assign its Loans and its Commitments hereunder to one or more assignees in accordance with and subject to the restrictions contained in Section 9.04 (and the Borrower shall have received the prior written consent of the Administrative Agent, to the extent consent would be required under Section 9.04(b) for an assignment of Loans or Commitments, as applicable, which consent shall not unreasonably be withheld); provided that: (a) all Loan Obligations of the Borrower owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment, (b) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon and the replacement Lender or, at the option of the Borrower, the Borrower shall pay any amount required by Section 2.12(b), if applicable, and (c) the replacement Lender shall grant its consent with respect to the applicable proposed amendment, waiver, discharge or termination. No action by or consent of the Non-Consenting Lender shall be necessary in connection with such assignment, which shall be immediately and automatically effective upon payment of such purchase price. In connection with any such assignment the Borrower, the Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 9.04; provided that, if such Non-Consenting Lender does not comply with Section 9.04 within one Business Day after the Borrower’s request, compliance with Section 9.04 shall not be required to effect such assignment.

2.20         Illegality. Subject to the provisions of Section 2.14, if any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for any Lender or its applicable Lending Office to make or maintain any Eurocurrency Term Loans, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligations of such Lender to make or continue Eurocurrency Term Loans or to convert ABR Borrowings to Eurocurrency Borrowings shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall upon demand from such Lender (with a copy to the Administrative Agent), convert all Eurocurrency Borrowings of such Lender to ABR Borrowings, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so converted.

2.21         [Reserved].

2.22         Increase in Term Facility and New Incremental Term Facility.

(a)            Increase in Term Facility

(i)            The Borrower may from time to time, upon written notice by the Borrower to the Administrative Agent specifying the proposed amount thereof, request an increase from any Lender or any Additional Lender, in any Tranche of Term Loans (each, a “Term Facility Increase”) (which shall be on the same terms as (other than with respect to upfront fees, original issue discount and customary arrangement or commitment fees)), and become part of, the applicable Tranche of Term Loans hereunder (except as otherwise provided in Sections 2.22(a)(iv) and 2.22(a)(vi)) by an aggregate principal amount not to exceed, at the time of incurrence (or, in the case of an incurrence to finance a Limited Condition Acquisition, as of the applicable LCA Test Date), the Incremental Amount; provided that any such request for a Term Facility Increase shall be in a minimum amount of the lesser of (x) $10,000,000 and (y) the entire amount of any Term Facility Increase that may be requested under this Section 2.22(a).

(ii)           A Term Facility Increase may be made by an existing Lender (but no existing Lender will have an obligation to make any Term Facility Increase) or any other person to whom an assignment of Term Loans would have been permitted pursuant to Section 9.04 (each, a “Term Facility Increase Lender”); provided that (x) the Administrative Agent shall have the right to consent (such consent not to be unreasonably conditioned, withheld or delayed) to such person’s providing such portion of the Term Facility Increase if such consent of the Administrative Agent would be required under Section 9.04 for an assignment of Term Loans or Term Loan Commitments to such person and (y) the Borrower shall first offer to the existing Lenders a bona fide opportunity to provide the entire amount of each Term Facility Increase on terms specified by the Borrower (on a ratable basis among the existing Lenders based on the aggregate principal amount of the Loans held by them at such time) and, if any existing Lender declines to provide its pro rata share of such Term Facility Increase, the Borrower shall offer such declined portion of such Term Facility Increase to the existing Lenders that have agreed to provide their pro rata shares of such Term Facility Increase (on a ratable basis among the applicable existing Lenders based on the aggregate principal amount of the Loans held by them at such time), and, to the extent that any amount of such Term Facility Increase has not been agreed to be provided by the existing Lenders within three (3) Business Days after such offer, the Borrower may then offer to other persons (which may include the existing Lenders) an opportunity to provide such declined portion of such Term Facility Increase on such terms (it being understood and agreed that such offer to any Lender may be accepted by one or more Affiliates and/or Approved Funds of such Lender irrespective of whether any such Affiliates or Approved Funds are then Lenders (as determined by the Lender receiving such offer in its sole discretion)).

(iii)          [Reserved].

(iv)          If any Term Facility is increased in accordance with this Section 2.22(a), the Administrative Agent and the Borrower shall determine the effective date (the “Term Increase Effective Date”) and the final allocation of such Term Facility Increase among the applicable Term Facility Increase Lenders. The Administrative Agent shall promptly notify the applicable Lenders of the final allocation of such increase and the Term Increase Effective Date. As of the Term Increase Effective Date, the amortization schedule for the Term Facility subject to the Term Facility Increase set forth in Section 2.10(a) (or any other applicable amortization schedule for the relevant Term Facility) shall be amended in a writing (which may be executed and delivered solely by the Borrower and the Administrative Agent) to increase the then-remaining unpaid installments of principal by an aggregate amount equal to the additional Term Loans being made on such date, such aggregate amount to be applied to increase such installments ratably in accordance with the amounts in effect immediately prior to the Term Increase Effective Date. In addition, in connection with any Term Facility Increase pursuant to this Section 2.22(a), the Lenders hereby authorize the Administrative Agent to enter into amendments (which may be executed and delivered solely by the Borrower and the Administrative Agent) to this Agreement and the other Loan Documents with the Borrower as may be necessary in the reasonable opinion of the Administrative Agent and the Borrower in order to (i) give effect to such Term Facility Increase in accordance with its terms as set forth herein and (ii) at the option of the Borrower in consultation with the Administrative Agent, incorporate terms that would be favorable to existing Lenders of the applicable Tranche or Tranches for the benefit of such existing Lenders of the applicable Tranche or Tranches including, for the avoidance of doubt, any increase in the applicable yield relating to any existing Tranche of Term Loans to achieve fungibility for U.S. federal income tax purposes with any existing Tranche of Term Loans.

(v)           Such Term Facility Increase shall become effective, as of the applicable Term Increase Effective Date; provided that (i) no Default or Event of Default shall have occurred and be continuing or would result after giving effect to such Term Facility Increase (or, in the case of a Term Facility Increase incurred to finance a Limited Condition Acquisition, no Default or Event of Default shall have occurred and be continuing as of the applicable LCA Test Date or would result therefrom and no Default or Event of Default shall have occurred and be continuing under Section 7.01(b), (c), (h) or (i) as of the date the of the consummation of such Limited Condition Acquisition or would result therefrom), (ii) after giving effect to the making of any Term Loans or the effectiveness of any Term Facility Increase, the conditions set forth in Section 4.02(b) shall be satisfied (or, in the case of an Term Facility Increase incurred to finance a Limited Condition Acquisition, the condition set forth in this clause (ii) shall be limited to the Specified Representations and the Specified Acquisition Agreement Representations (and not any other representations or warranties) (conformed as necessary for such acquisition)); (iii) each Term Facility Increase shall be effected pursuant to one or more joinder agreements and/or amendments executed and delivered by the Borrower and the Term Facility Increase Lenders, and to the extent applicable, the Administrative Agent, and each of which shall be recorded in the Register, (iv) to the extent reasonably requested by the Term Facility Increase Lenders, the Administrative Agent shall have received board or other applicable resolutions, officers’ certificates (including solvency certificates), legal opinions, good standing certificates and/or reaffirmation agreements (and/or such amendments to the Security Documents) consistent in all material respects with those delivered on the Closing Date under Section 4.01 with respect to the Loan Parties and evidencing the approval of such Term Facility Increase by the Loan Parties, and (v) all fees and expenses owing in respect of such Term Facility Increase to the Administrative Agent and the applicable Lenders shall have been paid. The additional Term Loans made pursuant to any Term Facility Increase shall be made by the applicable Lenders participating therein pursuant to the procedures set forth in Section 2.02.

(vi)          The Term Loans incurred pursuant to any Term Facility Increase shall have the same Applicable Margin (subject to the proviso in this clause (vi)) as, and shall otherwise be on the same terms as, the Term Facility to which such Term Loans are being added; provided that if the Applicable Margin for the Term Loans to be increased pursuant to such Term Facility Increase shall be higher than the Applicable Margin for the Term Facility to which such Term Loans are being added, then the Applicable Margin for such Term Facility shall be automatically increased as and to the extent needed to eliminate such deficiency.

(vii)        On the date of the making of such new Term Loans, and notwithstanding anything to the contrary set forth in Section 2.01, such new Term Loans shall be added to (and constitute a part of) each borrowing of outstanding Term Loans of the applicable Tranche of the same Type with the same Interest Period on a pro rata basis (based on the relative sizes of the various outstanding Borrowings), so that each Lender will participate proportionately in each then outstanding borrowing of Term Loans of the same Type with the same Interest Period of the respective Tranche.

(viii)      To the extent the provisions of preceding clause (vii) require that Term Facility Increase Lenders making new Term Loans add such Term Loans to the then outstanding borrowings of Eurocurrency Term Loans of the respective Term Facility, it is acknowledged that the effect thereof may result in such new Term Loans having short Interest Periods (i.e., an Interest Period that began during an Interest Period then applicable to outstanding Eurocurrency Term Loans of the respective Tranche and which will end on the last day of such Interest Period).

(b)           New Incremental Term Facility.

(i)            The Borrower may from time to time, upon notice by the Borrower to the Administrative Agent, request, from any Lender or any Additional Lender, to add one or more new term loan facilities (each, an “Incremental Term Facility”; and any commitment made by a Lender thereunder, an “Incremental Term Commitment”, and any advance made by a Lender thereunder, an “Incremental Term Loan”) in an aggregate principal amount not to exceed, at the time of incurrence (or, in the case of an incurrence to finance a Limited Condition Acquisition, as of the applicable LCA Test Date), the Incremental Amount; provided that any such request for an Incremental Term Facility shall be in a minimum amount of the lesser of (x) $10,000,000 and (y) the entire amount that may be requested under this Section 2.22(b).

(ii)           An Incremental Term Facility may be made by an existing Lender (but no existing Lender will have an obligation to provide any Incremental Term Facility) or any other person to whom an assignment of Term Loans would have been permitted pursuant to Section 9.04 (each, a “New Incremental Term Lender”); provided that (x) the Administrative Agent shall have the right to consent (such consent not to be unreasonably conditioned, withheld or delayed) to such person’s providing such portion of the Incremental Term Facility if such consent of the Administrative Agent would be required under Section 9.04 for an assignment of Term Loans or Term Loan Commitments to such person and (y) the Borrower shall first offer to the existing Lenders a bona fide opportunity to provide the entire amount of each Incremental Term Facility on terms specified by the Borrower (on a ratable basis among the existing Lenders based on the aggregate principal amount of the Loans held by them at such time) and, if any existing Lender declines to provide its pro rata share of such Incremental Term Facility, the Borrower shall offer such declined portion of such Incremental Term Facility to the existing Lenders that have agreed to provide their pro rata shares of such Incremental Term Facility (on a ratable basis among the applicable existing Lenders based on the aggregate principal amount of the Loans held by them at such time), and, to the extent that any amount of such Incremental Term Facility has not been agreed to be provided by the existing Lenders within three (3) Business Days after such offer, the Borrower may then offer to other persons (which may include the existing Lenders) an opportunity to provide such declined portion of such Incremental Term Facility on such terms (it being understood and agreed that such offer to any Lender may be accepted by one or more Affiliates and/or Approved Funds of such Lender irrespective of whether any such Affiliates or Approved Funds are then Lenders (as determined by the Lender receiving such offer in its sole discretion)).

(iii)          If an Incremental Term Facility is added in accordance with this Section 2.22(b), the Borrower, in consultation with the Administrative Agent working in good faith, shall determine the effective date (the “Incremental Term Facility Effective Date”) and the final allocation of such Incremental Term Facility among the New Incremental Term Lenders. The Administrative Agent shall promptly notify the applicable New Incremental Term Lenders of the final allocation of the Incremental Term Facility and the Incremental Term Facility Effective Date. In connection with any addition of an Incremental Term Facility pursuant to this Section 2.22(b), the Lenders hereby authorize the Administrative Agent to enter into amendments (which may be executed and delivered solely by the Borrower and the Administrative Agent) to this Agreement and the other Loan Documents with the Borrower as may be necessary in the reasonable opinion of the Administrative Agent and the Borrower in order to give effect to such Incremental Term Facility in accordance with its terms as set forth herein.

(iv)          Such Incremental Term Facility shall become effective, as of the applicable Incremental Term Facility Effective Date; provided that (i) no Default or Event of Default shall have occurred and be continuing or would result after giving effect to such Incremental Term Facility (or, in the case of an Incremental Term Facility incurred to finance a Limited Condition Acquisition, no Default or Event of Default shall have occurred and be continuing as of the applicable LCA Test Date or would result therefrom and no Default or Event of Default shall have occurred and be continuing under Section 7.01(b), (c), (h) or (i) as of the date the of the consummation of such Limited Condition Acquisition or would result therefrom), (ii) after giving effect to the making of any Incremental Term Loans, the conditions set forth in Section 4.02(b) shall be satisfied (or, in the case of an Incremental Term Facility incurred to finance a Limited Condition Acquisition, the condition set forth in this clause (ii) shall be limited to the Specified Representations and the Specified Acquisition Agreement Representations (and not any other representations or warranties) (conformed as necessary for such acquisition)); (iii) each Incremental Term Facility shall be effected pursuant to one or more joinder agreements and/or amendments (in form and substance reasonably satisfactory to the Administrative Agent) executed and delivered by the Borrower and the New Incremental Term Lenders, and to the extent applicable, the Administrative Agent and each of which shall be recorded in the Register, (iv) to the extent reasonably requested by the New Incremental Term Lenders, the Administrative Agent shall have received board or other applicable resolutions, officers’ certificates (including solvency certificates), legal opinions, good standing certificates and/or reaffirmation agreements and/or such amendments to the ABL/Term Intercreditor Agreement and the Security Documents consistent in all material respects with those delivered on the Closing Date under Section 4.01 with respect to the Loan Parties and evidencing the approval of such Incremental Term Facility by the Loan Parties, and (v) all fees and expenses owing in respect of such Incremental Term Facility to the Administrative Agent and the applicable New Incremental Term Lenders shall have been paid.

(v)           The terms, provisions and documentation of the Incremental Term Loans and Incremental Term Facilities, as the case may be, shall be as determined by the Borrower and the applicable New Incremental Term Lenders; provided that, except as set forth below, to the extent such terms, provisions and documentation are not consistent with the Initial Term Loans such Incremental Term Facility shall not be materially more favorable (taken as a whole) to the New Incremental Term Lenders than those applicable to Lenders under the Initial Term Loans or shall otherwise be reasonably satisfactory to the Administrative Agent (it being understood that to the extent that any financial maintenance covenant is added for the benefit of any Incremental Term Facility, no consent shall be required from the Administrative Agent or any Lender to the extent that such financial maintenance covenant is also added for the benefit of each existing Tranche of Term Loans) in each case, except for terms, provisions and documentation applicable only to periods after the Latest Maturity Date with respect to any Term Loans in effect on the date of incurrence; provided, further, that:

(A)            such Incremental Term Facility and the Loans thereunder shall rank pari passu in right of payment, have the same borrower and Guarantees as, and be secured on an equal and ratable basis (but without regard to the control of remedies) with (by the same Collateral securing), the Initial Term Loans;

(B)             the final maturity of any Incremental Term Loans shall be no earlier than the Latest Maturity Date in effect at the time of incurrence;

(C)             the Weighted Average Life to Maturity of any Incremental Term Facility shall be no shorter than the then longest remaining Weighted Average Life to Maturity of the Term Loans outstanding at the time of incurrence (without giving effect to any amortization or prepayments on the outstanding Term Loans);

(D)             subject to clauses (B) and (C) of this proviso, the amortization schedule applicable to any Incremental Term Facility shall be determined by the Borrower and the New Incremental Term Lenders providing such Incremental Term Facility;

(E)             any Incremental Term Loans may participate on a pro rata basis or less than pro rata basis (but not on a greater than pro rata basis (other than prepayment of such Incremental Term Loans with the proceeds of Specified Refinancing Debt or Credit Agreement Refinancing Indebtedness)) in any prepayments of the Initial Term Loans pursuant to Section 2.10 and 2.11 (other than prepayments of the Initial Term Loans with the proceeds of Specified Refinancing Debt or Credit Agreement Refinancing Indebtedness), as specified in the applicable joinder agreement; and

(F)              the All-in Yield applicable to the Incremental Term Loans shall be determined by the Borrower and the applicable New Incremental Term Lenders and shall be set forth in each applicable joinder agreement; and

(G)             subject to clause (F) above, any fees payable in connection with any such Incremental Term Facility shall be determined by the Borrower and the Lenders providing such Incremental Term Facility.

(vi)          The Incremental Term Loans and Incremental Term Commitments made or established pursuant to this Section 2.22(b) shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantees and security interests created by Subsidiary Guarantee Agreement the Security Documents. The Loan Parties shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the Lien granted by the Security Documents continue to be perfected under the Uniform Commercial Code or otherwise to the extent required under Section 5.10 and the Security Documents after giving effect to the extension or establishment of any such Loans or any such Commitments.

2.23         Incremental Equivalent Debt.

(a)           The Borrower may from time to time, upon notice by the Borrower to the Administrative Agent, issue or incur Indebtedness consisting of one or more series of senior unsecured notes, senior secured first lien or junior lien notes or subordinated notes, in each case issued in a public offering, Rule 144A or other private placement or customary bridge facility in respect of the foregoing, senior secured first lien, junior lien or unsecured loans or junior lien secured or unsecured mezzanine Indebtedness that, in each case, if secured, will be secured solely by the Collateral on a pari passu or junior basis with the Loan Obligations that are issued or made in lieu of an Incremental Term Facility pursuant to an indenture, a note purchase agreement, loan or credit agreement or otherwise (such Indebtedness, collectively, “Incremental Equivalent Debt”) in a principal amount not to exceed the Incremental Amount at the time of incurrence (or, in the case of a Limited Condition Acquisition, as of the applicable LCA Test Date).

(b)           As a condition precedent to the issuance or incurrence of any Incremental Equivalent Debt pursuant to this Section 2.23, (i) the Borrower shall deliver to the Administrative Agent a certificate dated as of the date of issuance or incurrence of the Incremental Equivalent Debt signed by a Responsible Officer of the Borrower certifying that the conditions precedent set forth in the following clauses (ii) through (ix) have been satisfied and, if applicable, that the Borrower is in pro forma compliance with the Maximum Total Net Leverage Requirement pursuant to clause (x) of the definition of “Incremental Amount” (together with supporting calculations demonstrating compliance with such requirement), (ii) such Incremental Equivalent Debt shall not be borrowed by or subject to any Guarantee by any person other than the Borrower and a Subsidiary Loan Party, respectively, (iii) to the extent such Incremental Equivalent Debt is secured, (x) the security agreements relating to such Incremental Equivalent Debt shall be substantially the same as the Security Documents (with such differences as are reasonably satisfactory to the Administrative Agent), (y) such Incremental Equivalent Debt shall be secured either on an “equal and ratable” basis with the Initial Term Loans (but without regard to the control of remedies) or on a “junior” basis to the Liens that secure the Initial Term Loans, solely on all or some of the Collateral that secures the Initial Term Loans and (z) such Incremental Equivalent Debt shall be subject to an intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent, (iv) the final maturity of such Incremental Equivalent Debt shall be no earlier than the Latest Maturity Date in effect at the time of the incurrence, issuance or obtainment of such Indebtedness, (v) (A) the terms of such Indebtedness that constitutes notes do not provide for any mandatory prepayment, repurchase, redemption or sinking fund obligations prior to the Latest Maturity Date in effect at the time of the incurrence, issuance or obtainment of such Indebtedness (other than customary prepayments, repurchases or redemptions or offers to prepay, redeem or repurchase or mandatory prepayments upon a change of control, fundamental change, asset sale or casualty or condemnation event, and customary acceleration rights after an event of default) and (B) the terms of such Incremental Equivalent Debt in the form of term loans have a Weighted Average Life to Maturity that is no shorter than the then longest remaining Weighted Average Life to Maturity of the Term Loans outstanding at the time of incurrence (calculated disregarding the effects of any prepayments or amortization), (vi) if such Incremental Equivalent Debt is subordinated in right of payment, the Term Loans shall have been designated as “designated senior indebtedness” or its equivalent in respect of such Indebtedness and the applicable subordination provisions shall be reasonably satisfactory to the Administrative Agent, (vii) [reserved]; (viii) the terms and conditions of such Indebtedness (excluding, for the avoidance of doubt, conversion rights, interest rates (including through fixed interest rates), interest margins, rate floors, fees, funding discounts, original issue discounts and prepayment or redemption premiums and terms) are, when taken as a whole, not materially more favorable to the lenders or holders providing such Indebtedness than those applicable to the Initial Term Loans when taken as a whole (other than covenants (including financial maintenance covenants) or other provisions applicable only to periods after the Latest Maturity Date at the time of incurrence, issuance or obtainment of such Indebtedness) and (ix) no Default or Event of Default shall have occurred and be continuing or would result after giving effect to such Incremental Equivalent Debt (or, in the case of Incremental Equivalent Debt incurred to finance a Limited Condition Acquisition, no Default or Event of Default shall have occurred and be continuing as of the applicable LCA Test Date or would result therefrom and no Default or Event of Default shall have occurred and be continuing under Section 7.01(b), (c), (h) or (i) as of the date the of the consummation of such Limited Condition Acquisition or would result therefrom).

(c)            The Lenders hereby authorize the Administrative Agent and the Collateral Agent to enter into amendments (which may be executed and delivered solely by the Borrower and the Administrative Agent and the Collateral Agent) to this Agreement and the other Loan Documents with the Borrower as may be necessary in order to secure any Incremental Equivalent Debt with the Collateral of the Loan Parties and/or to make such technical amendments as may be necessary in the reasonable opinion of the Administrative Agent and the Borrower in connection with the issuance or incurrence of such Incremental Equivalent Debt, in each case in accordance with the terms set forth in this Section 2.23.

2.24         Extensions of Term Loans.

(a)           The Borrower may at any time and from time to time request that all or a portion of the Term Loans of one or more Tranches existing at the time of such request (each, an “Existing Tranche”, and the Term Loans of such Tranche, the “Existing Loans”), be converted to extend the scheduled maturity date(s) of any payment of principal with respect to any such Existing Tranche (any such Existing Tranche which has been so extended, an “Extended Tranche” and the Term Loans of such Extended Tranche, the “Extended Term Loans”) and to provide for other terms consistent with this Section 2.24; provided that (i) any such request shall be made by the Borrower to all Lenders with Term Loans of the applicable Tranche with a like maturity date on a pro rata basis (based on the aggregate outstanding principal amount of the applicable Term Loans) and on the same terms to each such Lender and (ii) any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower in its sole discretion. In order to establish any Extended Tranche, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Existing Tranche) (an “Extension Request”) setting forth the proposed terms of the Extended Tranche to be established, which terms shall be (x) substantially similar to those applicable to the Existing Tranche from which they are to be extended (the “Specified Existing Tranche”) except with respect to the following as determined by the Borrower and set forth in the Extension Request: (i) interest margins and fees, (ii) other covenants or other provisions applicable only to periods after the Latest Maturity Date, (iii) amortization, final maturity date, premium, required prepayment dates and participation in prepayments; provided that, (A) the Weighted Average Life to Maturity of such Extended Tranche shall be no shorter than the remaining Weighted Average Life to Maturity of the Specified Existing Tranche (calculated disregarding the effects of any prepayments or amortization), (B) the final maturity date of such Extended Tranche shall be no earlier than the Maturity Date of the applicable Existing Tranche, (C) any Extended Term Loans may participate on a pro rata basis or on a less than pro rata basis (but not on a greater than pro rata basis (other than prepayment of such Extended Term Loans with the proceeds of Specified Refinancing Debt or Credit Agreement Refinancing Indebtedness)) in any mandatory prepayments of Term Loans in the same manner as the Specified Existing Tranche under Section 2.10. No Lender shall have any obligation to agree to have any of its Existing Loans converted into an Extended Tranche or Extended Term Loan, as applicable, pursuant to any Extension Request. Any Extended Tranche shall constitute a separate Tranche of Loans from the Specified Existing Tranches and from any other Existing Tranches (together with any other Extended Tranches so established on such date).

(b)           The Borrower shall provide the applicable Extension Request at least ten (10) Business Days (or such shorter period as the Administrative Agent may agree in its reasonable discretion) prior to the date on which Lenders under the applicable Existing Tranche or Existing Tranches are requested to respond. Any Lender (an “Extending Lender”) wishing to have all or a portion of its Specified Existing Tranche converted into an Extended Tranche shall notify the Administrative Agent (each, an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Specified Existing Tranche that it has elected to convert into an Extended Tranche. In the event that the aggregate amount of the Specified Existing Tranche subject to Extension Elections exceeds the amount of Extended Tranches requested pursuant to the Extension Request, the Specified Existing Tranches subject to Extension Elections shall be converted to Extended Tranches on a pro rata basis based on the amount of Specified Existing Tranches included in each such Extension Election. In connection with any extension of Loans pursuant to this Section 2.24 (each, an “Extension”), the Borrower shall agree to such procedures regarding timing, rounding and other administrative adjustments to ensure reasonable administrative management of the credit facilities hereunder after such Extension, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.24. The Borrower may amend, revoke or replace an Extension Request pursuant to procedures reasonably acceptable to the Administrative Agent at any time prior to the date (the “Extension Request Deadline”) on which Lenders under the applicable Existing Tranche or Existing Tranches are requested to respond to the Extension Request. Any Lender may revoke an Extension Election at any time prior to 5:00 p.m. on the date that is two (2) Business Days prior to the applicable Extension Request Deadline, at which point the Extension Request becomes irrevocable (unless otherwise agreed by the Borrower). The revocation of an Extension Election prior to the Extension Request Deadline shall not prejudice any Lender’s right to submit a new Extension Election prior to the Extension Request Deadline.

(c)           Extended Tranches shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement (which may include amendments to provisions as set forth in Section 2.24(a), and which, in each case, except to the extent expressly contemplated by the last sentence of this Section 2.24(c) and notwithstanding anything to the contrary set forth in Section 9.08, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Tranches established thereby) executed by the Loan Parties, the Administrative Agent, and the Extending Lenders. For the avoidance of doubt, the failure of a Lender to respond to a request for an Extension shall be treated as if such non-responding Lender had affirmatively declined to participate in such Extension. Subject to the requirements of this Section 2.24 and without limiting the generality or applicability of Section 9.08 to any Section 2.24 Additional Amendments, any Extension Amendment may provide for additional terms and/or additional amendments other than those referred to or contemplated above (any such additional amendment, a “Section 2.24 Additional Amendment”) to this Agreement and the other Loan Documents; provided that such Section 2.24 Additional Amendments do not become effective prior to the time that such Section 2.24 Additional Amendments have been consented to (including, without limitation, pursuant to consents applicable to holders of any Extended Tranches provided for in any Extension Amendment) by such of the Lenders, Loan Parties and other parties (if any) as may be required in order for such Section 2.24 Additional Amendments to become effective in accordance with Section 9.08; provided, further, that no Extension Amendment may provide for any Extended Tranche to be secured by any Collateral or other assets of any Loan Party that does not also secure the Existing Tranches, have any borrower other than the Borrower or be Guaranteed by any person other than the Guarantors. Notwithstanding anything to the contrary in Section 9.08, any such Extension Amendment may, without the consent of any other Lenders, effect such amendments to any Loan Documents as may be necessary, in the reasonable judgment of the Borrower and the Administrative Agent, to effect the provisions of this Section 2.24; provided that the foregoing shall not constitute a consent on behalf of any Lender to the terms of any Section 2.24 Additional Amendment.

(d)           Notwithstanding anything to the contrary contained in this Agreement, on any date on which any Existing Tranche is converted to extend the related scheduled maturity date(s) in accordance with clause (a) above (an “Extension Date”), in the case of the Specified Existing Tranche of each Extending Lender, the aggregate principal amount of such Specified Existing Tranche shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Tranche so converted by such Lender on such date, and such Extended Tranches shall be established as a separate Tranche from the Specified Existing Tranche and from any other Existing Tranches (together with any other Extended Tranches so established on such date).

(e)            If, in connection with any proposed Extension Amendment, any Lender declines to consent to the applicable extension on the terms and by the deadline set forth in the applicable Extension Request (each such other Lender, a “Non-Extending Lender”) then the Borrower may, on notice to the Administrative Agent and the Non-Extending Lender, replace such Non-Extending Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 9.04 (with the assignment fee and any other costs and expenses to be paid by the Borrower in such instance) all of its rights and obligations under this Agreement to one or more assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender; provided, further, that the applicable assignee shall have agreed to provide Extended Term Loans on the terms set forth in such Extension Amendment; provided, further, that all obligations of the Borrower (including the fee set forth in Section 2.12(b), if applicable) owing to the Non-Extending Lender relating to the Existing Loans so assigned shall be paid in full by the assignee Lender (or the Borrower) to such Non-Extending Lender concurrently with such Assignment and Acceptance. In connection with any such replacement under this Section 2.24, if the Non-Extending Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Acceptance by the later of (A) the date on which the replacement Lender executes and delivers such Assignment and Acceptance and (B) the date as of which all obligations of the Borrower owing to the Non-Extending Lender relating to the Existing Loans so assigned shall be paid in full by the assignee Lender to such Non-Extending Lender, then such Non-Extending Lender shall be deemed to have executed and delivered such Assignment and Acceptance as of such date and the Administrative Agent shall be entitled (but not obligated) to execute and deliver such Assignment and Acceptance on behalf of such Non-Extending Lender.

(f)            Following any Extension Date, with the written consent of the Borrower, any Non-Extending Lender may elect to have all or a portion of its Existing Loans deemed to be an Extended Term Loan under the applicable Extended Tranche on any date (each date a “Designation Date”) prior to the Maturity Date of such Extended Tranche; provided that such Lender shall have provided written notice to the Borrower and the Administrative Agent at least ten (10) Business Days prior to such Designation Date (or such shorter period as the Administrative Agent may agree in its reasonable discretion); provided, further, that no greater amount shall be paid by or on behalf of the Borrower or any of its Affiliates to any such Non-Extending Lender as consideration for its extension into such Extended Tranche than was paid to any Extending Lender as consideration for its Extension into such Extended Tranche. Following a Designation Date, the Existing Loans held by such Lender so elected to be extended will be deemed to be Extended Term Loans of the applicable Extended Tranche, and any Existing Loans held by such Lender not elected to be extended, if any, shall continue to be “Existing Loans” of the applicable Tranche.

(g)           With respect to all Extensions consummated by the Borrower pursuant to this Section 2.24, (i) such Extensions shall not constitute optional or mandatory payments or prepayments for purposes of Section 2.11 and (ii) no Extension Request is required to be in any minimum amount or any minimum increment; provided that the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Request in the Borrower’s sole discretion and may be waived by the Borrower) of Existing Loans of any or all applicable Tranches be extended. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section 2.24 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans on such terms as may be set forth in the relevant Extension Request) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 2.10 and 2.11) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.24.

2.25         Specified Refinancing Debt.

(a)            The Borrower may, from time to time after the Closing Date, and subject to the written consent of the Administrative Agent (which consent shall not be unreasonably conditioned, delayed or withheld), add one or more new term loan facilities that are provided by any Lender or any Additional Lender (“Specified Refinancing Debt”), to refinance all or any portion of any Tranche of Term Loans then outstanding under this Agreement (which for purposes of this Section 2.25 will be deemed to include any then outstanding Specified Refinancing Debt, Incremental Term Facilities, Extended Term Loans or other Tranches of Loans), in each case pursuant to a Refinancing Amendment; provided that such Specified Refinancing Debt: (i) will rank pari passu or junior in right of payment and of security as the other Loans and Commitments hereunder; (ii) will not be borrowed and will not be Guaranteed by any person that is not the Borrower or a Subsidiary Loan Party, respectively; (iii) will be unsecured or secured by only some or all of the Collateral on a pari passu or junior basis with the Loan Obligations and, if secured, shall be subject to an intercreditor agreement reasonably satisfactory to the Administrative Agent and the Borrower; (iv)(A) will have such pricing and optional prepayment terms (including call protection and prepayment terms and premiums) as may be agreed by the Borrower and the applicable Lenders thereof and/or (B) provide for the payment of additional fees and/or premiums to the Lenders providing such Specified Refinancing Debt in addition to any of the items contemplated by the preceding clause (A), in each case, to the extent provided in the applicable Refinancing Amendment; (v) will have a maturity date that is not prior to the scheduled Maturity Date of, and will have a Weighted Average Life to Maturity that is not shorter than the Weighted Average Life to Maturity of, the Tranche of Term Loans being Refinanced (calculated disregarding the effects of any prepayments or amortization); (vi) subject to clauses (iv) and (v) above, will have terms and conditions (other than pricing, interest rate margins, rate floors, discounts, fees, premiums and optional prepayment or redemption provisions) that are, when taken as a whole, not materially more favorable to the lenders providing such Specified Refinancing Debt than, the terms and conditions of the Loans being refinanced (as reasonably determined by the Borrower in good faith, which determination shall be conclusive) or otherwise reasonably satisfactory to the Administrative Agent (it being understood that to the extent that any financial maintenance covenant is added for the benefit of any Specified Refinancing Debt, no consent shall be required from the Administrative Agent or any Lender to the extent that such financial maintenance covenant is also added for the benefit of any existing Tranche of Term Loans); (vii) the net cash proceeds of such Specified Refinancing Debt shall be applied, substantially concurrently with the incurrence thereof, to the pro rata payment of outstanding Loans of the applicable Tranche being so refinanced, in each case pursuant to Section 2.11; (viii) for purposes of mandatory prepayments, (A) any Specified Refinancing Debt that will rank pari passu in right of payment and of security as the other Loans and Commitments hereunder shall be treated substantially the same as (and in any event no more favorably than) the Tranche of Term Loans being Refinanced (as reasonably determined by the Borrower in good faith, which determination shall be conclusive) and (B) any Specified Refinancing Debt that will rank junior in right of payment and of security as the other Loans and Commitments shall not provide for any mandatory prepayments prior to the prepayment in full of the Term Loans; and (ix) if the Term Loans being refinanced were (A) contractually subordinated to any then existing Tranche of Term Loans in right of payment or security, such Specified Refinancing Debt shall be contractually subordinated to the existing Term Loans in right of payment or security on the same basis or, in the case of security, unsecured and (B) unsecured, such Specified Refinancing Debt shall be unsecured; provided, however, that such Specified Refinancing Debt (x) may provide for any additional or different financial or other covenants or other provisions that are agreed among the Borrower and the Lenders thereof that are (A) applicable only during periods after the Latest Maturity Date in effect at the time of such refinancing or the date on which all non-refinanced Loan Obligations are paid in full or (B) also added for the benefit of any corresponding existing Tranche of Term Loans; and (y) shall not have a principal amount (or accreted value, if applicable) greater than the principal amount (or accreted value, if applicable) of the Loans being refinanced plus accrued interest (including, without duplication, interest paid-in-kind), fees, penalties and premiums (including tender premiums) (if any) thereon payable by the terms of the Indebtedness being refinanced and reasonable fees and expenses (including upfront fees, original issue discount and initial yield payments) associated with such refinancing (it being agreed that, for purposes of assessing whether the foregoing limit on principal amount has been observed, any Indebtedness contemporaneously incurred pursuant to and in accordance with available baskets set forth in Section 6.01 (other than the basket pursuant to which such Specified Refinancing Debt is being incurred) shall be disregarded, even if such Indebtedness is of the same tranche or series of such Specified Refinancing Debt). Any Specified Refinancing Term Loans may participate on a pro rata basis or on a less than pro rata basis (but not on a greater than pro rata basis (other than prepayment of such Specified Refinancing Term Loans with the proceeds of Specified Refinancing Debt or Credit Agreement Refinancing Indebtedness)) in any prepayments of Loans under Section 2.11 in the same manner as the Term Loans being Refinanced as specified in the applicable Refinancing Amendment. It is understood that the Administrative Agent shall have the right to consent (such consent not to be unreasonably withheld, conditioned or delayed) to any Additional Lender providing such Specified Refinancing Debt if such consent would be required under Section 9.04 for an assignment of Loans or Commitments to such person.

(b)           The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in clause (a) above and Section 4.02, and delivery to the Administrative Agent of a certificate of the Borrower dated the date thereof signed by a Responsible Officer of the Borrower, certifying that the conditions precedent set forth in clause (a) above and Section 4.02 have been satisfied and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of legal opinions, board or other applicable resolutions, officers’ certificates (including solvency certificate), good standing certificates and/or reaffirmation agreements, including any supplements or amendments to the Security Documents, the ABL/Term Intercreditor Agreement and any other applicable intercreditor agreement providing for such Specified Refinancing Debt to be secured thereby, consistent in all material respects with those delivered on the Closing Date under Section 4.01. The Lenders hereby authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrower as may be necessary in order to establish new Tranches of Specified Refinancing Debt and to make such technical amendments as may be necessary in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new Tranches, in each case on terms consistent with this Section 2.25.

(c)           Each Tranche of Specified Refinancing Debt incurred under this Section 2.25 shall be in an aggregate principal amount that is not less than $10,000,000.

(d)           The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Specified Refinancing Debt incurred pursuant thereto. Any Refinancing Amendment may, without the consent of any person other than the Borrower, the Administrative Agent and the Lenders providing such Specified Refinancing Debt, effect such amendments to this Agreement and the other Loan Documents as may be necessary, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.25.

ARTICLE III

Representations and Warranties

On the Closing Date, the Borrower represents and warrants to each of the Lenders that:

3.01         Organization; Powers. Each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, (c) is qualified to do business in each jurisdiction where such qualification is required and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents to which it is a party and, in the case of the Borrower, to borrow and otherwise obtain credit hereunder; except in each case of clauses (a) (other than with respect to the Borrower), (b) (other than with respect to the Borrower) and (c), to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

3.02         Authorization. The execution, delivery and performance by each Loan Party of each of the Loan Documents to which it is a party and, in the case of the Borrower, the borrowings hereunder (a) have been duly authorized by all corporate, stockholder, partnership, limited liability company or other applicable organizational action required to be obtained by such Loan Party and (b) will not (i) violate (A) any provision of material law, statute, rule or regulation applicable to such Loan Party, (B) the certificate or articles of incorporation or other constitutive documents (including any partnership, limited liability company or operating agreements) of such Loan Party, (C) any applicable order of any court or any rule, regulation or order of any Governmental Authority applicable to such Loan Party or (D) any provision of any indenture, agreement or other material instrument to which such Loan Party is a party (including the ABL Documents and the definitive documentation related to any Material Indebtedness), (ii) result in a breach of or constitute (alone or with due notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) under any such indenture, agreement or other material instrument (including the ABL Documents and the definitive documentation related to any Material Indebtedness), or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by such Loan Party, other than the Liens created by the Loan Documents and other Permitted Liens.

3.03         Enforceability. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document when executed and delivered by each Loan Party that is party thereto will constitute, a legal, valid and binding obligation of such Loan Party party thereto enforceable against such Loan Party, as applicable, in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), (iii) implied covenants of good faith and fair dealing and (iv) any foreign laws, rules and regulations as they relate to pledges of Equity Interests of Foreign Subsidiaries.

3.04          Governmental Approvals; Third Party Consents. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority or any other third party is or will be required for the execution, delivery or performance by each Loan Party of each Loan Document to which such Loan Party is a party, except for (a) the filing of Uniform Commercial Code financing statements, (b) such as have been made or obtained and are in full force and effect, and (c) such actions, consents, approvals, registrations, filings and actions the failure of which to be obtained or made or taken could not reasonably be expected to have a Material Adverse Effect.

3.05          Financial Statements. The financial statements furnished to the Administrative Agent pursuant to Section 4.01(g) fairly present in all material respects the consolidated financial condition of the Borrower and its subsidiaries as of the dates thereof, and its results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise disclosed to the Administrative Agent prior to the Closing Date.

3.06          No Material Adverse Effect. Since the December 31, 2019, there has been no event or circumstance that, individually or in the aggregate with other events or circumstances, has had or could reasonably be expected to have a Material Adverse Effect.

3.07          Title to Properties; Possession Under Leases. (a) Each Group Member has good and marketable title to, or valid leasehold interests in, all its Real Property in all material respects and good title to, or other valid interests in, all other property material to its business in all material respects, free and clear of all Liens, except for Permitted Liens.

(b)           Except as would not reasonably be expected to have a Material Adverse Effect, there are no pending or, to the knowledge of the applicable Group Member, threatened in writing claims regarding condemnation or eminent domain with respect to any Real Property owned by any Group Member. Except as would not reasonably be expected to have a Material Adverse Effect, there is no casualty event that is currently affecting any Real Property owned by any Group Member.

(c)            Except as would not reasonably be expected to have a Material Adverse Effect, the property of the Group Members is in good operating order, condition and repair (ordinary wear and tear excepted).

3.08         Subsidiaries. Schedule 3.08 sets forth, in each case as of the Closing Date, the name and jurisdiction of incorporation, formation or organization of each Subsidiary of the Borrower and, as to each such Subsidiary, the percentage of each class of Equity Interests owned by the Borrower or by any such Subsidiary.

3.09          Litigation; Compliance with Laws. (a) There are no actions, suits or proceedings at law or in equity or by or on behalf of any Governmental Authority or in arbitration now pending, or, to the knowledge of the Borrower, threatened in writing against any Group Member or any business, property or rights of any Group Member that have resulted, or could, individually or in the aggregate, reasonably be expected to result, in a Material Adverse Effect.

(b)            No Group Member or their respective properties or assets is in violation of any law, rule or regulation, or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, in each case where such violation or default could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.10          Federal Reserve Regulations. Neither the making of any Loan hereunder nor the use of the proceeds thereof will violate the provisions of Regulation T, Regulation U or Regulation X of the Board.

3.11          Investment Company Act. No Loan Party is required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

3.12          Use of Proceeds. The Borrower will use the proceeds of the Term Loans made on the Closing Date for the payment of Transaction Expenses and for other general corporate purposes.

3.13          Taxes. Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (i) (x) the Borrower and each of the Subsidiaries have filed or caused to be filed all federal, state, local and non-U.S. Tax returns and reports required to have been filed by it (including in its capacity as withholding agent) and (y) each such Tax return or report is true and correct; and (ii) the Borrower and each of the Subsidiaries have timely paid or caused to be timely paid all Taxes that are due and payable, except Taxes or assessments that are being contested in good faith by appropriate proceedings and for which the Borrower or any of the Subsidiaries (as the case may be) has set aside on its books adequate reserves in accordance with GAAP (to the extent required thereby).

3.14          No Material Misstatements. (a) All written information (other than the Projections, forward looking information, third party reports, summaries, presentations and information of a general economic nature or general industry nature) (the “Information”) concerning the Borrower, the Subsidiaries, the Transactions and any other transactions contemplated hereby included in the Information Memorandum or otherwise prepared by or on behalf of the foregoing or their representatives and made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby, when taken as a whole, did not contain any untrue statement of a material fact as of the Closing Date or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole, not materially misleading in light of the circumstances under which such statements were made (giving effect to all supplements and updates provided thereto).

(b)           The Projections prepared by or on behalf of the Borrower or any of its representatives that have been made available to any Lenders or the Administrative Agent in connection with the Transactions have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable as of the date such Projections were furnished to Lenders (it being understood that such Projections are as to future events and are not to be viewed as facts, such Projections are subject to significant uncertainties and contingencies and that actual results during the period or periods covered by any such Projections may differ materially from the projected results, and that no assurance can be given that the projected results will be realized).

3.15          Employee Benefit Plans. Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i)  no Reportable Event has occurred during the past five years as to which the Borrower or any ERISA Affiliate was required to file a report with the PBGC; (ii) no ERISA Event has occurred or is reasonably expected to occur; and (iii) none of the Borrower or any of its ERISA Affiliates has received any written notification that any Multiemployer Plan has been terminated within the meaning of Title IV of ERISA.

3.16          Environmental Matters. Except as to matters that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a)                each Group Member, and the operations and properties of each Group Member, are in compliance with applicable Environmental Laws, including obtaining, maintaining and complying with all Environmental Permits required for their current or intended operations or for any property owned, leased, or otherwise operated the Group Members and each Group Member reasonably believes that compliance with any Environmental Law that is or is expected to become applicable to any of them will be timely attained and maintained, without material expense;

(b)                no Hazardous Material has been released or otherwise come to be located at, in, on, under or about any property currently owned, operated or leased by any Group Member, or, to knowledge of the Borrower, any property formerly owned, operated or leased by any Group Member, that could reasonably be expected to (i) require investigation, removal, or remediation under Environmental Law or otherwise give rise to Environmental Liability of any Group Member, or (ii) interfere with any Group Member’s continued operations;

(c)                there are no pending or, to the knowledge of the Borrower, threatened in writing judicial, administrative or other actions, suits or proceedings arising under or relating to any Environmental Laws, in each case relating to any Group Member or their respective business, properties or operations;

(d)                no Group Member has been notified that it is a potentially responsible party under or relating to any Environmental Law (including, but not limited to, the federal Comprehensive Environmental Response, Compensation, and Liability Act) or with respect to any Release of Hazardous Materials;

(e)                no Group Member has entered into or agreed to any consent decree, order, or settlement or other agreement, or is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum for dispute resolution, in each case relating to compliance with Environmental Law or any Environmental Liability; and

(f)                 no Group Member has assumed, undertaken or retained, by contract or operation of law, any Environmental Liabilities or obligations under Environmental Law.

3.17                 Security Documents. The Security Agreement and each other Security Document is effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties), in each case, a legal, valid and enforceable security interest in the Collateral described therein. As of the Closing Date, when certificates or promissory notes (if any), representing the Collateral and required to be delivered under the applicable Security Document are delivered to the Collateral Agent, when proper financing statements are filed, when proper notices are filed with the U.S. Patent and Trademark Office and the U.S. Copyright Office, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the applicable Loan Parties in such Collateral as security for the Loan Obligations to the extent perfection can be obtained by such delivery or by filing Uniform Commercial Code financing statements or such notices with the U.S. Patent and Trademark Office and the U.S. Copyright Office, in each case prior and superior in right to the Lien of any other person (except Permitted Liens entitled to priority in accordance with Requirements of Law or contract and, for the avoidance of doubt, subject to the ABL/Term Intercreditor Agreement).

3.18                 Location of Real Property. Schedule 3.18 lists accurately and completely, in each case as of the Closing Date, all Real Property owned and leased by the Borrower and the Subsidiary Loan Parties and the addresses thereof.

3.19                 Solvency. The Group Members, on a consolidated basis, immediately after the consummation of the Transactions to occur on the Closing Date, are Solvent.

3.20                 Labor Matters. Except as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes pending or threatened in writing against the Borrower or any of the Subsidiaries; (b) the hours worked and payments made to employees of the Borrower and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters; and (c) all payments due from the Borrower or any of the Subsidiaries or for which any claim may be made against the Borrower or any of the Subsidiaries, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the Borrower or such Subsidiary to the extent required by GAAP. Except as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, the consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any material collective bargaining agreement to which the Borrower or any of the Subsidiaries is a party or by which the Borrower or any of the Subsidiaries is bound.

3.21                 Insurance. Each Loan Party is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which it is engaged.

3.22                 No Default. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

3.23                 Intellectual Property; Licenses, Etc. Except as could not reasonably be expected to have a Material Adverse Effect: (a) the Borrower and each of its Subsidiaries owns, or possesses the right to use, all Intellectual Property used or held for use in or otherwise reasonably necessary for the present conduct of their respective businesses, (b) the Borrower and its Subsidiaries are not interfering with, infringing upon, misappropriating or otherwise violating Intellectual Property of any person, and (c) no claim or litigation regarding any of the Intellectual Property owned by the Borrower and its Subsidiaries is pending or threatened in writing.

3.24                 [Reserved].

3.25                 USA PATRIOT Act; OFAC; Sanctions.

(a)                Each Loan Party is in compliance in all material respects with the USA PATRIOT Act and other applicable anti-terrorism laws, and, at least three Business Days prior to the Closing Date, the Borrower has provided to the Administrative Agent all information related to the Loan Parties (including names, addresses and tax identification numbers (if applicable)) reasonably requested in writing by the Administrative Agent not less than ten (10) Business Days prior to the Closing Date and mutually agreed to be required under “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, to be obtained by the Administrative Agent or any Lender.

(b)                (i) the Borrower and its Subsidiaries are in compliance in all material respects with applicable Sanctions; and (ii) neither the Borrower nor any of its Subsidiaries nor any director, officer or employee of any of the foregoing is a Sanctioned Person.

(c)                The Borrower will not directly or indirectly use the proceeds of the Loans or otherwise make available such proceeds to any person for the purpose of financing the activities of any person that is currently the target of any Sanctions or for the purpose of funding, financing or facilitating any activities, business or transaction with or in any country that is the target of the Sanctions, to the extent such activities, businesses or transaction would be prohibited by Sanctions, or in any manner that would result in the violation of any Sanctions applicable to any party hereto.

3.26                 Foreign Corrupt Practices Act. The Borrower and its Subsidiaries, their respective directors and officers and (to the knowledge of the Borrower or any of its Subsidiaries) their respective agents and employees, are in compliance with the U.S. Foreign Corrupt Practices Act of 1977, as amended, or similar law of a jurisdiction in which the Borrower or any of its Subsidiaries conduct their business and to which they are lawfully subject (“Anti-Corruption Laws”).

ARTICLE IV

Conditions of Lending

The obligations of the Lenders to make Loans hereunder on the Closing Date are subject to the satisfaction (or waiver in accordance with Section 9.08) of the following conditions:

4.01                 Closing Date Borrowing. On or prior to the Closing Date:

(a)                The Administrative Agent (or its counsel) shall have received from each of the Borrower, the Collateral Agent and the Lenders (i) a counterpart of this Agreement and the other Loan Documents to which such persons are a party signed on behalf of such party or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include delivery of a signed signature page of this Agreement by electronic transmission (e.g., “pdf”)) that such party has signed a counterpart of this Agreement.

(b)                The Administrative Agent shall have received, on behalf of itself, the Collateral Agent and the Lenders, (i) a written opinion of Ropes & Gray LLP, counsel to the Loan Parties and (ii) a written opinion of Venable LLP, Maryland counsel to the Borrower, in each case, (A) dated the Closing Date, (B) addressed to the Administrative Agent, the Collateral Agent and the Lenders on the Closing Date and (C) in form and substance reasonably satisfactory to the Administrative Agent covering such matters relating to the Loan Documents as the Administrative Agent shall reasonably request.

(c)                The Administrative Agent shall have received a certificate of the Secretary or Assistant Secretary or similar officer of each Loan Party dated the Closing Date and certifying:

(i)                 that attached thereto is a copy of the certificate or articles of incorporation, certificate of limited partnership, certificate of formation or other equivalent constituent and governing documents, including all amendments thereto, of such Loan Party, certified as of a recent date by the Secretary of State (or other similar official) of the jurisdiction of its organization,

(ii)               that attached thereto is a certificate as to the good standing (to the extent such concept or a similar concept exists under the laws of such jurisdiction) of such Loan Party as of a recent date from the Secretary of State (or other similar official) of the jurisdiction of its organization,

(iii)             that attached thereto is a true and complete copy of the by-laws (or partnership agreement, limited liability company agreement or other equivalent constituent and governing documents) of such Loan Party as in effect on the Closing Date,

(iv)              that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors (or equivalent governing body) of such Loan Party (or its managing general partner or managing member) authorizing the execution, delivery and performance of the Loan Documents dated as of the Closing Date to which such Loan Party is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Closing Date,

(v)                as to the incumbency and specimen signature of each officer of such Loan Party executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party, and

(vi)              as to the absence of any pending proceeding for the dissolution or liquidation of such Loan Party or, to the knowledge of such person, threatening the existence of such Loan Party.

(d)          The Administrative Agent shall have received (i) the results of Uniform Commercial Code and other customary Lien searches with respect to each Loan Party and (ii) insurance certificates and applicable endorsements listing the Collateral Agent as additional insured and loss payee, as applicable.

(e)          Each Arranger shall have completed, and be satisfied in all respects with the results of its business, legal, accounting, real estate and environmental due diligence of, among other things, the Borrower, the Guarantors and their respective subsidiaries.

(f)           [Reserved].

(g)          The Administrative Agent shall have received (i) the audited consolidated balance sheets and the related statements of operations and comprehensive income (loss), cash flows and stockholders’ equity of the Borrower and its consolidated Subsidiaries for the fiscal years ended December 31, 2017, December 31, 2018 and December 31, 2019 and (ii) the unaudited consolidated balance sheets and the related statements of operations and comprehensive income (loss), cash flows and stockholders’ equity of the Borrower and its consolidated Subsidiaries for the fiscal quarters ended March 31, 2020, June 30, 2020 and September 30, 2020.

(h)          The Administrative Agent shall have received a solvency certificate substantially in the form of Exhibit C and signed by a Financial Officer of the Borrower confirming the solvency of the Group Members on a consolidated basis after giving effect to the Transactions on the Closing Date.

(i)                 The Agents and Citigroup Global Markets Inc. shall have received all fees payable thereto or to any Lender on or prior to the Closing Date and, to the extent invoiced at least three Business Days prior to the Closing Date, reimbursement or payment of all reasonable and documented out-of-pocket expenses (including reasonable and documented fees, charges and disbursements of White & Case LLP) required to be reimbursed or paid by the Loan Parties hereunder or under any Loan Document on or prior to the Closing Date (which amounts may be offset against the proceeds of the Loans).

(j)                 The Collateral and Guarantee Requirement shall be satisfied as of the Closing Date (in the sole discretion of the Administrative Agent).

(k)                The Administrative Agent shall have received all documentation and other information required by Section 3.25(a) in accordance with the time-periods set forth therein.

(l)                 Since December 31, 2019, no event, change or development shall have occurred that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

(m)              The Borrower shall have delivered to the Administrative Agent an officer’s certificate dated as of the Closing Date, certifying as to the satisfaction of the conditions set forth in Sections 4.01(j), 4.01(l), 4.02(b) and 4.02(c).

(n)                The Administrative Agent (or its counsel) shall have received (i) a fully executed and effective copy of an amendment to the ABL Credit Agreement, in form and substance reasonably satisfactory to the Administrative Agent and (ii) from each of the Borrower, the Subsidiary Loan Parties, the Collateral Agent and the ABL Agent a counterpart of the ABL/Term Intercreditor Agreement signed on behalf of such party.

(o)                So long as requested by the Administrative Agent, the Collateral Agent or any Lender in writing at least five days in advance of the Closing Date, the Administrative Agent and the Collateral Agent shall have received, at least three Business Days prior to the Closing Date, all documentation and other information that is required (as determined by the Administrative Agent, the Collateral Agent or such Lender) by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act.

(p)                The Borrower shall have paid to each Lender an initial yield payment equal to 2.00% of its Term Loan Commitment with respect to the Initial Term Loans on the Closing Date (as in effect immediately before giving effect to the termination thereof pursuant to Section 2.08), with such payment to be earned by, and payable to, each such Lender on the Closing Date.

For purposes of determining compliance with the conditions specified in this Section 4.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the Closing Date specifying its objection thereto and, in the case of a Borrowing, such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of the initial Borrowing.

4.02                 All Borrowings. With respect to any Borrowing on or after the Closing Date:

(a)                The Administrative Agent shall have received a duly completed Borrowing Request as required by Section 2.03.

(b)                The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects as of such date, in each case, with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); provided that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

(c)                No Default or Event of Default shall exist, or would result from such proposed Borrowing or from the application of the proceeds therefrom.

Notwithstanding the foregoing, if the proceeds of any Borrowing, including any Term Facility Increase or Incremental Term Loans are being used to finance a Limited Condition Acquisition, (x) the condition described in Section 4.02(b) shall be limited to the accuracy of the representations and warranties that would constitute Specified Representations and Specified Acquisition Agreement Representations (and not any other representations or warranties) (conformed as necessary for such acquisition) and (y) the condition set forth in Section 4.02(c) (other than with respect to such Defaults or Events of Default under Section 7.01(b), (c), (h) or (i)) shall be tested as of the applicable LCA Test Date.

ARTICLE V

Affirmative Covenants

The Borrower covenants and agrees with each Lender that, it will, and will cause each of its Subsidiaries to:

5.01                 Existence; Business and Properties. (a)  Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, in each case (other than in the case of the preservation of the existence of any Loan Party) to the extent that the failure to do so would reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any transaction permitted by Section 6.04.

(b)                Except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, do or cause to be done all things necessary to (i) lawfully obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, Intellectual Property, licenses, leases and rights with respect thereto necessary to the normal conduct of its business, and (ii) at all times maintain, protect and preserve all property necessary to the normal conduct of its business and keep such property in good repair, working order and condition (ordinary wear and tear and casualty excepted), from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times (in each case except as permitted by this Agreement).

5.02                 Insurance. Maintain with insurance companies that the Borrower believes (in the good faith judgment of its management) are financially sound and reputable at the time the relevant coverage is placed or renewed, insurance with respect to the Loan Parties’ properties’ in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in Similar Businesses and owning similar properties in localities where the Loan Parties operate.

5.03                 Taxes. Pay its obligations in respect of all Tax liabilities, assessments and governmental charges, before the same shall become delinquent or in default, except where the (i) failure to do so would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or (ii) amount or validity thereof is being contested in good faith by appropriate proceedings and the Borrower or a Subsidiary thereof has set aside on its books adequate reserves therefor in accordance with GAAP (to the extent required thereby).

5.04                 Financial Statements, Reports, etc. Furnish to the Administrative Agent (which will promptly furnish such information to the Lenders):

(a)                within 90 days after the end of each fiscal year (commencing with the fiscal year ending December 31, 2020), a consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such fiscal year, and the related statements of operations and comprehensive income (loss), cash flows and stockholders’ equity for such fiscal year, and setting forth (commencing with financial statements relating to the fiscal year ending December 31, 2021) in comparative form the corresponding figures for the prior fiscal year and audited by independent public accountants of recognized national standing (or otherwise reasonably acceptable to the Administrative Agent) and accompanied by an opinion of such accountants (which opinion shall not be qualified as to scope of audit or as to the status of any Group Member as a going concern, other than with respect to, or resulting from, (i) an upcoming maturity under any Indebtedness occurring within one year from the time such opinion is delivered or (ii) any breach or anticipated breach of any financial covenant) to the effect that such consolidated financial statements fairly present, in all material respects, the financial position and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP (it being understood that the delivery by the Borrower of annual reports on Form 10-K (or any successor or comparable form) of the Borrower and its consolidated Subsidiaries shall satisfy the requirements of this Section 5.04(a) to the extent such annual reports include the information specified herein), together with a customary “management discussion and analysis” of financial information;

(b)                within 45 days after the end of each of the first three fiscal quarters of each fiscal year (commencing with the fiscal quarter ending March 31, 2021), (i) a consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarterly period, (ii) the related statements of operations and comprehensive income (loss) for such quarterly period and the then elapsed portion of the fiscal year and (iii) the related statements of cash flows for the then elapsed portion of the fiscal year, and setting forth (commencing with financial statements relating to the fiscal quarter ending March 31, 2022) in comparative form the corresponding figures for the corresponding periods of the prior fiscal year, all of which shall be in reasonable detail, which consolidated balance sheet and related statements of operations and comprehensive income (loss) and cash flows shall be certified by a Financial Officer of the Borrower on behalf of the Borrower as fairly presenting, in all material respects, the financial position and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes) (it being understood that the delivery by the Borrower of quarterly reports on Form 10-Q (or any successor or comparable form) of the Borrower and its consolidated Subsidiaries shall satisfy the requirements of this Section 5.04(b) to the extent such quarterly reports include the information specified herein), together with a customary “management discussion and analysis” of financial information;

(c)                concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower certifying that no Event of Default or Default exists as of such date or, if such an Event of Default or Default exists as of such date, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto;

(d)                promptly after the same become publicly available, copies of all periodic and other publicly available reports and proxy statements and, to the extent requested by the Administrative Agent, other publicly available materials filed by any Group Member with the SEC; provided, however, that such reports, proxy statements, filings and other materials required to be delivered pursuant to this clause (d) shall be deemed delivered for purposes of this Agreement when posted to the website of the Borrower or the website of the SEC;

(e)                promptly, from time to time, such other information (i) regarding the operations, business affairs and financial condition of the Borrower or any of the Subsidiaries, or compliance with the terms of any Loan Document as in each case the Administrative Agent may reasonably request (for itself or on behalf of any Lender) or (ii) reasonably requested by the Administrative Agent or any Lender through the Administrative Agent for purposes of compliance with applicable “know your customer” and Anti-Money Laundering Laws;

(f)                 if reasonably requested by the Administrative Agent, no later than 10 Business Days after the delivery of the financial statements required pursuant to clause (a) or (b) of this Section 5.04, the Borrower shall hold a customary conference call for Lenders; provided that such conference call may be combined (at the option of the Borrower) with the Borrower’s regularly scheduled quarterly shareholder call;

(g)                promptly, such additional information regarding the business, legal, financial or corporate affairs of the Borrower or any of its Subsidiaries, or compliance with the terms of the Loan Documents, as the Administrative Agent or the Arrangers through the Administrative Agent may from time to time reasonably request; and

(h)                simultaneously with the delivery of each set of consolidated financial statements referred to in Sections 5.04(a) and (b) above, reconciliations for such consolidated financial statements or other consolidating information reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements.

The Borrower hereby acknowledges and agrees that all financial statements furnished pursuant to clauses (a), (b) and (d) above are hereby deemed to be Borrower Materials suitable for distribution, and to be made available, to Public Lenders as contemplated by Section 9.17 and may be treated by the Administrative Agent and the Lenders as if the same had been marked “PUBLIC” in accordance with such paragraph (unless the Borrower otherwise notifies the Administrative Agent in writing on or prior to delivery thereof).

Anything to the contrary notwithstanding, nothing in this Agreement will require any Group Member to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter, or provide information (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure is prohibited by Requirements of Law or binding agreement or (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product.

Documents required to be delivered pursuant to clauses (a), (b) and (d) above may be delivered electronically and if so delivered, shall be deemed to have been delivered on the earliest date on which (i) the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet, (ii) such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent), or (iii) such financial statements and/or other documents are posted to the website of the Borrower or the website of the SEC; provided, that, (A) the Borrower shall, at the request of the Administrative Agent, continue to deliver copies (which delivery may be by electronic transmission) of such documents to the Administrative Agent and (B) the Borrower shall notify (which notification may be by facsimile or electronic transmission) the Administrative Agent of the posting of any such documents on any website described in this paragraph. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

5.05                 Litigation and Other Notices. Furnish to the Administrative Agent (which will promptly thereafter furnish to the Lenders) written notice of the following promptly after any Responsible Officer of the Borrower obtains actual knowledge thereof:

(a)                any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(b)                the filing or commencement of any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against the Borrower or any of the Subsidiaries which could reasonably be expected to have a Material Adverse Effect;

(c)                any other development specific to the Borrower or any of the Subsidiaries that is not a matter of general public knowledge and that has had, or could reasonably be expected to have, a Material Adverse Effect; and

(d)                the occurrence of any ERISA Event that, together with all other ERISA Events that have occurred, could reasonably be expected to have a Material Adverse Effect.

5.06                 Compliance with Laws. Comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; provided that this Section 5.06 shall not apply to laws related to Taxes, which are the subject of Section 5.03. The Borrower will maintain in effect and enforce policies and procedures reasonably designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with applicable anti-terrorism laws, applicable anti-bribery laws, applicable anti-money laundering laws (including the USA PATRIOT Act), applicable Anti-Corruption Laws and applicable Sanctions in connection with the Borrower’s or its Subsidiaries’ business operations.

5.07                 Maintaining Records; Access to Properties and Inspections. Maintain all financial records in accordance with GAAP and permit any persons designated by the Administrative Agent to visit and inspect the financial records and the properties of each Group Member at reasonable times, upon reasonable prior notice to such Group Member, and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any persons designated by the Administrative Agent upon reasonable prior notice to the applicable Group Member to discuss the affairs, finances and condition of such Group Member with the officers thereof and independent accountants therefor (so long as the Borrower has the opportunity to participate in any such discussions with such accountants); provided that the Administrative Agent shall not exercise such rights more often than one time during any calendar year absent the existence of an Event of Default; provided, further, that none of the Group Members shall be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter, or provide information (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure is prohibited by Requirements of Law or binding agreement or (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product.

5.08                 Use of Proceeds. Use the proceeds of the Loans made hereunder on the Closing Date in the manner contemplated by Section 3.12.

5.09                 Compliance with Environmental Laws. (i) Comply with all Environmental Laws and Environmental Permits applicable to its operations and properties; (ii) and obtain and renew all Environmental Permits; (iii) conduct any investigation, study, sampling and testing, and undertake any cleanup, response or other corrective action necessary to address any Releases of Hazardous Materials at, in, on, under or emanating from any property owned, leased or operated by any Group Member in accordance with the requirements of all Environmental Laws; and (iv) make an appropriate response to any investigation, notice, demand, claim, suit or other proceeding asserting Environmental Liability against any Group Member and discharge any obligations it may have to any person thereunder, except, in the case of each of clauses (i) through (iv), to the extent the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, provided that no Group Member shall be required to undertake any such cleanup, removal, remedial or other responsive action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP (to the extent required thereby).

5.10                 Further Assurances; Additional Security. Subject to any applicable intercreditor agreement:

(a)                If any Subsidiary of the Borrower that is not an Excluded Subsidiary is formed or acquired by any Loan Party after the Closing Date (including, without limitation, pursuant to an LLC Division or LP Division or the creation of a new Series LLC or Series LP) (provided that each of (i) any Subsidiary Redesignation resulting in an Unrestricted Subsidiary becoming a Subsidiary Loan Party and (ii) any Excluded Subsidiary ceasing to be an Excluded Subsidiary but remaining a Subsidiary, shall be deemed to constitute the acquisition of a Subsidiary for all purposes of this Section 5.10), within 10 Business Days after the date such Subsidiary is formed or acquired (or such longer period as the Administrative Agent may agree in its reasonable discretion), notify the Collateral Agent in writing thereof and, within 30 Business Days after the date such Subsidiary is formed or acquired or such longer period as the Administrative Agent may agree in its reasonable discretion, cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary and with respect to any Equity Interest in such Subsidiary owned by any Loan Party.

(b)                Furnish to the Collateral Agent prompt written notice of (and in any event within 30 days after) any change (A) in any Loan Party’s legal name, (B) in any Loan Party’s type of organization, (C) in any Loan Party’s jurisdiction of organization or (D) in the location of the chief executive office of any Loan Party that is not a registered organization; provided that the Borrower shall not effect or permit any such change unless all filings have been made by the Borrower, or will have been made by the Borrower under the Uniform Commercial Code within 30 days following such change (or such longer period as the Administrative Agent may agree in its reasonable discretion) that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral of such Loan Party in which a security interest may be perfected by such filing, for the benefit of the Secured Parties.

5.11                 Know Your Customer Requirements. Promptly following any request therefor, provide information and documentation reasonably requested by the Administrative Agent, the Collateral Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the USA PATRIOT Act.

5.12                 [Reserved].

5.13                 Post-Closing Actions. The Loan Parties will take each of the actions set forth on Schedule 5.13 within the time period prescribed therefor on such schedule (as each such time period may be extended by the Administrative Agent in its reasonable discretion). All conditions precedent, covenants and representations and warranties contained in this Agreement and the other Loan Documents shall be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described on Schedule 5.13 within the time periods required by this Section 5.13, rather than as elsewhere provided in the Loan Documents).

ARTICLE VI

Negative Covenants

The Borrower covenants and agrees with each Lender that, it will not, and will not permit any of the Subsidiaries to:

6.01                 Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:

(a)                Indebtedness created hereunder and under the other Loan Documents;

(b)                Indebtedness incurred under the ABL Documents in an aggregate principal amount not to exceed the ABL Cap (as defined in the ABL/Term Intercreditor Agreement), and any Permitted Refinancing in respect thereof;

(c)                Incremental Equivalent Debt, Permitted Ratio Debt, and any Permitted Refinancing in respect thereof;

(d)                Indebtedness of the Borrower or any of its Subsidiaries in respect of letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments created or issued in the ordinary course of business in connection with workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims;

(e)                the incurrence of Indebtedness of the Borrower to a Subsidiary or of Indebtedness of a Subsidiary to the Borrower or another Subsidiary to the extent permitted by Section 6.03; provided that any such Indebtedness for borrowed money incurred by a Loan Party and owing to a Subsidiary that is not a Loan Party is expressly subordinated in right of payment to the Loan Obligations; provided, further that any subsequent issuance or transfer of any Equity Interests or any other event which results in any such Subsidiary ceasing to be a Subsidiary or any such subsequent transfer of any such Indebtedness (except to the Borrower or a Subsidiary or any pledge of such Indebtedness constituting a lien permitted by Section 6.02) will be deemed, in each case, to be an incurrence of such Indebtedness (to the extent such Indebtedness is then outstanding) not permitted by this clause (e);

(f)                 Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees and similar obligations or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case provided in the ordinary course of business or consistent with industry practice, including those incurred to secure health, safety and environmental obligations in the ordinary course of business or consistent with industry practice;

(g)                Indebtedness of the Borrower or any Subsidiary, in an aggregate principal amount outstanding that, immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 6.01(g) at such time, would not exceed the greater of $25,000,000 and 25% of EBITDA of the Borrower and its Subsidiaries calculated on a pro forma basis for the then most recently ended Test Period;

(h)                Guarantees by the Borrower or any Subsidiary of any Indebtedness of the Borrower or any Subsidiary permitted to be incurred under this Agreement;

(i)                 Indebtedness representing deferred compensation to employees, consultants or independent contractors of the Borrower (or, to the extent such work is done for the Borrower or its Subsidiaries, any direct or indirect parent thereof) or any Subsidiary incurred in the ordinary course of business or consistent with industry practice;

(j)                 (i) ABL Bank Product Obligations and ABL Hedge Obligations (each as defined in the ABL/Term Intercreditor Agreement) and (ii) the incurrence of Indebtedness owed to banks and other financial institutions incurred in the ordinary course of business or consistent with industry practice in connection with ordinary banking arrangements to manage cash balances of the Borrower and its Subsidiaries (including short-term pooling and similar intercompany arrangements);

(k)                Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business or consistent with industry practice;

(l)                 Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in each case incurred in the ordinary course of business or other cash management services incurred in the ordinary course of business or consistent with industry practice;

(m)              Indebtedness supported by a letter of credit issued under any revolving credit or letter of credit facility permitted by Section 6.01, in a principal amount not in excess of the stated amount of such letter of credit;

(n)                Indebtedness in respect of Hedging Agreements (other than any Hedging Agreement entered into for speculative purposes) and Hedging Agreements (as defined in the ABL Credit Agreement);

(o)                Indebtedness of the Borrower or any Subsidiary with respect to (i) Capitalized Lease Obligations and purchase money indebtedness in an aggregate amount at any time outstanding not to exceed the greater of $25,000,000 and 25% of EBITDA of the Borrower and its Subsidiaries calculated on a pro forma basis for the then most recently ended Test Period, in each case determined at the time of incurrence; provided that (A) such Indebtedness is issued and any Liens securing such Indebtedness are created within 180 days after the acquisition, construction, lease or improvement of the asset financed and (B) any such Indebtedness is secured only by the asset, equipment or property acquired, constructed, leased or improved (or assets affixed or appurtenant thereto and additions and accessions) in connection with the incurrence of such Indebtedness, related property, replacements of such property, equipment or assets, and additions and accessions and, in the case of multiple financings of equipment provided by any lender, other equipment financed by such lender, and in each case, proceeds and products thereof and (ii) any Permitted Refinancing thereof;

(p)                so long as no Event of Default shall have occurred and be continuing or would result therefrom, Indebtedness assumed (but not incurred) by the Borrower or any Subsidiary in connection with a Permitted Acquisition; provided that (i) such Indebtedness was not created in anticipation or contemplation of such Permitted Acquisition and (ii) the Total Net Leverage Ratio as of the end of the Test Period then most recently ended (calculated on a pro forma basis after giving effect to such assumption) does exceed the greater of (A) 5.00 to 1.0 and (B) the Total Net Leverage Ratio as of immediately prior to the assumption of such Indebtedness;

(q)                Permitted Pari Passu Secured Refinancing Debt and Permitted Junior Refinancing Debt, and any Permitted Refinancing thereof;

(r)                 the Unsecured Bonds and any Permitted Refinancing thereof;

(s)                 Indebtedness constituting indemnification obligations or obligations in respect of purchase price or other similar adjustments (including earnout or similar obligations) incurred in connection with any Permitted Acquisition or any Disposition permitted under this Agreement;

(t)                 Indebtedness of the Borrower and any Subsidiary in existence as of the Closing Date and any Permitted Refinancing thereof; provided that any such item of Indebtedness with an aggregate outstanding principal amount on the Closing Date in excess of $1,000,000 shall be set forth on Schedule 6.01;

(u)                Indebtedness incurred by the Borrower or a Subsidiary in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business or consistent with industry practice on arm’s-length commercial terms;

(v)                the incurrence of Indebtedness attributable to (but not incurred to finance) the exercise of appraisal rights or the settlement of any claims or actions (whether actual, contingent or potential) with respect to any acquisition (by merger, consolidation or amalgamation or otherwise); and

(w)              Indebtedness (i) incurred under the TA West Greenwich Loan Documents and any Permitted Refinancing in respect thereof, in any case in an aggregate outstanding principal amount not to exceed the greater of $17,500,000 and 17.5% of EBITDA of the Borrower and its Subsidiaries calculated on a pro forma basis for the then most recently ended Test Period at any time and (ii) any Permitted Refinancing in respect thereof.

Accrual of interest or dividends or the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness will be deemed not to be an incurrence or issuance of Indebtedness for purposes of this Section 6.01 and will be deemed not to constitute outstanding Indebtedness for purposes of determining basket usage in respect of this Section 6.01.

For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the principal amount of Indebtedness denominated in another currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred (or at Borrower’s election, at the time of “pricing” and allocation of commitments in respect thereof) in the case of term debt, or first committed (or at Borrower’s election, at the time of “pricing” and allocation of commitments in respect thereof) in the case of revolving credit Indebtedness; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in another currency, and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the principal amount of such Indebtedness being refinanced (plus unused commitments thereunder), plus (ii) an amount equal to unpaid accrued interest, fees and premium (including tender premium) and penalties (if any) thereon plus upfront fees and original issue discount and other reasonable and customary fees and expenses incurred or paid in connection with such refinancing.

The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

6.02                 Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any person) of the Borrower or any Subsidiary at the time owned by it or on any income or revenues or rights in respect of any thereof, except the following (collectively, “Permitted Liens”):

(a)                Liens securing the ABL Obligations, and any Permitted Refinancing in respect thereof, to the extent such Indebtedness is incurred and outstanding pursuant to, and in compliance with, Section 6.01(b), and such Liens on Collateral are subject to the terms of the ABL/Term Intercreditor Agreement;

(b)          any Lien created under the Loan Documents;

(c)          Liens securing Incremental Equivalent Debt and Permitted Ratio Debt (to the extent that such Indebtedness is otherwise permitted to be secured), and any Permitted Refinancing in respect thereof;

(d)          Liens securing Indebtedness assumed pursuant to Section 6.01(p);

(e)          Liens for Taxes, assessments or other governmental charges or levies not yet due and payable or that are being contested in compliance with Section 5.03;

(f)           Liens imposed by law, such as landlord’s (including for this purpose landlord’s Liens created pursuant to the applicable lease), carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, supplier’s, construction or other like Liens, securing obligations that are not overdue by more than 30 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, the Borrower or any Subsidiary shall have set aside on its books reserves in accordance with GAAP;

(g)          (i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any of its Subsidiaries;

(h)          deposits and other Liens to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capitalized Lease Obligations), statutory obligations, surety, indemnity, warranty, release, appeal or similar bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, agreements with utilities, and other obligations of a like nature (including letters of credit in lieu of any such bonds or to support the issuance thereof) incurred in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(i)           (x) with respect to Real Property, zoning restrictions, easements, leases (other than Capitalized Lease Obligations), licenses, special assessments, rights-of-way, covenants, conditions, servitudes, declarations, homeowners’ associations and similar agreements and other restrictions (including minor defects and irregularities in title and similar encumbrances) on or with respect to the use of Real Property, that, individually or in the aggregate, do not interfere in any material respect with the use, occupancy or ordinary conduct of the business of the Borrower or any Subsidiary and (y) leases permitted under Section 6.04;

(j)           Liens securing judgments that do not constitute an Event of Default under Section 7.01(j);

(k)          Liens that are contractual rights of set-off (and related pledges) (i) relating to the establishment of depository relations with banks and other financial institutions not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposits, sweep accounts, reserve accounts or similar accounts of the Borrower or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any Subsidiary, including with respect to credit card charge-backs and similar obligations, or (iii) relating to purchase orders and other agreements entered into with customers, suppliers or service providers of the Borrower or any Subsidiary in the ordinary course of business;

(l)            Liens (i) arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, (iii) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business and not for speculative purposes and (iv) in favor of credit card companies pursuant to agreements therewith;

(m)          Liens securing obligations in respect of trade-related letters of credit, bankers’ acceptances or similar obligations and completion guarantees permitted under Section 6.01 and covering the property (or the documents of title in respect of such property) financed by such letters of credit, bankers’ acceptances or similar obligations and completion guarantees and the proceeds and products thereof;

(n)           Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(o)           Liens solely on any cash earnest money deposits made by the Borrower or any of the Subsidiaries in connection with any letter of intent or purchase agreement in respect of any Investment permitted hereunder;

(p)           Liens arising out of conditional sale, title retention or similar arrangements for the sale or purchase of goods by the Borrower or any of the Subsidiaries in the ordinary course of business or consistent with industry practice;

(q)           usual and customary leases, licenses, subleases or sublicenses granted to others in the ordinary course of business or consistent with industry practice and that do not interfere in any material respect with the business of the Borrower and its Subsidiaries, taken as a whole;

(r)            Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(s)           Liens securing Indebtedness incurred pursuant to Section 6.01(o);

(t)            Liens securing Indebtedness incurred pursuant to Section 6.01(q);

(u)           Liens with respect to property or assets of the Borrower or any Subsidiary securing obligations in an aggregate outstanding principal amount outstanding that, immediately after giving effect to the incurrence of such Liens, would not exceed the greater of $25,000,000 and 25% of EBITDA of the Borrower and its Subsidiaries calculated on a pro forma basis for the then most recently ended Test Period;

(v)           Liens securing Indebtedness incurred pursuant to Section 6.01(j);

(w)          Liens securing Indebtedness incurred pursuant to Section 6.01(n);

(x)           Liens securing Indebtedness incurred pursuant to Section 6.01(w) (but no such Liens shall be on Collateral);

(y)           Liens arising from (i) any Lease Agreement (or sublease with respect thereto) or any true operating lease entered into in the ordinary course of business and the precautionary Uniform Commercial Code financing statement filings in respect thereof, and (ii) equipment or other materials which are not owned by any Group Member located on the premises of such Group Member (but not in connection with, or as part of, the financing thereof) from time to time in the ordinary course of business and consistent with current practices of such Group Member and the precautionary Uniform Commercial Code financing statement filings in respect thereof;

(z)           leases or subleases of Real Property granted by any Group Member in the ordinary course of business or consistent with industry practice (i) to its franchisees and (ii) to any person so long as any such leases or subleases pursuant to this clause (ii) do not interfere in any material respect with the use of such Real Property or the ordinary conduct of the business of such Group Member as presently conducted thereon or materially impair the value of such Real Property;

(aa)         Liens securing obligations in respect of Indebtedness or other obligations of (x) the Borrower owing to a Loan Party or (y) a Subsidiary that is (A) a Loan Party owing to another Loan Party or (B) not a Loan Party owing to the Borrower or another Subsidiary, in each case permitted to be incurred in accordance with Section 6.01;

(bb)        Liens existing, or provided for under binding contracts existing, on the Closing Date (provided that any such Lien securing obligations in an aggregate amount on the Closing Date in excess of $1,000,000 shall be set forth on Schedule 6.02) and Permitted Refinancings thereof;

(cc)         Liens on specific items of inventory or other goods and proceeds of any person securing such person’s accounts payable or similar obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such person to facilitate the purchase, shipment or storage of such inventory or other goods;

(dd)        Liens arising from Uniform Commercial Code (or equivalent statutes) financing statement filings regarding operating leases, consignments or accounts entered into by the Borrower and its Subsidiaries in the ordinary course of business or consistent with industry practice or purported Liens evidenced by the filing of precautionary Uniform Commercial Code (or equivalent statutes) financing statements or similar public filings;

(ee)         Liens in favor of the Borrower or any Guarantor;

(ff)          Liens (a) of a collection bank arising under Section 4-208 or 4-210 of the Uniform Commercial Code on items in the course of collection and (b) in favor of banking or other institutions or other electronic payment service providers arising as a matter of law or under general terms and conditions encumbering deposits or margin deposits or other funds maintained with such institution (including the right of setoff) and that are within the general parameters customary in the banking industry;

(gg)        Liens deemed to exist in connection with Investments in repurchase agreements permitted under this Agreement; provided that such Liens do not extend to assets other than those that are subject to such repurchase agreements;

(hh)        any encumbrance or restriction (including put, call arrangements, tag, drag, right of first refusal and similar rights) with respect to Equity Interests of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(ii)           Liens consisting of a letter of intent or an agreement to sell, transfer, lease or otherwise dispose of any property in a transaction permitted under Section 6.04;

(jj)           Liens on Cash Equivalents used to satisfy or discharge Indebtedness; provided that such satisfaction or discharge is permitted under this Agreement;

(kk)         Liens on Equity Interests or other securities of an Unrestricted Subsidiary;

(ll)           Liens arising pursuant to Section 107(l) of the Comprehensive Environmental Response, Compensation, and Liability Act or similar provision of any Environmental Law;

(mm)       security given to a public utility or any municipality or Governmental Authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business or consistent with industry practice;

(nn)        Liens on the assets of Subsidiaries that are not Loan Parties securing Indebtedness or other obligations of such Subsidiaries or any other Subsidiaries that are not Loan Parties that is permitted by Section 6.01 or otherwise not prohibited by this Agreement; and

(oo)        Liens on Escrowed Proceeds for the benefit of the related holders of debt securities or other Indebtedness (or the underwriters, trustee, escrow agent or arrangers thereof) or on cash set aside at the time of the incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent such cash or government securities prefund the payment of interest on such Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose.

For purposes of this Section 6.02, the term “Indebtedness” shall be deemed to include interest and other amounts payable on such Indebtedness.

6.03                 Investments, Loans and Advances. (i) Purchase or acquire (including pursuant to any merger with a person that is not a Wholly Owned Subsidiary immediately prior to such merger) any Equity Interests, evidences of Indebtedness or other securities of any other person, (ii) make any loans or advances to or Guarantees of the Indebtedness of any other person (other than in respect of (A)  intercompany liabilities incurred in connection with the cash management, Tax and accounting operations of the Borrower and the Subsidiaries, (B) intercompany loans, advances or Indebtedness having a term not exceeding 364 days (inclusive of any roll-overs or extensions of terms) and made in the ordinary course of business or consistent with industry practice and (C) accounts receivable, credit card and debit card receivables constituting Cash Equivalents, trade credit, advances to customers, commission, travel and similar advances to officers and employees, in each case made in the ordinary course of business), or (iii) purchase or otherwise acquire, in one transaction or a series of related transactions, (x) all or substantially all of the property and assets or business of another person or (y) assets constituting a business unit, line of business or division of such person (each of the foregoing, an “Investment”), except:

(a)                (i) Investments by any Loan Party in any other Loan Party (or any entity that will become a Loan Party as a result of such Investment) and (ii) Investments by any Subsidiary that is not a Loan Party in any Loan Party or any other Subsidiary that is not a Loan Party;

(b)                (i) Permitted Acquisitions and (ii) Cash Equivalents and Investments that were Cash Equivalents when made;

(c)                accounts receivable, security deposits and prepayments arising and trade credit granted in the ordinary course of business or consistent with industry practice and any assets or securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers made in the ordinary course of business or consistent with industry practice;

(d)                Hedging Agreements entered into for non-speculative purposes;

(e)                Investments by the Borrower or any Subsidiary in an aggregate outstanding amount (valued at the time of the making thereof, and without giving effect to any subsequent change in value) that, immediately after giving effect to the making of such Investment (together with all other Investments made pursuant to this clause (e) and then outstanding), would not exceed the sum of (X) the greater of $25,000,000 and 25% of EBITDA of the Borrower and its Subsidiaries calculated on a pro forma basis for the then most recently ended Test Period, plus (Y) so long as, at the time thereof and immediately after giving effect thereto, no Event of Default under Section 7.01(b), (c), (h) or (i) shall have occurred and be continuing or would result therefrom, any portion of the Cumulative Credit on the date of such election that the Borrower elects to apply to this Section 6.03(e)(Y), which such election shall be set forth in a written notice of a Responsible Officer thereof, which notice shall set forth calculations in reasonable detail the amount of Cumulative Credit immediately prior to such election and the amount thereof elected to be so applied;

(f)                 Investments in the ordinary course of business or consistent with industry practice consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers;

(g)                promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 6.04;

(h)                any Investment so long as, (i) at the time thereof and immediately after giving effect thereto, no Event of Default shall have occurred and be continuing or would result therefrom (or, in the case of an Investment constituting a Limited Condition Acquisition, no Event of Default shall have occurred and be continuing as of the applicable LCA Test Date or would result therefrom and no Event of Default shall have occurred and be continuing under Section 7.01(b), (c), (h) or (i) as of the date the of the consummation of such Limited Condition Acquisition or would result therefrom) and (ii) subject to Section 1.06, immediately after giving effect to such Investment, the Total Net Leverage Ratio as of the end of the Test Period then most recently ended (calculated on a pro forma basis) would not exceed 4.00 to 1.00;

(i)                 the equity Investments made by each Group Member prior to the Closing Date in any of its Subsidiaries;

(j)                 (i) loans and advances to, or guarantees of Indebtedness of, officers, directors, employees, consultants, independent contractors and members of management, taken together with all other Investments pursuant to this clause (j)(i) that are at that time outstanding, not to exceed the greater of (a) $2,500,000 and (b) 2.5% of EBITDA of the Borrower and its Subsidiaries calculated on a pro forma basis for the then most recently ended Test Period determined at the time of making such Investment and (ii) loans and advances to employees, directors, officers, members of management, independent contractors and consultants for business-related travel expenses, moving expenses, payroll advances and other similar expenses or payroll expenses, in each case incurred in the ordinary course of business or consistent with industry practice or consistent with industry practice or to future, present and former employees, directors, officers, members of management, independent contractors and consultants to fund such person’s purchase of Equity Interests of the Borrower;

(k)                Investments constituting Indebtedness permitted under Section 6.01 hereof (including, for the avoidance of doubt, guarantees in respect thereof) and guarantees of leases (other than Finance Leases) or of other obligations that do not constitute Indebtedness and which are not prohibited by this Agreement, in each case entered into in the ordinary course of business;

(l)                 Investments in which the payment made therefor is made solely with equity interests of the Borrower not resulting in a Change in Control;

(m)              the Investments, loans and advances existing as of the date hereof which are set forth on Schedule 6.03 hereto which are not otherwise permitted by this Section 6.03;

(n)                any Investment in securities or other assets not constituting Cash Equivalents or investment grade securities and received in connection with a Disposition made in accordance with Section 6.04;

(o)                any Investment acquired by the Borrower or any Subsidiary:

(i)                 in exchange for any other Investment, accounts receivable or indorsements for collection or deposit held by the Borrower or any Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of, or settlement of delinquent accounts and disputes with or judgments against, the issuer of such other Investment or accounts receivable (including any trade creditor or customer);

(ii)               in satisfaction of judgments against other persons;

(iii)             as a result of a foreclosure by the Borrower or any Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default; or

(iv)              as a result of the settlement, compromise or resolution of (A) litigation, arbitration or other disputes or (B) obligations of trade creditors or customers that were incurred in the ordinary course of business or consistent with industry practice of the Borrower or any Subsidiary, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

(p)           (a) guarantees of Indebtedness permitted under Section 6.01, performance guarantees and Contingent Obligations incurred in the ordinary course of business or consistent with industry practice, and (b) the creation of Liens on the assets of the Borrower or any Subsidiary in compliance with Section 6.02;

(q)           any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of Section 6.06 (except transactions described in clauses (f), (k), (n), (q) or (v) of such Section);

(r)            Investments consisting of purchases and acquisitions of inventory, supplies, material, services, equipment or similar assets or the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other persons in the ordinary course of business or consistent with industry practice;

(s)           advances, loans or extensions of trade credit or prepayments to suppliers or loans or advances made to distributors, in each case, in the ordinary course of business or consistent with industry practice by the Borrower or any Subsidiary;

(t)            any Investment in any Subsidiary or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business or consistent with industry practice;

(u)           the purchase or other acquisition of any Indebtedness of the Borrower or any Subsidiary to the extent not otherwise prohibited hereunder;

(v)           Investments in joint ventures and Unrestricted Subsidiaries, taken together with all other Investments made pursuant to this clause (v) that are at that time outstanding not to exceed (as of the date such Investment is made) the greater of (i) $25,000,000 and (ii) 25% of EBITDA of the Borrower and its Subsidiaries calculated on a pro forma basis for the then most recently ended Test Period determined at the time of making such Investment;

(w)          Investments of assets relating to non-qualified deferred payment plans in the ordinary course of business or consistent with industry practice;

(x)           Investments constituting promissory notes or other non-cash proceeds of dispositions of assets to the extent permitted under Section 6.04; and

(y)          Investments resulting from pledges and deposits permitted pursuant to Section 6.02.

The amount of any Investment outstanding at any time will be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by the Borrower or a Subsidiary in respect of such Investment (provided that, with respect to amounts received other than in the form of Cash Equivalents, such amount shall be equal to the fair market value (as determined in good faith by the Borrower) of such consideration).

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6.04       Mergers, Consolidations and Sales of Assets. Merge, dissolve, liquidate, amalgamate into or consolidate with any other person, or make any Disposition (including, in each case, pursuant to an LLC Division or LP Division or an allocation of assets to a Series LLC or Series LP), except that this Section 6.04 shall not prohibit:

(a)           if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing or would result therefrom, (i) the merger or consolidation of any Subsidiary with or into the Borrower in a transaction in which the Borrower is the survivor, (ii) the merger or consolidation of any Subsidiary with or into any Subsidiary Loan Party in a transaction in which the surviving or resulting entity is or becomes a Subsidiary Loan Party and, in the case of each of clauses (i) and (ii), no person other than the Borrower or a Subsidiary Loan Party receives any consideration (unless otherwise permitted by Section 6.03), (iii) the merger or consolidation of any Subsidiary that is not a Subsidiary Loan Party with or into any other Subsidiary that is not a Subsidiary Loan Party, (iv) the liquidation or dissolution or change in form of entity of any Subsidiary if the Borrower determines in good faith that such liquidation, dissolution or change in form is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and the Borrower or any Subsidiary receiving all of the assets of the relevant dissolved or liquidated Subsidiary, (v) any Subsidiary may merge or consolidate with any other person in order to effect an Investment permitted pursuant to Section 6.03 so long as the continuing or surviving person shall be a Subsidiary (unless otherwise permitted by Section 6.03), which shall be a Loan Party if the merging or consolidating Subsidiary was a Loan Party and which together with each of its Subsidiaries shall have complied with any applicable requirements of Section 5.10, (vi) any Subsidiary may merge or consolidate with any other person in order to effect an Asset Sale otherwise permitted pursuant to this Section 6.04 or (vii) the Borrower may merge or consolidate with or into any other person; provided that if the person formed by or surviving any such merger or consolidation is not the Borrower (such other person, the “Successor Borrower”), (A) the Successor Borrower shall be an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia, (B) the Successor Borrower shall expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents pursuant to supplements to the Loan Documents or other documents or instruments, in each case in a form reasonably satisfactory to the Administrative Agent, (C) the Successor Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer stating that such merger or consolidation complies with the applicable requirements set forth in this clause (a)(vii) (including the no Event of Default requirement set forth above) and, if reasonably requested by the Administrative Agent, a customary opinion of counsel and such other security documentation and filings, officer’s certificates and organizational documentation that is reasonably requested by the Administrative Agent (it being understood that if the foregoing are satisfied, the Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement);

(b)           Dispositions to the Borrower or a Subsidiary (upon voluntary liquidation or otherwise); provided that any Dispositions by a Loan Party to a Subsidiary that is not a Subsidiary Loan Party in reliance on this clause (b) shall be made in compliance with Section 6.03;

(c)           other Dispositions of assets in an aggregate amount not to exceed $15,000,000; provided, that the Net Proceeds thereof, if any, are applied in accordance with Section 2.11(b) to the extent required thereby;

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(d)           Dispositions for fair market value (as determined in good faith by the Borrower) so long as (i) the Net Proceeds thereof, if any, are applied in accordance with Section 2.11(b) to the extent required thereby, (ii) at the time of such Disposition (other than any such Disposition made pursuant to a commitment entered into at a time when no Event of Default exists), no Event of Default has occurred and is continuing or would result therefrom and (iii) at least 75% of the proceeds of such Disposition consist of Cash Equivalents; provided that, for purposes of this clause (iii), each of the following shall be deemed to be Cash Equivalents: (a) the amount of any liabilities (as shown on the Borrower’s or such Subsidiary’s most recent balance sheet or in the notes thereto) that are assumed by the transferee of any such assets or are otherwise cancelled in connection with such transaction, (b) any notes or other obligations or other securities or assets received by the Borrower or such Subsidiary from the transferee that are converted by the Borrower or such Subsidiary into cash within 180 days after receipt thereof (to the extent of the cash received), (c) any Designated Non-Cash Consideration received by the Borrower or any of its Subsidiaries in such Disposition having an aggregate fair market value (as determined in good faith by the Borrower), taken together with all other Designated Non-Cash Consideration received pursuant to this clause (d) that is at that time outstanding, not to exceed $5,000,000 (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value), (d) the amount of Indebtedness of any Subsidiary that is no longer a Subsidiary as a result of such Disposition, to the extent that the Borrower and each other Subsidiary are released from any Guarantee of payment of such Indebtedness in connection with the Disposition and (e) consideration consisting of Indebtedness of the Borrower or a Subsidiary (other than Indebtedness that is subordinated in right of payment to the Loan Obligations) received from persons who are not the Borrower or a Subsidiary in connection with the Disposition and that is cancelled;

(e)           any Disposition to effect the formation of any Subsidiary that is a Divided LLC or Divided LP, as applicable and would otherwise not be prohibited hereunder; provided that any disposition or other allocation of any assets (including any Equity Interests of such Divided LLC or a Divided LP) in connection therewith is otherwise permitted hereunder;

(f)            Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property, (ii) an amount equal to the net proceeds of such Disposition are applied to the purchase price of such replacement property within 90 days or (iii) such Disposition is allowable under Section 1031 of the Code, or any comparable or successor provision, is for like property and for use in a business in compliance with Section 6.07;

(g)           any usual and customary leases, subleases, licenses or sublicenses entered into in the ordinary course of business or consistent with industry practice and that do not materially interfere with the business of the Borrower and its Subsidiaries, taken as a whole;

(h)           Dispositions of Cash Equivalents;

(i)            Investments permitted by Section 6.03, Restricted Payments permitted by Section 6.05, Voluntary Junior Prepayments permitted by Section 6.08 and Liens permitted by Section 6.02, in each case, other than by reference to this Section 6.04(i);

(j)            Dispositions in connection with a transaction permitted under Section 6.10;

(k)           Dispositions of accounts in the ordinary course of business in connection with the settlement or compromise thereof;

(l)            any Disposition of obsolete, damaged or worn out property or assets in the ordinary course of business or consistent with industry practice or any disposition of inventory or goods (or other assets) held for sale or no longer used or useful in the ordinary course of business;

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(m)        any Disposition of improvements made to leased real property to landlords in the ordinary course of business or consistent with industry practice;

(n)         any Disposition of assets for purposes of charitable contributions or similar gifts to the extent such assets are not material to the ability of the Borrower and its Subsidiaries, taken as a whole, to conduct its business in the ordinary course;

(o)         leases to its franchisees or leases or subleases to operators of portions of the travel centers, including, without limitation, restaurants, gaming rooms, alternative fuel operations and other provisional services or property relating to the operating of travel centers in the ordinary course of business;

(p)         [reserved];

(q)         (i) the lease, assignment or sublease, license or sublicense of any real or personal property in the ordinary course of business or consistent with industry practice and (ii) the exercise of termination rights with respect to any lease, sublease, license or sublicense or other agreement;

(r)          any issuance, Dispositions or sale of Equity Interests in, or Indebtedness, assets or other securities of, an Unrestricted Subsidiary;

(s)         foreclosures, condemnation, expropriation, eminent domain or any similar action (including for the avoidance of doubt, any casualty event) with respect to assets;

(t)          the sale, lease, assignment, license, sublease or discount of inventory, equipment, accounts receivable, notes receivable or other current assets in the ordinary course of business or consistent with industry practice or the conversion of accounts receivable to notes receivable or other Dispositions of accounts receivable in connection with the collection thereof;

(u)         the licensing or sublicensing of intellectual property or other general intangibles in the ordinary course of business or consistent with industry practice;

(v)         any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or other litigation claims in the ordinary course of business or consistent with industry practice;

(w)        the unwinding of any Hedging Agreement;

(x)         sales, transfers and other Dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(y)        the lapse, abandonment or other Disposition of intellectual property rights in the ordinary course of business or consistent with industry practice, which in the reasonable good faith determination of the Borrower, are not material to the conduct of the business of the Borrower and its Subsidiaries taken as a whole;

(z)         the issuance or other Disposition of Equity Interests of the Borrower, so long as such issuance or other Disposition does not result in a Change in Control;

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(aa)          the issuance of directors’ qualifying shares and shares of Equity Interests of Foreign Subsidiaries issued to foreign nationals as required by any applicable Requirement of Law; and

(bb)         the Dispositions of any non-core assets (i) acquired in a transaction permitted hereunder, which assets are not used or useful in the principal business of the Borrower and its Subsidiaries or (ii) made in connection with the approval of any applicable antitrust authority or otherwise necessary or advisable in the good faith determination of the Borrower to consummate any acquisition permitted hereunder.

Notwithstanding anything to the contrary in this Section 6.04, in no event shall the Borrower and its Subsidiaries be permitted to sell all or substantially all of the assets of the Borrower and its Subsidiaries (taken as a whole) pursuant to this Section 6.04.

6.05       Dividends and Distributions. Declare or pay any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any of its Equity Interests (other than dividends and distributions on Equity Interests payable solely by the issuance of additional Equity Interests (other than Disqualified Stock that is prohibited by Section 6.01) of the person paying such dividends or distributions) or directly or indirectly redeem, purchase, retire or otherwise acquire for value (or permit any Subsidiary to purchase or acquire) any of the Borrower’s Equity Interests (other than through the issuance of additional Equity Interests (other than Disqualified Stock that is prohibited by Section 6.01) of the person redeeming, purchasing, retiring or acquiring such Equity Interests) (all of the foregoing, “Restricted Payments”); provided, however, that:

(a)            Restricted Payments may be made to the Borrower or any Subsidiary of the Borrower (or, in the case of non-Wholly Owned Subsidiaries, Restricted Payments may be made to the Borrower or any Subsidiary that is a direct or indirect parent of such non-Wholly Owned Subsidiary and to each other owner of Equity Interests of such non-Wholly Owned Subsidiary on a pro rata basis (or more favorable basis from the perspective of the Borrower or such Subsidiary) based on their relative ownership interests);

(b)            so long as no Event of Default has occurred and is continuing or would result therefrom and, immediately after giving effect to such Restricted Payment, the Total Net Leverage Ratio as of the end of the Test Period then most recently ended (calculated on a pro forma basis) would not exceed 5.00 to 1.00, Restricted Payments, in an aggregate amount, not to exceed a portion of the Cumulative Credit on the date of such election that the Borrower elects to apply to this Section 6.05(b), which such election shall be set forth in a written notice of a Responsible Officer thereof, which notice shall set forth calculations in reasonable detail of the amount of Cumulative Credit immediately prior to such election and the amount thereof elected to be so applied;

(c)            any Restricted Payment may be made so long as no Event of Default has occurred and is continuing or would result therefrom and immediately after giving effect to such Restricted Payment, the Total Net Leverage Ratio as of the end of the Test Period then most recently ended (calculated on a pro forma basis) would not exceed 3.50 to 1.00;

(d)            Borrower may make Restricted Payments in the form of cash in lieu of fractional shares or units of Equity Interests in connection with any Restricted Payment or Permitted Acquisition, in each case as permitted hereunder;

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(e)          Borrower may repurchase Equity Interests of Borrower deemed to occur upon the cashless exercise of stock options or warrants if such Equity Interests represents a portion of the exercise price of such options or warrants; provided, that, no Loan Party shall pay, or be required to pay, any amounts in respect of any such repurchase other than in the form of Equity Interests of Borrower;

(f)           the payment of any dividend or other distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or other distribution or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or other distribution or redemption payment would have complied with the provisions of this Section 6.05;

(g)          the redemption, repurchase, defeasance, discharge, retirement or other acquisition of any Equity Interests of the Borrower or any Subsidiary, including any accrued and unpaid dividends thereon (“Treasury Capital Stock”) made (x) in exchange for, or out of the proceeds of, a sale or issuance (other than to a Subsidiary) of Equity Interests of the Borrower (other than Disqualified Stock) (“Refunding Capital Stock”) and (y) within 120 days of such sale or issuance;

(h)          the declaration and payment of dividends on Treasury Capital Stock out of the proceeds of a sale or issuance (other than to a Subsidiary of the Borrower or to an employee stock ownership plan or any trust established by the Borrower or any Subsidiary) of Refunding Capital Stock made within 120 days of such sale or issuance;

(i)           a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) (including related stock appreciation rights or similar securities) of the Borrower held by any future, present or former employee, director, officer, member of management, consultant or independent contractor (or any permitted transferees thereof) of the Borrower or any of its Subsidiaries pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, or any equity subscription or equity holder agreement (including, for the avoidance of doubt, any principal and interest payable on any notes issued by the Borrower in connection with any such repurchase, retirement or other acquisition), including any Equity Interests rolled over by management of the Borrower or any of its Subsidiaries; provided that the aggregate amount of Restricted Payments made under this clause (i) does not exceed the greater of (x) $2,500,000 and (y) 2.5% of EBITDA of the Borrower and its Subsidiaries calculated on a pro forma basis for the then most recently ended Test Period in any fiscal year with unused amounts in any fiscal year being carried over to the next succeeding fiscal years; provided, further that each of the amounts in any fiscal year under this clause (i) may be increased by an amount not to exceed:

(i)             the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Borrower to any future, present or former employees, directors, officers, members of management, consultants or independent contractors (or any permitted transferees thereof) of the Borrower or any of its Subsidiaries that occurs after the Closing Date; plus

(ii)            the amount of any cash bonuses otherwise payable to members of management, employees, directors, consultants or independent contractors (or any permitted transferees thereof) of the Borrower or any of its Subsidiaries that are foregone in exchange for the receipt of Equity Interests of the Borrower pursuant to any compensation arrangement, including any deferred compensation plan; plus

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(iii)           the cash proceeds of “key-man” life insurance policies received by the Borrower or its Subsidiaries after the Closing Date; minus

(iv)           the amount of any Restricted Payments previously made with the cash proceeds described in clauses (i), (ii) and (iii) of this clause (i);

(j)          payments and distributions to dissenting equityholders of the Borrower or Subsidiaries pursuant to applicable law, pursuant to or in connection with a consolidation, amalgamation, merger or transfer of all or substantially all of the assets of the Borrower or any Subsidiary that complies with the terms of this Agreement or any other transaction that complies with the terms of this Agreement; and

(k)         the Borrower may make Restricted Payments (A) in the form of cash payments in lieu of the issuance of fractional shares in connection with any dividend, split or combination thereof in connection with any Investment permitted hereunder or the exercise or vesting of warrants, options, restricted stock units or similar incentive interests or other securities convertible into or exchangeable for Equity Interests of the Borrower or otherwise to honor a conversion requested by a holder thereof or (B) consisting of (1) payments made or expected to be made in respect of withholding or similar Taxes payable by any future, present or former employees, directors, officers, members of management, consultants or independent contractors (or any permitted transferees thereof) of the Borrower or any of its Subsidiaries, (2) payments or other adjustments to outstanding Equity Interests in accordance with any management equity plan, stock option plan or any other similar employee benefit or incentive plan, agreement or arrangement in connection with any Restricted Payment and/or (3) repurchases of Equity Interests in consideration of the payments described in clause (A) and/or (B) above, including deemed repurchases in connection with the exercise or vesting of stock options, restricted stock units or similar incentive interests.

6.06                       Transactions with Affiliates. Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with an aggregate value in excess of the greater of (x) $5,000,000 and (y) 5% of EBITDA of the Borrower and its Subsidiaries calculated on a pro forma basis for the then most recently ended Test Period with, any of its Affiliates (other than the Borrower and the Subsidiaries or any person that becomes a Subsidiary as a result of such transaction); provided that (x) a transaction (or series of related transactions) shall be permitted hereunder if it is on terms that are substantially no less favorable, when taken as a whole, to the Borrower or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate and (y) the foregoing restrictions shall not apply to or prohibit:

(a)         leases in existence on the Closing Date;

(b)         transactions among or between any Group Member and any other Group Member which are not prohibited by this Agreement or any other Loan Document;

(c)         regularly scheduled payments of fees and other amounts, reimbursement of expenses and indemnities due and payable in accordance with the terms of the Shared Services Agreement as in effect on the Closing Date or as amended and replaced thereafter so long as any such amendment or replacement is not materially disadvantageous in the good faith judgment of the Borrower to the Lenders when taken as a whole, as compared to the Shared Services Agreement in effect on the Closing Date;

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(d)          the purchase, acquisition or lease of any property from, or the sale, transfer or lease of any property to, any SVC Company (i) in the ordinary course of business or (ii) pursuant to the reasonable requirements of the applicable Group Member’s business and upon fair and reasonable terms as reasonably determined by the Borrower;

(e)          (a) transactions between or among the Borrower and one or more Subsidiaries or between or among Subsidiaries or, in any case, any entity that becomes a Subsidiary as a result of such transaction and (b) any merger, consolidation or amalgamation of the Borrower; provided that such merger, consolidation or amalgamation of the Borrower is otherwise in compliance with the terms of this Agreement and effected for a bona fide business purpose;

(f)           (a) Restricted Payments permitted by Section 6.05 (including any transaction specifically excluded from the definition of the term “Restricted Payments,” including pursuant to the exceptions contained in the definition thereof and the parenthetical exclusions of such definition), (b) any Investment(s) permitted by Section 6.03 or any acquisition otherwise permitted hereunder, (c) Indebtedness permitted by Section 6.01 and (d) Voluntary Junior Prepayments permitted by Section 6.08;

(g)          payments, loans, advances or guarantees (or cancellation of loans, advances or guarantees) to future, present or former employees, officers, directors, managers, consultants or independent contractors of the Borrower or any Subsidiary or guarantees in respect thereof for bona fide business purposes or in the ordinary course of business or consistent with industry practice;

(h)          any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with current, former or future officers, directors, employees, managers, consultants and independent contractors of the Borrower or any Subsidiary;

(i)           any payment of compensation or other employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers current, former or future officers, directors, employees, managers, consultants and independent contractors of the Borrower or any Subsidiary;

(j)           the payment of reasonable fees and compensation paid to, and indemnities and reimbursements and employment and severance arrangements provided to, or on behalf of or for the benefit of, present, future or former employees, directors, officers, members of management, consultants or independent contractors (or any permitted transferees thereof) of the Borrower or any Subsidiary;

(k)          transactions in which the Borrower or any Subsidiary, as the case may be, delivers to the Administrative Agent a letter from an independent financial advisor stating that such transaction is fair to the Borrower or such Subsidiary from a financial point of view or stating that the terms, when taken as a whole, are not materially less favorable to the Borrower or the relevant Subsidiary than those that would have been obtained in a comparable transaction by the Borrower or such Subsidiary with a person that is not an Affiliate of the Borrower on an arm’s-length basis;

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(l)           the existence of, or the performance by the Borrower or any Subsidiary of its obligations under the terms of, any agreement as in effect as of the Closing Date, or any amendment thereto or replacement thereof (so long as any such amendment or replacement is not materially disadvantageous (in the good faith judgment of the Board of Directors) to the Lenders, when taken as a whole, as compared to the applicable agreement as in effect on the Closing Date);

(m)         the existence of, or the performance by the Borrower or any Subsidiary of its obligations under the terms of, any equity holders agreement or the equivalent (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Closing Date and any amendment thereto and, similar agreements or arrangements that it may enter into thereafter; provided that the existence of, or the performance by the Borrower or any Subsidiary of obligations under any future amendment to any such existing agreement or arrangement or under any similar agreement or arrangement entered into after the Closing Date will only be permitted by this clause (m) to the extent that the terms of any such amendment or new agreement or arrangement are not otherwise materially disadvantageous (in the good faith judgment of the Board of Directors) to the Lenders, when taken as a whole, as compared to the original agreement or arrangement in effect on the Closing Date;

(n)          transactions with customers, clients, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services, or transactions otherwise relating to the purchase or sale of goods or services, in each case in the ordinary course of business or consistent with industry practice and otherwise in compliance with the terms of this Agreement that are fair to the Borrower and the Subsidiaries, in the reasonable determination of the Board of Directors or the senior management of the Borrower, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(o)          the issuance, sale or transfer of Equity Interests (other than Disqualified Stock prohibited by Section 6.01) of the Borrower to any person and the granting and performing of customary rights (including registration rights) in connection therewith, and any contribution to the capital of the Borrower;

(p)          payments by the Borrower or any Subsidiary made for any financial advisory, consulting, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by, or made pursuant to arrangements approved by, a majority of the Board of Directors in good faith;

(q)          payments to or from, and transactions with, any joint venture in the ordinary course of business or consistent with industry practice (including, any cash management activities related thereto);

(r)           any lease entered into between the Borrower or any Subsidiary, as lessee and any Affiliate of the Borrower, as lessor, and any transaction(s) pursuant to that lease, which lease is approved by the Board of Directors or senior management of the Borrower in good faith;

(s)          intellectual property licenses in the ordinary course of business and consistent with industry practice;

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(t)          the payment of reasonable out-of-pocket costs and expenses relating to registration rights and indemnities provided to equity holders of the Borrower pursuant to any equity holders agreement or registration rights agreement entered into on or after the Closing Date;

(u)         transactions permitted by, and complying with, Section 6.04 solely for the purpose of reincorporating the Borrower in a new permitted jurisdiction;

(v)         (a) transactions with a person that is an Affiliate of the Borrower (other than an Unrestricted Subsidiary) solely because the Borrower or any Subsidiary owns Equity Interests in such person and (b) transactions with any person that is an Affiliate solely because a director or officer of such person is a director or officer of the Borrower or any Subsidiary;

(w)        (i) pledges and other transfers of Equity Interests in Unrestricted Subsidiaries and (ii) any transactions with an Affiliate in which the consideration paid consists solely of Equity Interests of the Borrower or any Subsidiary; and

(x)         the sale, issuance or transfer of Equity Interests (other than Disqualified Stock prohibited by Section 6.01) of the Borrower.

6.07       Business of the Borrower and the Subsidiaries. Notwithstanding any other provisions hereof, substantively alter the character of their business, taken as a whole, from the business conducted by them on the Closing Date and any Similar Business.

6.08       Limitation on Voluntary Prepayments and Modifications of Junior Financing.

(a)         (i) Make, directly or indirectly, any voluntary prepayment or other voluntary distribution (whether in cash, securities or other property) of, or in respect of, any Junior Financing, or any voluntary payment or other voluntary distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the voluntary purchase, redemption, retirement, acquisition, cancellation or termination in respect of any Junior Financing, in each case prior to the scheduled maturity of such Junior Financing (each, a “Voluntary Junior Prepayment”), except for:

(I)             Permitted Refinancings of any Junior Financing to the extent permitted under Section 6.01;

(II)            payments of regularly-scheduled interest and fees due thereunder, other non-principal payments thereunder, mandatory prepayments thereunder and, to the extent this Agreement is then in effect, principal on the scheduled maturity date of any Junior Financing (or within twelve months thereof);

(III)           so long as at the time of such Voluntary Junior Prepayment (or, in the case of a satisfaction and discharge, at the time of such satisfaction and discharge with respect to such Voluntary Junior Prepayment), (x) no Event of Default has occurred and is continuing or would result therefrom, and (y) the Total Net Leverage Ratio as of the end of the Test Period then most recently ended (calculated on a pro forma basis) would not exceed 5.00 to 1.00, Voluntary Junior Prepayments, in an aggregate amount, not to exceed a portion of the Cumulative Credit on the date of such election that the Borrower elects to apply to this Section 6.08(a)(i)(III), which such election shall be set forth in a written notice of a Responsible Officer thereof, which notice shall set forth calculations in reasonable detail of the amount of Cumulative Credit immediately prior to such election and the amount thereof elected to be so applied;

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(IV)          any Voluntary Junior Prepayment may be made so long as at the time of such Voluntary Junior Prepayment (or, in the case of a satisfaction and discharge, at the time of such satisfaction and discharge with respect to such Voluntary Junior Prepayment), (x) no Event of Default has occurred and is continuing or would result therefrom, and (y) the Total Net Leverage Ratio as of the end of the Test Period then most recently ended (calculated on a pro forma basis) would not exceed 3.50 to 1.00;

(V)           (A) any Voluntary Junior Prepayment in exchange for, or out of the proceeds of the substantially concurrent sale or issuance of, Equity Interests of the Borrower and (B) any Voluntary Junior Prepayment consisting of or in connection with a conversion of any Junior Financing into Equity Interests of the Borrower;

(VI)          any Voluntary Junior Prepayment made by exchange for, or out of the proceeds of, the substantially concurrent sale of, new Indebtedness of the Borrower or a Subsidiary, as the case may be, which is incurred or issued in compliance with Section 6.01 so long as: (A) the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the principal amount of (or accreted value, if applicable) unless otherwise permitted, plus any accrued and unpaid interest on the Junior Financing being so redeemed, defeased, repurchased, exchanged, acquired or retired for value, plus the amount of any premium (including call and tender premiums), defeasance costs, unused commitment amounts and any fees and expenses (including original issue discount, upfront fees and similar items) incurred in connection with the incurrence or issuance of such new Indebtedness, (B) such new Indebtedness is subordinated to the Loan Obligations at least to the same extent as determined by the Borrower in good faith as such Junior Financing so purchased, exchanged, redeemed, defeased, repurchased, acquired or retired for value, (C) such new Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Junior Financing being so redeemed, defeased, repurchased, exchanged, extinguished, acquired or retired and (D) such new Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Junior Financing being so redeemed, repaid, prepaid, extinguished, defeased, repurchased, exchanged, acquired or retired (calculated disregarding the effects of any prepayments or amortization); and

(VII)         Voluntary Junior Prepayments in an aggregate principal amount pursuant to this clause (VII) not to exceed the greater of $10,000,000 and 10% of EBITDA of the Borrower and its Subsidiaries calculated on a pro forma basis for the then most recently ended Test Period.

(ii)          Amend or modify, or permit the amendment or modification of, any provision of any Junior Financing having a principal amount in excess of $25,000,000, or any agreement, document or instrument evidencing or relating thereto, other than amendments or modifications (v) in connection with a Permitted Refinancing in respect thereof, (x) that are not materially adverse to Lenders when taken as a whole (as determined in good faith by the Borrower), (y) that do not affect the subordination or payment provisions thereof (if any) in a manner adverse to the Lenders when taken as a whole (as determined in good faith by the Borrower) or (z) that are permitted by the terms of any applicable subordination or intercreditor agreement to which the Administrative Agent or Collateral Agent is a party.

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(b)          Permit any Group Member to enter into any agreement or instrument that by its terms restricts (i) the payment of dividends or distributions to the Borrower or any Subsidiary Loan Party or (ii) the granting of Liens by any Group Member that is a Loan Party pursuant to the Security Documents to secure the Loan Obligations, in each case other than those arising under any Loan Document, except, in each case, restrictions existing by reason of:

(I)          restrictions imposed by Requirements of Law;

(II)         contractual encumbrances or restrictions in effect on the Closing Date, including pursuant to the ABL Documents, the Unsecured Bonds and any Permitted Refinancing thereof;

(III)        any restriction on a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Equity Interests or assets of a Subsidiary pending the closing of such sale or disposition;

(IV)        customary provisions in joint venture agreements and other similar agreements applicable to joint ventures entered into in the ordinary course of business or consistent with industry practice;

(V)         customary provisions contained in leases or licenses of Intellectual Property and other similar agreements entered into in the ordinary course of business or consistent with industry practice;

(VI)        customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(VII)       customary restrictions and conditions contained in any agreement relating to the sale, transfer, lease or other Disposition of any asset permitted under Section 6.04 pending the consummation of such sale, transfer, lease or other Disposition;

(VIII)      restrictions imposed by any agreement relating to Indebtedness permitted by this Agreement so long as the Liens granted to the Collateral Agent pursuant to the Security Documents are permitted by such restrictions;

(IX)        any agreement in effect at the time such subsidiary becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such person becoming a Subsidiary;

(X)         restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;

(XI)        contractual encumbrances or restrictions by any Group Member that is not a Loan Party; and

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(XII)         contractual encumbrances or restrictions which the Borrower has reasonably determined in good faith will not materially impair the Borrower’s ability to make payments under this Agreement when due.

6.09       Fiscal Year. In the case of the Borrower, permit any change to its fiscal year without prior notice to the Administrative Agent, in which case, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

6.10       Sale and Lease-Backs. Become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which the Borrower or such Subsidiary (a) has sold or transferred or is to sell or to transfer to any other person (other than the Borrower or any of its Subsidiaries), to the extent involving the sale of assets with a fair market value in excess of $20,000,000 in the aggregate and (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by the Borrower or such Subsidiary to any person (other than the Borrower or any of its Subsidiaries) in connection with such lease (it being understood that, for the avoidance of doubt, this Section shall not apply to, nor restrict in any way, Dispositions otherwise permitted pursuant to Section 6.04(m)).

ARTICLE VII

Events of Default

7.01       Events of Default. In case of the happening of any of the following events (each, an “Event of Default”):

(a)          any representation or warranty made or deemed made by the Borrower or any Subsidiary Loan Party herein or in any other Loan Document or any certificate or document delivered pursuant hereto or thereto shall prove to have been false or misleading in any material respect (or, if qualified as to “materiality,” “Material Adverse Effect” or similar language, in all respects) when so made or deemed made;

(b)          default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c)          default shall be made in the payment of any interest on any Loan or in the payment of any fee or any other amount (other than an amount referred to in clause (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of (x) three Business Days in respect of interest and (y) five Business Days in respect of fees and other amounts;

(d)          default shall be made in the due observance or performance by the Borrower of any covenant, condition or agreement contained in, Section 5.01(a) (solely in the case of the Borrower), 5.05(a) or 5.08 or in Article VI;

(e)          default shall be made in the due observance or performance by any Loan Party of any covenant, condition or agreement contained in any Loan Document (other than those specified in clauses (b), (c) and (d) above) and such default shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower;

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(f)           (i) any breach or default by the Borrower or any of the Subsidiaries occurs under any Material Indebtedness that (A) results in any Material Indebtedness becoming due prior to its scheduled maturity or (B) enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that, notwithstanding anything to the contrary in this clause (f)(i), an “Event of Default” under and as defined in the ABL Credit Agreement shall only result in an Event of Default under this Agreement if the Indebtedness under the ABL Credit Agreement is declared to be or becomes due and payable prior to its stated maturity as a result thereof or if such “Event of Default” is continuing for a period of 45 days after the ABL Agent has delivered a written notice to the Borrower of the occurrence of such “Event of Default”, or (ii) the Borrower or any of the Subsidiaries shall fail to pay the principal of any Material Indebtedness at the stated final maturity thereof;

(g)          there shall have occurred a Change in Control;

(h)          an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of any Group Member (other than an Immaterial Subsidiary), or of a substantial part of the property or assets of any Group Member (other than an Immaterial Subsidiary), under the U.S. Bankruptcy Code, as now constituted or hereafter amended, or any other Debtor Relief Law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Group Member (other than an Immaterial Subsidiary) or for a substantial part of the property or assets of any Group Member (other than an Immaterial Subsidiary) or (iii) the winding-up or liquidation of any Group Member (other than an Immaterial Subsidiary) (except in a transaction permitted hereunder); and such proceeding or petition shall continue undismissed for 30 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)           any Group Member (other than an Immaterial Subsidiary) shall (i) voluntarily commence any proceeding or file any petition seeking relief under the U.S. Bankruptcy Code, as now constituted or hereafter amended, or any other Debtor Relief Law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (h) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Group Member (other than an Immaterial Subsidiary) or for a substantial part of the property or assets of any Group Member (other than an Immaterial Subsidiary), (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) become unable or admit in writing its inability or fail generally to pay its debts as they become due;

(j)           the failure by any Group Member to pay one or more final judgments for payment of money aggregating in excess of $25,000,000 (to the extent not paid or covered by insurance), which judgments are not discharged or effectively waived or stayed for a period of 60 consecutive days;

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(k)          (i) an ERISA Event shall have occurred, (ii) the PBGC shall institute proceedings (including giving notice of intent thereof) to terminate any Plan or Plans, (iii) the Borrower or any Subsidiary or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is being terminated, within the meaning of Title IV of ERISA, or (iv)  the Borrower shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan; and in each case in clauses (i) through (iv) above, such event or condition, together with all other such events or conditions described in clauses (i) through (iv) above, if any, could reasonably be expected to have a Material Adverse Effect; or

(l)           (i) any Loan Document shall for any reason be asserted in writing by the Borrower or any Subsidiary Loan Party not to be a legal, valid and binding obligation of any Loan Party party thereto (other than in accordance with its terms), (ii) any security interest purported to be created by any Security Document and to extend to assets that constitute a material portion of the Collateral shall cease to be, or shall be asserted in writing by the Borrower or any other Loan Party not to be (other than, in each case, in accordance with its terms), a valid and perfected security interest (perfected as or having the priority required by this Agreement, the ABL/Term Intercreditor Agreement or the relevant Security Document and subject to such limitations and restrictions as are set forth herein and therein) in the Collateral covered thereby, (iii) a material portion of the Guarantees pursuant to the Loan Documents by the Subsidiary Loan Parties Guaranteeing the Loan Obligations shall cease to be in full force and effect (other than in accordance with the terms thereof) or (iv) any material provision of the ABL/Term Intercreditor Agreement shall cease, for any reason, to be in full force and effect, other than pursuant to the terms hereof or thereof, or as a result of acts or omissions of the Administrative Agent, the Collateral Agent or the Lenders; provided that no Event of Default shall occur under clause (i), (ii) or (iii) of this Section 7.01(l) if the Loan Parties cooperate with the Collateral Agent to replace or perfect such security interest and Lien, such security interest and Lien is replaced and the rights, powers and privileges of the Secured Parties are not materially adversely affected by such replacement;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) above), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate forthwith the Commitments and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event with respect to the Borrower described in clause (h) or (i) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.

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7.02       Treatment of Certain Payments. Subject to the terms of the ABL/Term Intercreditor Agreement and any other applicable intercreditor agreement, any amount received by the Administrative Agent or the Collateral Agent from any Loan Party (or from proceeds of any Collateral) following any acceleration of the Loan Obligations under this Agreement or any Event of Default with respect to the Borrower under Section 7.01(h) or (i), in each case that is continuing, shall be applied: (i) first, ratably, to pay any fees, indemnities or expense reimbursements then due to the Administrative Agent and/or the Collateral Agent from the Borrower, (ii) second, towards payment of interest and fees then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, (iii) third, towards payment of other Loan Obligations then due from the Borrower or any Loan Party, ratably among the parties entitled thereto in accordance with the amounts of such Loan Obligations then due to such parties and (iv) last, the balance, if any, after all of the Loan Obligations have been paid in full, to the Borrower or as otherwise required by Requirements of Law.

ARTICLE VIII

The Agents

8.01       Appointment. (a)  Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than the United States of America, each of the Lenders hereby grants to the Administrative Agent any required powers of attorney to execute any Security Document governed by the laws of such jurisdiction on such Lender’s behalf. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

(b)         In furtherance of the foregoing, each Lender hereby designates and appoints and authorizes the Collateral Agent to act as the agent of such Lender under this Agreement and the other Loan Documents, and each Lender irrevocably authorizes the Collateral Agent, in such capacity, to acquire, hold and enforce any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Loan Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent (and any Subagents appointed by the Collateral Agent pursuant to Section 8.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights or remedies thereunder at the direction of the Collateral Agent) shall be entitled to the benefits of this Article VIII (including, without limitation, Section 8.07) as though the Collateral Agent (and any such Subagents) were an “Agent” under the Loan Documents, as if set forth in full herein with respect thereto.

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8.02       Delegation of Duties. The Administrative Agent and the Collateral Agent may execute any of their respective duties under this Agreement and the other Loan Documents (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof)) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care. Each Agent may also from time to time, when it deems it to be necessary or desirable, appoint one or more trustees, co-trustees, collateral co-agents, collateral subagents or attorneys-in-fact (each, a “Subagent”) with respect to all or any part of the Collateral; provided that no such Subagent shall be authorized to take any action with respect to any Collateral unless and except to the extent expressly authorized in writing by the Administrative Agent or the Collateral Agent. Should any instrument in writing from the Borrower or any other Loan Party be required by any Subagent so appointed by an Agent to more fully or certainly vest in and confirm to such Subagent such rights, powers, privileges and duties, the Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by such Agent. If any Subagent, or successor thereto, shall become incapable of acting, resign or be removed, all rights, powers, privileges and duties of such Subagent, to the extent permitted by law, shall automatically vest in and be exercised by the Administrative Agent or the Collateral Agent until the appointment of a new Subagent. No Agent shall be responsible for the negligence or misconduct of any agent, attorney-in-fact or Subagent that it selects with reasonable care.

8.03       Exculpatory Provisions. None of the Agents, or their respective Affiliates or any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such person’s own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by any Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. No Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party. No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, and (b) no Agent shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by such Agent or any of its Affiliates in any capacity. The Agents shall be deemed not to have knowledge of any Default or Event of Default unless and until written notice describing such Default or Event of Default is given to the Administrative Agent by the Borrower or a Lender. No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

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8.04       Reliance by Agents. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) or conversation believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to any Borrowing, that by its terms must be fulfilled to the satisfaction of a Lender, each Agent may presume that such condition is satisfactory to such Lender unless such Agent shall have received notice to the contrary from such Lender prior to such Borrowing. Each Agent may consult with legal counsel (including counsel to the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. Each Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with such Agent. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all or other Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all fees, liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all or other Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

8.05       Notice of Default. Neither Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless such Agent has received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all or other Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

8.06       Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any Affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into the business, operations, property, financial and other condition and creditworthiness of, the Loan Parties and their Affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, no Agent shall not any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any Affiliate of a Loan Party that may come into the possession of such Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

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8.07       Indemnification. The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), in the amount of its pro rata share (based on its outstanding Term Loans hereunder), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct. The failure of any Lender to reimburse any Agent promptly upon demand for its ratable share of any amount required to be paid by the Lenders to such Agent as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse such Agent for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse such Agent for such other Lender’s ratable share of such amount. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

8.08       Agent in Its Individual Capacity. Each Agent and its Affiliates may make loans to, accept deposits from, and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

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8.09       Successor Administrative Agent and Collateral Agent. The Administrative Agent or the Collateral Agent may resign as Administrative Agent or Collateral Agent, as applicable, upon 10 days’ notice to the Lenders and the Borrower. If the Administrative Agent or the Collateral Agent shall resign as Administrative Agent or Collateral Agent under this Agreement and the other Loan Documents, then the Borrower shall have the right, subject to the reasonable consent of the Required Lenders (so long as no Event of Default under Section 7.01(b), (c), (h) or (i) shall have occurred and be continuing, in which case the Required Lenders shall have the right), to appoint a successor which shall be a bank with an office in the United States and who shall be a “U.S. person” and a “financial institution” within the meaning of Treasury Regulation Section 1.1441-1, or an Affiliate of any such bank with an office in the United States, whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent or Collateral Agent, as applicable, and the term “Administrative Agent” or “Collateral Agent”, as applicable, shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s or Collateral Agent’s rights, powers and duties as Administrative Agent or Collateral Agent, as applicable, shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or Collateral Agent, as applicable, or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Borrower (or the Required Lenders) appoint a successor agent as provided for above. If no successor agent has accepted appointment as Collateral Agent by the date that is 10 days following a retiring Collateral Agent’s notice of resignation, the retiring Collateral Agent’s resignation shall nevertheless thereupon become effective (except in the case of the Collateral Agent holding collateral security on behalf of such Secured Parties, the retiring Collateral Agent shall continue to hold such collateral security as nominee until such time as a successor Collateral Agent is appointed), and the Lenders shall assume and perform all of the duties of the Collateral Agent hereunder until such time, if any, as the Borrower (or the Required Lenders) appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 8.09 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents. After any retiring Collateral Agent’s resignation as Collateral Agent, the provisions of this Section 8.09 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Collateral Agent under this Agreement and the other Loan Documents.

8.10       Security Documents and Collateral Agent. The Lenders and the other Secured Parties authorize the Collateral Agent to release any Collateral or Guarantors in accordance with Section 9.18 or if approved, authorized or ratified in accordance with Section 9.08.

8.11       Right to Realize on Collateral and Enforce Guarantees. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, (i) the Administrative Agent (irrespective of whether the principal of any Loan Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise (A) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of any or all of the Loan Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent and any Subagents allowed in such judicial proceeding, and (B) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same, and (ii) any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under the Loan Documents. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Loan Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

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Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Administrative Agent, the Collateral Agent and each Secured Party hereby agree that (a) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guarantee pursuant to any Loan Document, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of the Secured Parties in accordance with the terms hereof, and all powers, rights and remedies under the Security Documents may be exercised solely by the Collateral Agent, and (b) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Loan Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other Disposition.

8.12        Withholding Tax. To the extent required by any applicable Requirement of Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the IRS or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding Tax ineffective), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by any applicable Loan Party and without limiting the obligation of any applicable Loan Party to do so) fully for, and shall make payable in respect thereof within 10 days after demand therefor, all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including penalties, fines, additions to Tax and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this Section 8.12. The agreements in this Section 8.12 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Loan Obligations.

8.13        Certain ERISA Matters.

(a)          Each Lender (x) represents and warrants, as of the date such person became a Lender party hereto, to, and (y) covenants, from the date such person became a Lender party hereto to the date such person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)            such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) of one or more Benefit Plans in connection with the Loans or the Commitments,

(ii)           the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of Section 406 of ERISA and Section 4975 of the Code such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii)             (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv)            such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)           In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such person became a Lender party hereto, and (y) covenants, from the date such person became a Lender party hereto to the date such person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent, the Arrangers or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

ARTICLE IX

Miscellaneous

9.01         Notices; Communications. (a)  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 9.01(b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by electronic means as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)              if to any Loan Party, the Administrative Agent or the Collateral Agent, to the address, electronic mail address or telephone number specified for such person on Schedule 9.01; and

(ii)            if to any other Lender, to the address, electronic mail address or telephone number specified in its Administrative Questionnaire.

(b)          Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent. The Administrative Agent, the Collateral Agent or the Borrower may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by them, provided that approval of such procedures may be limited to particular notices or communications.

(c)          Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices delivered through electronic communications to the extent provided in Section 9.01(b) above shall be effective as provided in such Section 9.01(b).

(d)          Any Loan Party may change its address for notices and other communications hereunder by notice to the Administrative Agent and the Collateral Agent. Any other party hereto may change its address for notices and other communications hereunder by notice to the other parties hereto.

(e)           Documents required to be delivered pursuant to Section 5.04 may be delivered electronically (including as set forth in Section 9.17) and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Internet at the website address listed on Schedule 9.01, or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender entitled to access thereto and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Borrower shall notify the Administrative Agent (by electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

9.02        Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties herein, in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Loans and the execution and delivery of the Loan Documents, regardless of any investigation made by such persons or on their behalf, and shall continue in full force and effect until the Termination Date. Without prejudice to the survival of any other agreements contained herein, indemnification and reimbursement obligations contained herein (including pursuant to Sections 2.15, 2.16, 2.17, 8.12 and 9.05) shall survive the Termination Date.

9.03         Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower, the Administrative Agent and the Collateral Agent and when the Administrative Agent shall have received copies hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent, the Collateral Agent and each Lender and their respective permitted successors and assigns.

9.04         Successors and Assigns. (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) except as permitted by Section 6.04, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in clause (c) of this Section 9.04), and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement or the other Loan Documents.

(b)          (i)  Subject to the conditions set forth in subclause (ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(I)           the Borrower, which consent will be deemed to have been given if the Borrower has not responded within ten (10) Business Days after the delivery of any written request for such consent; provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund, or in the case of assignments during the primary syndication of the Commitments and Loans to persons identified to and agreed by the Borrower in writing prior to the Closing Date, or, if an Event of Default under Section 7.01(b), (c), (h) or (i) has occurred and is continuing, any other person; and

(II)          the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender, an Approved Fund, the Borrower or an Affiliate of the Borrower made in accordance with Section 9.04(h).

(ii)              Assignments shall be subject to the following additional conditions:

(I)           except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 or an integral multiple of $1,000,000 in excess thereof, unless each of the Borrower and the Administrative Agent otherwise consent; provided that such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds (with simultaneous assignments to or by two or more Related Funds shall be treated as one assignment), if any;

(II)          the parties to each assignment shall (1) execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent or (2) if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Acceptance, in each case together with a processing and recordation fee of $3,500 (which fee may be waived or reduced in the reasonable discretion of the Administrative Agent (and which the Administrative Agent agrees to waive for all parties to the Fee Letter));

(III)         the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any tax forms required to be delivered pursuant to Section 2.17; and

(IV)         the Assignee shall not be the Borrower or any of the Borrower’s Subsidiaries except in accordance with Section 9.04(h).

For the purposes of this Section 9.04, “Approved Fund” shall mean any person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender. Notwithstanding the foregoing or anything to the contrary herein, no Lender shall be permitted to assign or transfer any portion of its rights and obligations under this Agreement to (A) any Ineligible Institution or (B) a natural person. Notwithstanding the foregoing, each Loan Party and the Lenders acknowledge and agree that the Administrative Agent shall not have any responsibility or obligation to determine whether any Lender or potential Lender is an Ineligible Institution and the Administrative Agent shall have no liability with respect to any assignment made to an Ineligible Institution. Any assigning Lender shall, in connection with any potential assignment, provide to the Borrower a copy of its request (including the name of the prospective assignee) concurrently with its delivery of the same request to the Administrative Agent irrespective of whether or not an Event of Default under Section 7.01(b), (c), (h) or (i) has occurred and is continuing.

(iii)            Subject to acceptance and recording thereof pursuant to subclause (v) below, from and after the effective date specified in each Assignment and Acceptance the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.05 (subject to the limitations and requirements of those Sections)); provided that an Assignee shall not be entitled to receive any greater payment pursuant to Section 2.17 than the applicable Assignor would have been entitled to receive had no such assignment occurred, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (d) of this Section 9.04 (except to the extent such participation is not permitted by such clause (d) of this Section 9.04, in which case such assignment or transfer shall be null and void).

(iv)            The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal and stated interest amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Collateral Agent and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice; provided that no Lender shall, in such capacity, have access to, or be otherwise permitted to review any information in the Register other than information with respect to such Lender. The parties intend that any interest in or with respect to the Loans under this Agreement be treated as being issued and maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2), and 881(c)(2) of the Code and any regulations thereunder (and any successor provisions), including without limitation under United States Treasury Regulations Section 5f.103-1(c) and Proposed Regulations Section 1.163-5 (and any successor provisions), and the provisions of this Agreement shall be construed in a manner that gives effect to such intent.

(v)             Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee, the Assignee’s completed Administrative Questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b) of this Section 9.04, if applicable, and any written consent to such assignment required by clause (b) of this Section 9.04 and any applicable tax forms, the Administrative Agent shall accept such Assignment and Acceptance and promptly record the information contained therein in the Register. No assignment, whether or not evidenced by a promissory note, shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this subclause (v).

(c)           (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations in Loans and Commitments to one or more banks or other entities other than any Ineligible Institution (to the extent that the list of Ineligible Institutions has been made available to all Lenders; provided that regardless of whether the list of Ineligible Institutions has been made available to all Lenders, no Lender may sell participations in Loans or Commitments to an Ineligible Institution without the consent of the Borrower if the list of Ineligible Institutions has been made available to such Lender) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Collateral Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided that (x) such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that both (1) requires the consent of each Lender directly affected thereby pursuant to clauses (i), (ii), (iii) or (vi) of the first proviso to Section 9.08(b) and (2) directly adversely affects such Participant (but, for the avoidance of doubt, not any waiver of any Default or Event of Default) and (y) no other agreement with respect to amendment, modification or waiver may exist between such Lender and such Participant. Subject to clause (c)(iii) of this Section 9.04, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the limitations and requirements of those Sections and Section 2.19) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 9.04. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender; provided that such Participant shall be subject to Section 2.18(c) as though it were a Lender. Notwithstanding the foregoing, each Loan Party and the Lenders acknowledge and agree that the Administrative Agent shall not have any responsibility or obligation to determine whether any Participant or potential Participant is an Ineligible Institution and the Administrative Agent shall have no liability with respect to any participation made to an Ineligible Institution.

(ii)             Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts and stated interest amounts of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and each party hereto shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. Without limitation of the requirements of this Section 9.04(c), no Lender shall have any obligation to disclose all or any portion of a Participant Register to any person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or other Loan Obligations under any Loan Document), except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other Loan Obligation is in registered form under Section 5f.103-1(c) and Proposed Section 1.163-5(b) of the United States Treasury Regulations (or, in each case, any amended or successor version) or is otherwise required by applicable law. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(iii)            A Participant shall not be entitled to receive any greater payment under Section 2.15, 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent, which consent shall state that it is being given pursuant to this Section 9.04(c)(iii); provided that each potential Participant shall provide such information as is reasonably requested by the Borrower in order for the Borrower to determine whether to provide its consent.

(d)          Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank and in the case of any Lender that is an Approved Fund, any pledge or assignment to any holders of obligations owed, or securities issued, by such Lender, including to any trustee for, or any other representative of, such holders, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e)           The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in clause (d) above.

(f)            [Reserved].

(g)          If the Borrower wishes to replace the Loans with ones having different terms, it shall have the option, with the consent of the Administrative Agent and subject to at least three Business Days’ advance notice to the Lenders, instead of prepaying the Loans to be replaced, to (i) require the Lenders to assign such Loans to the Administrative Agent or its designees and (ii) amend the terms thereof in accordance with Section 9.08 (with such replacement, if applicable, being deemed to have been made pursuant to Section 9.08(d)). Pursuant to any such assignment, all Loans to be replaced shall be purchased at par (allocated among the Lenders in the same manner as would be required if such Loans were being optionally prepaid by the Borrower), accompanied by payment of any accrued interest and fees thereon and any amounts owing pursuant to Section 9.05(b). By receiving such purchase price, the Lenders shall automatically be deemed to have assigned the Loans pursuant to the terms of the form of Assignment and Acceptance attached hereto as Exhibit A, and accordingly no other action by such Lenders shall be required in connection therewith. The provisions of this clause (g) are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral during any such replacement.

(h)          Notwithstanding anything to the contrary in this Agreement, including Section 2.18(c) (which provisions shall not be applicable to clauses (h) or (i) of this Section 9.04), any of the Borrower or its Subsidiaries may purchase by way of assignment and become an Assignee with respect to Term Loans at any time and from time to time from Lenders in accordance with Section 9.04(b) hereof (each, a “Permitted Loan Purchase”); provided that, in respect of any Permitted Loan Purchase, (A)  upon consummation of any such Permitted Loan Purchase, the Loans purchased pursuant thereto shall be deemed to be automatically and immediately cancelled and extinguished in accordance with Section 9.04(i), (B) in connection with any such Permitted Loan Purchase, any of the Borrower or its Subsidiaries and such Lender that is the assignor (an “Assignor”) shall execute and deliver to the Administrative Agent a Permitted Loan Purchase Assignment and Acceptance (and for the avoidance of doubt, shall not be required to execute and deliver an Assignment and Acceptance pursuant to Section 9.04(b)(ii)(II)) and shall otherwise comply with the conditions to assignments under this Section 9.04, (C) no Default or Event of Default would exist immediately after giving effect on a pro forma basis to such Permitted Loan Purchase and (D) no proceeds of loans incurred under the ABL Credit Agreement may be used to fund any such Permitted Loan Purchase.

(i)            Each Permitted Loan Purchase shall, for purposes of this Agreement be deemed to be an automatic and immediate cancellation and extinguishment of such Term Loans and the Borrower shall, upon consummation of any Permitted Loan Purchase, notify the Administrative Agent that the Register be updated to record such event as if it were a prepayment of such Loans.

9.05         Expenses; Indemnity. (a) The Borrower agrees to pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or the Collateral Agent in connection with the preparation of this Agreement and the other Loan Documents, or by the Administrative Agent or the Collateral Agent in connection with the administration of this Agreement and any amendments, modifications or waivers of the provisions hereof or thereof, including the reasonable and documented fees, charges and disbursements of White & Case LLP, counsel for the Administrative Agent, the Collateral Agent and the Arrangers, and, if necessary, the reasonable and documented fees, charges and disbursements of one local counsel per appropriate jurisdiction, and (ii) all reasonable and documented out-of-pocket expenses incurred by the Agents or any Lender in connection with the enforcement of their rights in connection with this Agreement and the other Loan Documents, in connection with the Loans made hereunder, including the reasonable and documented fees, charges and disbursements of a single counsel for all such persons, taken as a whole, and, if necessary, a single local counsel in each appropriate jurisdiction for all such persons, taken as a whole (and, in the case of an actual or perceived conflict of interest where such person affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel with the Borrower’s prior written consent (not to be unreasonably withheld), of another firm of counsel for such affected person).

(b)         The Borrower agrees to indemnify the Administrative Agent, the Collateral Agent, each Arranger, each Lender, each of their respective Affiliates, successors and assignors, and each of their respective directors, officers, employees, agents, trustees, advisors and members (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related reasonable and documented expenses, including reasonable and documented counsel fees, charges and disbursements (excluding the allocated costs of in house counsel and limited to not more than one counsel for all such Indemnitees, taken as a whole, and, if necessary, a single local counsel in each appropriate jurisdiction for all such Indemnitees, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel with the Borrower’s prior written consent (not to be unreasonably withheld), of another firm of counsel for such affected Indemnitee)), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated hereby, (ii) the use of the proceeds of the Loans, (iii) any Environmental Liability in any way related to the Borrower or any Subsidiary, (iv) any actual or alleged presence, Release or threatened Release of or exposure to Hazardous Materials at, in, under, on, from or to any property currently or formerly owned, leased or operated by the Borrower or any Subsidiary or (v) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto and regardless of whether such matter is initiated by a third party or by the Borrower or any of its subsidiaries or Affiliates; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its Related Parties or (y)  arose from any claim, actions, suits, inquiries, litigation, investigation or proceeding that does not involve an act or omission of the Borrower or any of its Affiliates and is brought by an Indemnitee against another Indemnitee (other than any claim, actions, suits, inquiries, litigation, investigation or proceeding against any Agent or any Arranger in its capacity as such). None of the Indemnitees (or any of their respective Affiliates), the Borrower or any of its Subsidiaries shall be responsible or liable to any Indemnitee (or any of its Affiliates), the Borrower or any of its subsidiaries, Affiliates or stockholders or any other person or entity for any special, indirect, consequential or punitive damages, which may be alleged as a result of the Loans or the Transactions; provided that nothing contained in this sentence shall limit the Loan Parties’ indemnification and reimbursement obligations to the extent such special, indirect, consequential or punitive damages are included in any third party claim with respect to which such Indemnitee is entitled to indemnification hereunder. The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loan Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent or any Lender. All amounts due under this Section 9.05 shall be payable within 15 days after written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

(c)          This Section 9.05 shall not apply to any Taxes (other than Taxes that represent losses, claims, damages, liabilities and related expenses resulting from a non-Tax claim), which shall be governed exclusively by Section 2.17 and, to the extent set forth therein, Section 2.15.

(d)          To the fullest extent permitted by applicable law, each party hereto shall not assert, and hereby waive, any claim against any Indemnitee and any Loan Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof; provided that nothing contained in this sentence shall limit the Loan Parties’ indemnification and reimbursement obligations to the extent such special, indirect, consequential or punitive damages are included in any third party claim with respect to which such Indemnitee is entitled to indemnification hereunder. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby except to the extent such damages are determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its Related Parties.

(e)          The agreements in this Section 9.05 shall survive the resignation of the Administrative Agent and the Collateral Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Loan Obligations and the termination of this Agreement.

9.06         Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower or any Subsidiary Loan Party against any of and all the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although the obligations may be unmatured. The rights of each Lender under this Section 9.06 are in addition to other rights and remedies (including other rights of set-off) that such Lender may have.

9.07         Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (OTHER THAN AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

9.08         Waivers; Amendment. (a)  No failure or delay of the Administrative Agent, the Collateral Agent or any Lender in exercising any right or power hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by clause (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower or any other Loan Party in any case shall entitle such person to any other or further notice or demand in similar or other circumstances.

(b)          Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (w) with respect to any amendment or waiver contemplated in clause (ix) below, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Facility Lenders under the applicable Tranche or Tranches, as applicable (and not the Required Lenders), (x) as provided in Section 2.14, (y) in the case of this Agreement (other than as set forth in clauses (w) and (y) above), pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders, and (z) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by each Loan Party party thereto and the Administrative Agent or the Collateral Agent, as applicable, and consented to by the Required Lenders; provided, however, that no such agreement shall:

(i)              decrease or forgive the principal amount of, or extend the final maturity of, or decrease the rate of interest on, any Loan, without the prior written consent of each Lender directly adversely affected thereby (which, notwithstanding the foregoing, such consent of such Lender directly adversely affected thereby shall be the only consent required hereunder to make such modification); provided that any amendment to the financial definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (i),

(ii)             increase or extend the Commitment of any Lender without the prior written consent of such Lender (which, notwithstanding the foregoing, such consent of such Lender shall be the only consent required hereunder to make such modification); provided that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default, mandatory prepayments or of a mandatory reduction in the aggregate Commitments shall not constitute an increase or extension of the Commitments of any Lender for purposes of this clause (ii),

(iii)            extend or waive any Term Loan Installment Date or reduce the amount due on any Term Loan Installment Date or extend any date on which payment of interest on any Loan is due, without the prior written consent of each Lender directly adversely affected thereby (which, notwithstanding the foregoing, such consent of such Lender directly adversely affected thereby shall be the only consent required hereunder to make such modification),

(iv)            amend the provisions of Sections 2.18 and/or 7.02 with respect to the pro rata application of payments required thereby in a manner that by its terms modifies the application of such payments required thereby to be on a less than pro rata basis, without the prior written consent of each Lender adversely affected thereby (which, notwithstanding the foregoing, such consent of such Lender directly adversely affected thereby shall be the only consent required hereunder to make such modification),

(v)             amend or modify the provisions of this Section 9.08 or the definition of the terms “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the prior written consent of each Lender adversely affected thereby, in each case except, for the avoidance of doubt, as otherwise provided in Section 9.08(d) and (e) (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Loans and Commitments are included on the Closing Date),

(vi)            amend or modify the “waterfall” that applies following enforcement of the Loan Documents pursuant to Section 7.02 or the ABL/Term Intercreditor Agreement without the written consent of each Lender directly and adversely affected thereby (which, notwithstanding the foregoing, such consent of such Lender directly adversely affected thereby shall be the only consent required hereunder to make such modification),

(vii)           amend or modify any provisions of any Loan Documents in a way that would result in the subordination payments in respect of, or of all or substantially all of the Liens on the Collateral securing, the Term Loans without the written consent of each Lender directly and adversely affected thereby (which, notwithstanding the foregoing, such consent of such Lender directly adversely affected thereby shall be the only consent required hereunder to make such modification),

(viii)          release all or substantially all of the Collateral or all or substantially all of the Subsidiary Loan Parties from their respective Guarantees under the Subsidiary Guarantee Agreement (or all or substantially all of the value of such Guarantees), unless, in the case of a Subsidiary Loan Party, all or substantially all the Equity Interests of such Subsidiary Loan Party is sold or otherwise Disposed of in a transaction permitted by this Agreement, without the prior written consent of each Lender, or

(ix)             amend, waive or otherwise modify any term or provision with respect to any Tranche of Term Loans which directly affects Lenders of one or more Tranches of Term Loans and does not directly affect Lenders under any other Tranche of Term Loans, in each case, without the written consent of the Required Facility Lenders under such applicable Tranche of Term Loans (and in the case of multiple Tranches which are affected, such Required Facility Lenders shall consent together as one Tranche);

provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of (A) the Administrative Agent hereunder without the prior written consent of the Administrative Agent acting as such at the effective date of such agreement, as applicable, or (B) the Collateral Agent hereunder without the prior written consent of the Collateral Agent acting as such at the effective date of such agreement, as applicable. Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 9.08 and any consent by any Lender pursuant to this Section 9.08 shall bind any Assignee of such Lender.

(c)           Without the consent of any Lender, the Loan Parties and the Administrative Agent and/or Collateral Agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law or this Agreement or in each case to otherwise enhance the rights or benefits of any Lender under any Loan Document.

(d)          Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a)  to permit additional extensions of credit to be outstanding hereunder from time to time and the accrued interest and fees and other obligations in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the accrued interest and other obligations in respect thereof and (b) to include appropriately the holders of such extensions of credit in any determination of the requisite lenders required hereunder, including Required Lenders.

(e)           Notwithstanding the foregoing, technical and conforming modifications to the Loan Documents may be made with the consent of the Borrower and the Administrative Agent (but without the consent of any Lender) to the extent necessary (A) to effect an alternate interest rate in a manner consistent with Section 2.14, or (B) to cure any ambiguity, omission, defect or inconsistency.

(f)           With respect to the incurrence of any secured or unsecured Indebtedness (including any intercreditor agreement relating thereto), the Borrower may elect (in its discretion, but shall not be obligated) to deliver to the Administrative Agent a certificate of a Responsible Officer at least three Business Days prior to the incurrence thereof (or such shorter time as the Administrative Agent may agree in its reasonable discretion), together with either drafts of the material documentation relating to such Indebtedness or a description of such Indebtedness (including a description of the Liens intended to secure the same or the subordination provisions thereof, as applicable) in reasonably sufficient detail to be able to make the determinations referred to in this paragraph, which certificate shall either, at the Borrower’s election, (x) state that the Borrower has determined in good faith that such Indebtedness satisfies the requirements of the applicable provisions of Sections 6.01 and 6.02 (taking into account any other applicable provisions of this Section 9.08), in which case such certificate shall be conclusive evidence thereof, or (y) request the Administrative Agent to confirm, based on the information set forth in such certificate and any other information reasonably requested by the Administrative Agent, that such Indebtedness satisfies such requirements, in which case the Administrative Agent may determine whether, in its reasonable judgment, such requirements have been satisfied (in which case it shall deliver to the Borrower a written confirmation of the same), with any such determination of the Administrative Agent to be conclusive evidence thereof, and the Lenders hereby authorize the Administrative Agent to make such determinations.

(g)          Notwithstanding the foregoing, no Lender consent is required to effect any amendment or supplement to the ABL/Term Intercreditor Agreement or other intercreditor agreement or arrangement permitted under this Agreement that is for the purpose of adding the holders of any Indebtedness as expressly contemplated by the terms of the ABL/Term Intercreditor Agreement or such other intercreditor agreement or arrangement permitted under this Agreement, as applicable (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Administrative Agent in consultation with the Borrower, are required to effectuate the foregoing; provided that such other changes are not adverse, in any material respect, to the interests of the Lenders taken as a whole); provided, further, that no such agreement shall amend, modify or otherwise directly and adversely affect the rights or duties of the Administrative Agent or the Collateral Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent or the Collateral Agent, as applicable.

(h)          This Section 9.08 shall be subject to any contrary provision of Sections 1.03, 2.22, 2.23, 2.24 and 2.25 and the Lenders hereby authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrower as may be necessary in the reasonable opinion of the Administrative Agent and the Borrower solely in order to give effect to, and the reflect the existence of, any Term Facility Increase pursuant to Section 2.22, any Incremental Term Facility pursuant to Section 2.22, any Incremental Equivalent Debt pursuant to Section 2.23, any Extension pursuant to Section 2.24, any Specified Refinancing Debt pursuant to Section 2.25, in each case in accordance with the terms set forth therein (including the addition thereof as a “Tranche” hereunder, if applicable).

9.09          Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law, as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable hereunder, together with all fees and charges that are treated as interest under applicable law payable to such Lender, shall be limited to the Maximum Rate; provided that such excess amount shall be paid to such Lender on subsequent payment dates to the extent not exceeding the legal limitation.

9.10         Entire Agreement. This Agreement, the other Loan Documents and the agreements regarding certain fees referred to herein constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

9.11         WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

9.12         Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

9.13         Counterparts; Electronic Execution of Assignments and Certain Other Documents.

(a)           This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 9.03. Delivery of an executed counterpart to this Agreement by electronic transmission pursuant to procedures approved by the Administrative Agent shall be as effective as delivery of a manually signed original.

(b)           The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Acceptances, amendments, Borrowing Requests, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

9.14         Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

9.15         Jurisdiction; Consent to Service of Process. (a)  Each of the parties hereto irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York City in the Borough of Manhattan, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, the Collateral Agent or any Lender may otherwise have to bring any action or proceeding relating to the Collateral in the courts of any jurisdiction.

(b)          Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any such New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)           Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement or any other Loan Document to serve process in any other manner permitted by law.

9.16         Confidentiality. Each of the Lenders and each of the Agents agrees that it shall maintain in confidence any information relating to the Borrower and any Subsidiary furnished to it by or on behalf of the Borrower or any Subsidiary (other than information that (a) has become generally available to the public other than as a result of a disclosure by such party, (b) has been independently developed by such Lender or such Agent without violating this Section 9.16 or (c) was available to such Lender or such Agent from a third party having, to such person’s knowledge, no obligations of confidentiality to the Borrower or any other Loan Party) and shall not reveal the same other than to its directors, trustees, officers, employees and advisors with a need to know and any numbering, administration or settlement service providers or to any person that approves or administers the Loans on behalf of such Lender (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 9.16), except: (A) to the extent necessary to comply with law or any legal process or the requirements of any Governmental Authority, the National Association of Insurance Commissioners or of any securities exchange on which securities of the disclosing party or any Affiliate of the disclosing party are listed or traded, (B) as part of normal reporting or review procedures to, or examinations by, Governmental Authorities or self-regulatory authorities, including the National Association of Insurance Commissioners or the Financial Industry Regulatory Authority, Inc., (C) to its parent companies, Affiliates or auditors (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 9.16), (D) in order to enforce its rights under any Loan Document in a legal proceeding, (E) to any pledgee under Section 9.04(d) or any other prospective assignee of, or prospective Participant in, any of its rights under this Agreement (so long as such person shall have been instructed to keep the same confidential in accordance with this Section 9.16) and (F) to any direct or indirect contractual counterparty in Hedging Agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 9.16); provided that, in the case of clauses (E) and (F), no information may be provided to any Ineligible Institution or person who is known to be acting for an Ineligible Institution.

9.17          Platform; Borrower Materials. The Borrower hereby acknowledges that (a)  the Administrative Agent and/or the Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”), and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its Subsidiaries or any of their respective securities) (each, a “Public Lender”). The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials to be distributed to Lenders on the Platform that may be distributed to the Public Lenders and that (i) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers and the Lenders to treat such Borrower Materials as solely containing information that is either (A) of a type that would be reasonably be expected to be publicly available for the Borrower as a public reporting company or (B) not material (although it may be sensitive and proprietary) with respect to the Borrower or its Subsidiaries or any of their respective securities for purposes of United States Federal and state securities laws (provided, however, that such Borrower Materials shall be treated as set forth in Section 9.16, to the extent such Borrower Materials constitute information subject to the terms thereof), (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (iv) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

9.18          Release of Liens and Guarantees.

(a)          The Lenders and the other Secured Parties hereby irrevocably agree that the Liens granted to the Collateral Agent by the Loan Parties on any Collateral shall be automatically released: (i) in full upon the occurrence of the Termination Date as set forth in Section 9.18(c) below; (ii) upon the Disposition of such Collateral by any Loan Party to a person that is not (and is not required to become) a Loan Party in a transaction not prohibited by this Agreement (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), (iii) if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with Section 9.08), (iv) to the extent that the property constituting such Collateral is owned by any Subsidiary Loan Party, upon the release of such Guarantor from its obligations under its Guarantee under the Subsidiary Guarantee Agreement in accordance with the Subsidiary Guarantee Agreement or this Agreement or clause (b) below (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), (v) as provided in Section 8.10 (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), (vi) as required by the Collateral Agent to effect any Disposition of Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to the Security Documents and (vii) if required or permitted under the terms of the ABL/Term Intercreditor Agreement. Any such release (other than pursuant to clause (i) above) shall not in any manner discharge, affect, or impair the Loan Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any Disposition, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Loan Documents. Additionally, the Lenders and the other Secured Parties hereby irrevocably agree that any Subsidiary that is a Guarantor shall be automatically released from its Guarantee under the Subsidiary Guarantee Agreement upon consummation of any transaction not prohibited by this Agreement resulting in such Subsidiary ceasing to constitute a Subsidiary or becoming an Excluded Subsidiary; provided that the release of any Subsidiary that is a Guarantor from its obligations under the Loan Documents if such Subsidiary Loan Party (x) becomes an Excluded Subsidiary of the type described in clause (b) of the definition thereof and (y) remains a Subsidiary, shall only be permitted if such Subsidiary is or becomes an Excluded Subsidiary for a bona fide legitimate business purpose of the Borrower and its Subsidiaries and not for the primary purpose of evading the Collateral and Guarantee Requirement.

(b)          The Lenders and the other Secured Parties hereby authorize the Administrative Agent and the Collateral Agent, as applicable, to execute and deliver any instruments, documents, and agreements necessary or desirable to evidence and confirm the release of any Guarantor or Collateral pursuant to the foregoing provisions of this Section 9.18 and to return to the Borrower all possessory collateral (including share certificates (if any)) held by it in respect of any Collateral so released, all without the further consent or joinder of any Lender or any other Secured Party. Any representation, warranty or covenant contained in any Loan Document relating to any such Collateral or Guarantor shall no longer be deemed to be made. In connection with any release hereunder, the Administrative Agent and the Collateral Agent shall promptly (and the Secured Parties hereby authorize the Administrative Agent and the Collateral Agent to) take such action and execute any such documents as may be reasonably requested by the Borrower and at the Borrower’s expense in connection with the release of any Liens created by any Loan Document in respect of such Subsidiary, property or asset; provided that any such release shall be without recourse to or warranty by the Administrative Agent or Collateral Agent.

(c)           Notwithstanding anything to the contrary contained herein or any other Loan Document, on the Termination Date, all Liens granted to the Collateral Agent by the Loan Parties on any Collateral and all obligations of the Borrower and the other Loan Parties under any Loan Documents (other than such obligations that expressly survive the Termination Date pursuant to the terms hereof) shall, in each case, be automatically released and, upon request of the Borrower, the Administrative Agent and/or the Collateral Agent, as applicable, shall (without notice to, or vote or consent of, any Secured Party) take such actions as shall be required to evidence the release its security interest in all Collateral (including returning to the Borrower all possessory collateral (including all share certificates (if any)) held by it in respect of any Collateral), and to evidence the release of all obligations under any Loan Document (other than such obligations that expressly survive the Termination Date pursuant to the terms hereof), whether or not on the date of such release there may be any contingent indemnification obligations or expense reimburse claims not then due. Any such release of obligations shall be deemed subject to the provision that such obligations shall be reinstated if after such release any portion of any payment in respect of the obligations Guaranteed thereby shall be rescinded, avoided, or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made. The Borrower agrees to pay all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or the Collateral Agent (and their respective representatives) in connection with taking such actions to release security interest in all Collateral and all obligations under the Loan Documents as contemplated by this Section 9.18(c).

9.19         USA PATRIOT Act Notice. Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act.

9.20         Secured Cash Management Agreements and Secured Hedging Agreements. Except as otherwise expressly set forth herein or in the Subsidiary Guarantee Agreement or any Security Document, no Cash Management Bank or Hedge Bank that obtains the benefits of Section 7.02, any Guarantee or any Collateral by virtue of the provisions hereof or of the Subsidiary Guarantee Agreement or any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Loan Obligations arising under Secured Cash Management Agreements and Secured Hedging Agreements unless the Administrative Agent has received written notice of such Loan Obligations, together with such supporting documentation as the Administrative Agent may reasonably request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

9.21         Intercreditor Agreements. Each Lender (and, by its acceptance of the benefits of any Security Document, each other Secured Party) hereunder (a) agrees that it will be bound by and will take no actions contrary to the provisions of the ABL/Term Intercreditor Agreement and any intercreditor agreement contemplated by this Agreement and (b) authorizes and instructs the Administrative Agent and the Collateral Agent to enter into the ABL/Term Intercreditor Agreement and any other intercreditor agreement contemplated by this Agreement, in each case, as Collateral Agent and on behalf of such Lender or other Secured Party. In the event of any conflict between the terms of any Loan Document and the terms of the ABL/Term Intercreditor Agreement, the terms of the ABL/Term Intercreditor Agreement shall control.

9.22         Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)           the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and

(b)           the effects of any Bail-In Action on any such liability, including, if applicable:

(i)              a reduction in full or in part or cancellation of any such liability;

(ii)             a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)            the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

9.23         Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a Guarantee or otherwise, for Hedging Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)                   In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.

(b)                  As used in this Section 9.23, the following terms have the following meanings:

(i)      “BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

(ii)     “Covered Entity” means any of the following:

(A)            a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(B)             a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(C)             a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

(D)            “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

(E)             “QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

TRAVELCENTERS OF AMERICA INC., as Borrower

By:	/s/ Peter J. Crage
	Name:	Peter J. Crage
	Title:	Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary

[Signature Page to TA Credit Agreement]

CITIBANK, N.A., as Administrative Agent and as a Lender

By:	/s/ Mike Tortora
	Name:	Mike Tortora
	Title:	Managing Director & Vice President

[Signature Page to TA Credit Agreement]

DELAWARE TRUST COMPANY,
as Collateral Agent

By:	/s/ Alan R. Halpern
Name:	Alan R. Halpern
Title:	Vice President

[Signature Page to TA Credit Agreement]